Exhibit 10.10

DESIGN-BUILD AGREEMENT

FOR

GUARANTEED MAXIMUM PRICE

ARCHITECTURAL, ENGINEERING AND

CONSTRUCTION SERVICES

BETWEEN

WYNN RESORTS (MACAU) S.A.

(“Owner”)

AND

LEIGHTON CONTRACTORS (ASIA) LIMITED,

CHINA STATE CONSTRUCTION ENGINEERING

(HONG KONG) LIMITED,

AND

CHINA CONSTRUCTION ENGINEERING

(MACAU) COMPANY LIMITED

(jointly and severally, “Contractor”)

FOR

LUXURY RESORT CASINO COMPLEX IN MACAU

As of May 10, 2004

i

v

DESIGN-BUILD AGREEMENT

FOR

GUARANTEED MAXIMUM PRICE

ARCHITECTURAL, ENGINEERING AND

CONSTRUCTION SERVICES

LUXURY RESORT CASINO COMPLEX IN MACAU

This Design-Build Agreement for Guaranteed Maximum Price Architectural, Engineering and Construction Services (this “Agreement”), made as a Deed effective as of May 10, 2004 (the “Effective Date”) is entered into between WYNN RESORTS (MACAU) S.A., a company incorporated in the Macau Special Administrative Region having its registered office at Avenida da Praia Grande, 429, 18 andar, Edif. Centro Commercial Praia Grande, Macau (“Owner”), and LEIGHTON CONTRACTORS (ASIA) LIMITED, a private limited company incorporated in the Hong Kong Special Administrative Region, having its registered office at 39th Floor, Sun Hung Kai Centre, 30 Harbour Road, North Wanchai, Hong Kong (“Leighton”), CHINA STATE CONSTRUCTION ENGINEERING (HONG KONG) LIMITED, a private limited company incorporated in the Hong Kong Special Administrative Region, having a registered office at 29th Floor, China Overseas Building, 139 Hennessy Road, Hong Kong (“China/HK”), and CHINA CONSTRUCTION ENGINEERING (MACAU) COMPANY LIMITED, a private limited company incorporated in the Macau Special Administrative Region, having a registered office at Rua do Campo, No 78, Edificio Commercial Zhang Kian, 18 andar Macau (“China/Macau”; Leighton, China/HK, and China/Macau being jointly and severally referred to as the “Contractor”).

RECITALS

A. Owner has been granted a concession to operate a casino and resort complex in Macau pursuant to a certain Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region dated June 24, 2002 between the Macau Special Administrative Region (the “Macau SAR”) and Owner (the “Gaming Concession Agreement”).

B. Pursuant to a certain land concession agreement to be entered into between the Macau SAR and Owner (the “Land Concession Agreement”), Owner shall be granted a leasehold interest in the real property described in Exhibit A hereto (the “Site”).

C. Owner desires to construct on the Site a “five-star” first class Las Vegas-style luxury resort and casino, including high-rise hotel space and low rise space comprised of casino and gaming areas, restaurants, retail, spa, convention and meeting areas, together with all exterior features, and all on-Site and off-Site improvements and infrastructure related thereto, all in accordance with the Contract Documents (as defined below) (the “Project”).

D. Owner desires to engage Contractor to design and construct the Project, as more fully described in this Agreement, and Contractor desires to accept such engagement, upon the terms and conditions contained in this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor and Owner hereby adopt and incorporate the foregoing Recitals and agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings respectively set forth in this Article 1:

“Actions” has the meaning given to it in Section 14.1.

“Agreement” has the meaning given to it in the introductory paragraph on page 1.

“Anticipated Cost Report” has the meaning given to it in Section 7.5.4.

“Application For Final Payment” has the meaning given to it in Section 5.8.

“Architect/Engineer” for the Project means Wong & Ouyang (HK) Limited pursuant to the Architect/Engineer Agreement.

“Architect/Engineer Agreement” means that certain Designer Professional Services Agreement among Wynn Design and Development, LLC and Wong & Ouyang (HK) Limited, dated as of February 28, 2003, which agreement shall be transferred to the Contractor prior to the Date of Commencement.

“As Built” has the meaning given to it in Section 12.2.1.7.

“Auditable Subcontractors” has the meaning given to it in Section 19.1.

“Bases for Withholding” has the meaning given to it in Section 5.4.

“Casino” means, collectively, those portions of the Project comprising the casino and support facilities located in the lowrise podium, and associated support and external features. The footprint of the Casino on the Site is generally depicted on Attachment 2 of Exhibit B.

“Certificate of Final Completion” has the meaning given to it in Section 12.2.2.4.

“Certificate of Substantial Completion” has the meaning given to it in Section 12.1.2.7.

“Change” has the meaning given to it in Section 18.1.

“Change Order” has the meaning given to it in Section 18.2.

“Change Proposal” has the meaning given to it in Section 18.3.1.

“Change Proposal Request” has the meaning given to it in Section 18.3.

“Claim” has the meaning given to it in Section 20.1.

“Consequential Damages” has the meaning given to it in Section 14.7.

“Construction Change Directive” has the meaning given to it in Section 18.4.1.

“Construction Contingency” has the meaning given to it in Section 3.1.6.

“Contract” means the Contract Documents, collectively.

“Contractor” has the meaning given to it in the introductory paragraph on page 1.

“Contract Documents” means, collectively, the following documents which are hereby incorporated herein by this reference:

a)	this Agreement;

b)	the description of the Site attached hereto as Exhibit A;

c)	the Drawings;

d)	the Specifications;

e)	the Project Schedule attached hereto as Exhibit B;

f)	the preliminary list of construction machinery and equipment to be rented or purchased by Contractor for use in the Work pursuant to Section 3.2.6 of this Agreement, attached hereto as Exhibit D;

g)	the Schedule of Values;

h)	Guaranteed Maximum Price Premises and Assumptions attached hereto as Exhibit G;

i)	all other exhibits to this Agreement, as set forth on the list of exhibits appearing at the end of this Agreement; and

j)

all supplements, addenda, modifications and amendments to any of the foregoing documents described in (a) through and including (i), from time to time approved by Owner (and Contractor, to the extent required by the terms of this Agreement) in writing, including, but not limited to, any Change Orders and Construction Change Directives, and such other documents expressly referred to in the foregoing documents as being a part of the Contract Documents. The Contract Documents do not include other documents such as bidding requirements (advertisement or invitation to bid, instructions to bidders, sample forms, and Contractor’s bid or portion of addenda relating to bidding requirements).

“Contract Time” has the meaning given to it in Section 4.1.4.

“Contractor’s Certificate” has the meaning given to it in Section 5.2.5.

“Contractor’s Fee” has the meaning given to it in Section 3.1.1.2.

“Cost Control Incentive” has the meaning given to it in Section 3.2.

“Cost of the Work” has the meaning given to it in Section 3.2.

“Date of Commencement” has the meaning given to it in Section 4.1.2.

“day” has the meaning given to it in Section 4.1.1.

“Defects Liability Period” has the meaning given to it in Section 10.2.

“Defects Liability Retainage” has the meaning given to it in Section 5.6.1.

“Design Documents” has the meaning given to it in Section 8.2.8.

“Design Information” has the meaning given to it in Section 8.2.1.

“Dispute” has the meaning given to it in Section 22.1.

“Dispute Date” has the meaning given to it in Section 22.1.

“Drawings” means the graphic and pictorial portions of the Contract Documents, in both digital and paper form, wherever located and whenever issued, which are approved for use during construction and show the design, location and dimensions of the Work and Project including plans, elevations, sections, diagrams and other details. Owner and Contractor acknowledge that as of the Effective Date the Drawings are not complete. The Drawings include, but are not limited to, those listed on Attachment 1 to Exhibit E attached hereto and incorporated herein by this reference.

“Excepted Risks” has the meaning given to it in Section 5.10.

“FCPA” has the meaning given to it in Section 27.1.1.

“Final Completion” has the meaning given to it in Section 12.2.1.

“Fill Materials” has the meaning given to it in Section 7.1.11.1.

“Final Payment” has the meaning given to it in Section 5.8.1.

“Force Majeure” has the meaning given to it in Section 11.4.

“Force Majeure Delay” has the meaning given to it in Section 11.4.

“Gaming Concession Agreement” has the meaning given to it in the preamble.

“Guaranteed Date of Final Completion” has the meaning given to it in Section 4.1.5.

“Guaranteed Date of Substantial Completion” has the meaning given to it in Section 4.1.6.

“Guaranteed Maximum Price” has the meaning given to it in Section 3.1.

“Guaranteed Maximum Price Premises and Assumptions” means the contents of Exhibit G attached hereto, which describe Owner’s requirements for a “five-star” first class Las Vegas-style luxury resort and casino.

“Guarantor” has the meaning given to it in Section 4.6.1.

“Hotel” means collectively those portions of the Project comprising the hotel guestrooms and suites as well as the sky casino, and ancillary facilities. The footprint of the Hotel on the Site is generally depicted on Attachment 2 of Exhibit B.

“ICC” has the meaning given to it in Section 22.1.

“ICC Rules” has the meaning given to it in Section 22.1.

“Independent Expert” has the meaning given to it in Section 7.18.1.2.

“Interim Milestone Dates” has the meaning given to it in Section 4.1.3.

“Interim Milestones” has the meaning given to it in Section 4.1.3.

“Joint Venture Partner” has the meaning given to it in the introductory paragraph on page 1.

“Land Concession Agreement” has the meaning given to it in the preamble.

“Laws” has the meaning given to it in Section 7.2.

“Lender Liens” has the meaning given to it in Section 24.2.

“Lender’s Notification” has the meaning given to it in Section 21.2.

“Liquidated Damages” has the meaning given to it in Section 4.4.1.

“Minor Changes” has the meaning given to it in Section 18.9.

“Modification” means any of the following:

(a)	a written amendment to the Contract identified as such and signed by both parties;

(b)	a Change Order;

(c)	a Construction Change Directive; or

(d)	a Minor Change.

“Non-Allowable Cost of the Work” has the meaning given to it in Section 3.3.

“Notice to Proceed” has the meaning given to it in Section 4.1.2.

“Notices” has the meaning given to it in Section 25.1.

“Official” has the meaning given to it in Section 27.1.3.

“On-Site Property” has the meaning given to it in Section 7.8.

“Owner Contingency” has the meaning given to it in Section 3.1.5.

“Owner Delay” has the meaning given to it in Section 11.5.

“Owner Indemnitees” has the meaning given to it in Section 14.1.

“Owner Recovery Plan” has the meaning given to it in Section 11.8.6.

“Owner’s Consultants” means the Principal Interior Designer together with the additional interior design and other consultants retained by Owner to perform the Owner’s Design and other services as set out in the Guaranteed Maximum Price Premises and Assumptions.

“Owner’s Contractors” means the contractors, vendors and suppliers (other than Owner’s Consultants) retained by Owner in connection with the Project. The Contractor shall be responsible for managing and coordinating the activities of the Owner’s Consultants and Owner’s Contractors with the Work.

“Owner’s Design” means those design services related to the Project prepared by Owner or the Owner’s Consultants, which shall, as may be required, be included in Contractor’s Work.

“Owner’s Lenders” has the meaning given to it in Section 21.1.

“Owner’s Pre-Opening Work” has the meaning given to it in Section 11.8.6.

“Owner’s Representative” has the meaning given to it in Section 6.3.

“Permissible Delay” means any Owner Delay, Force Majeure Delay, any other delay for circumstances specified in this Agreement as providing for an extension of the

Contract Time and/or an increase in the Guaranteed Maximum Price, and any other delay for causes which Owner and Contractor agree may justify delay.

“Personnel” has the meaning given to it in Section 3.2.1.

“Plant” has the meaning given to it in Section 7.27.1.

“pre-existing hazardous materials” has the meaning given to it in Section 7.26.1.

“Principal Interior Designer” means Wynn Design and Development, LLC, which in turn shall be retaining additional interior design consultants for the Project.

“Product Data” has the meaning given to it in Section 7.13.2.

“Project” has the meaning given to it in the preamble.

“Project Schedule” has the meaning given to it in Section 11.2.

“Punch List Items” has the meaning given to it in Section 12.1.2.5.

“Reimbursable Taxes” means all those Taxes described on Exhibit N attached hereto as being reimbursable to Contractor as a Cost of the Work.

“Recovery Plan” has the meaning given to it in Section 11.8.

“Recovery Plan Liabilities” has the meaning given to it in Section 4.2.

“Related Entities” has the meaning given to it in Section 27.1.1.

“Request” has the meaning given to it in Section 22.1.

“Retention” has the meaning given to it in Section 5.6.1.

“RFI” has the meaning given to it in Section 7.3.3.

“Right to Audit” has the meaning given to it in Section 19.5.

“Samples” has the meaning given to it in Section 7.13.3.

“Schedule of Values” has the meaning given to it in Section 5.1.

“Schedule Update” has the meaning given to it in Section 11.3.

“Schedule Update No.1” has the meaning given to it in Section 11.3.

“Shop Drawings” has the meaning given to it in Section 7.13.1.

“Site” has the meaning given to it in the preamble.

“Specifications” means that portion of the Contract Documents, in both digital and paper form, wherever located and whenever issued, which are approved by Owner for use during construction and set forth the written requirements for materials, equipment, construction systems, standards and workmanship for the Work. Owner and Contractor acknowledge that as of the Effective Date the Specifications are not complete. The Specifications include, without limitation, those listed on Attachment 2 to Exhibit E attached hereto and incorporated herein by this reference.

“Subcontractor” means any person or entity (including employees, agents and representatives thereof) who has a contract with or is engaged by Contractor, or with any other Subcontractor, at any tier to construct or perform a portion of the Work and/or provide construction related services for the Work at the Site, and includes any party any of them are responsible or liable for at law or under the Contract Documents.

“Substantial Completion” has the meaning given to it in Section 12.1.1.

“Substitution” means the substitution of any materials or equipment specified in the Contract Documents, or any design change, initiated by the Contractor and approved by Owner in advance and in writing pursuant to Section 7.10 of this Agreement after the Effective Date.

“Tax” or “Taxes” mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes.

“TCO” has the meaning given to it in Section 12.1.2.2.

“TPL” has the meaning given to it in Section 15.1.6.

“Vendor” means any person or entity (including employees, agents and representatives thereof) which has a purchase order or other agreement to provide materials, supplies, equipment and/or related services for the Work and/or provide installation services at the Site for the Work, through a contract, purchase order or other arrangement with Contractor or any Subcontractor at any tier, and includes any party any of them are responsible or liable for at law or under the Contract Documents.

“Work” means the totality of the obligations imposed upon Contractor by the Contract Documents, including, but not limited to, (a) the design, supply and performance by Contractor, directly and through Architect/Engineer, Subcontractors and Vendors, of all things (labor, services, materials, equipment, tools, machinery, fabrication, etc.) necessary and/or reasonably inferable from the Contract Documents (including those prepared by Owner) as being required or necessary to fully complete the tasks and improvements described as Contractor’s Work in the Contract Documents (b) the management of Owner’s Consultants and the coordination of the Owner’s Design with the Architect/Engineer as may be required, and (c) the management of Owner’s Contractors, all in accordance with the requirements of the Guaranteed Maximum Price Premises and Assumptions and the other Contract Documents. The term “Work” does not include the exclusions or Owner’s separate work as identified in Attachment 1 to Exhibit G.

ARTICLE II.

INTENT, INTERPRETATION AND CORRELATION

2.1 Intent of the Contract Documents. The intent of the Contract Documents is for the Contractor to perform, supply and complete, and Owner hereby engages Contractor to and Contractor hereby agrees to perform, supply and complete, the Work. Contractor’s obligation to perform, supply, complete and commission the Work shall include, without limitation, providing all necessary architectural design (except for the Owner’s Design); engineering; scheduling, procurement, supervision, construction, and construction management services; the management and coordination of Owner’s Consultants and Owner’s Contractors and Owner’s vendors with the Work; and the supplying of all necessary labor, materials, equipment and related work and services, including all things reasonably inferable from the Contract Documents as being necessary to fully complete the Work and obtain the intended results described in the Guaranteed Maximum Price Premises and Assumptions, all in accordance with the requirements of the Contract Documents (including, but not limited to, the requirements of the Project Schedule and the Guaranteed Maximum Price requirements set forth in Article 3 below). Contractor shall be solely responsible for the preparation of the Drawings and Specifications (other than those to be prepared by Owner’s Consultants with respect to Owner’s Design); for the means, methods, techniques and sequences of construction; and for the finished construction fully complying with the Project requirements established pursuant to the Contract Documents and with applicable Laws. Contractor recognizes that Owner is not retaining its own architect or engineer on the Project and Contractor acknowledges that it is solely responsible for Project Site analysis and for the design (except for the Owner’s Design) and construction of the Work, including coordinating the Owner’s Design with the Architect/Engineer’s design, and that Owner is relying upon Contractor for such services. Contractor accepts the relationship of trust and confidence thus imposed and shall efficiently design, administer, construct and supervise the Work in a professional manner, timely delivering the completed Project to Owner with all mechanical, electrical, plumbing, fire safety and other building systems fully operational. The enumeration of particular items in the Specifications and/or Drawings and/or other Contract Documents shall not be construed to exclude other items reasonably inferable from the Contract Documents or being necessary to fully complete the Work. The Contract Documents are complementary, and what is required by or reasonably inferable from any one of the Contract Documents (including either a Drawing or Specification) as being necessary to produce the intended results shall be binding and required as a part of the Work as if required by all Contract Documents. Notwithstanding that Exhibit F attached hereto sets forth Contractor’s estimated breakdown of the Guaranteed Maximum Price into line items and categories and that Contractor’s acceptance of the Guaranteed Maximum Price may have been based on such estimates, Contractor agrees that the scope of the Work to be performed by Contractor shall be determined by the Guaranteed Maximum Price Premises and Assumptions and the other Contract Documents. Contractor further agrees that in the event of any discrepancy between (a) the Guaranteed Maximum Price Premises and Assumptions and the other Contract Documents (other than Exhibit F) and (b) Exhibit F, the Guaranteed Maximum Price Premises and Assumptions and the other Contract Documents (other than Exhibit F) shall control, and no adjustment to the Guaranteed Maximum Price or the Contract Time shall be made as a result thereof.

2.2 Order of Precedence. Subject to the provisions of Section 2.3 and the last two sentences of Section 2.1 hereof, in the event of any conflicts or inconsistencies which cannot be resolved by reading the Contract Documents as a whole, the provisions of the Contract Documents shall be controlling in accordance with the following order of precedence:

2.2.1 This Agreement;

2.2.2 Guaranteed Maximum Price Premises and Assumptions;

2.2.3 The Drawings;

2.2.4 Specifications; and

2.2.5 The other Contract Documents.

2.3 Contractor’s Compliance with Contract Documents.

2.3.1 Contractor hereby agrees and accepts that Contractor has a duty to refer all questions with respect to any doubts or concerns over the intent or appropriate interpretation of the Contract Documents to Owner for Owner’s decision. Contractor agrees, accepts and assumes that Owner’s decision will require implementation of the most stringent requirements among any conflicting provisions of the Contract Documents as being part of the Work. Contractor agrees to be bound by all decisions by Owner to implement the most stringent of any conflicting requirements within the Contract Documents. Any failure by Contractor to seek such clarifications shall in no way limit Owner’s ability to require such implementation, including replacement by Contractor of installed Work at a later date (as a Cost of the Work, subject to the provisions of Section 3.3, and without increase in the Guaranteed Maximum Price), to achieve compliance with the standard required pursuant to this Section 2.3.1.

2.3.2 The failure of Owner to insist in any one or more instances upon a strict compliance with any provision of this Contract, or to exercise any option herein conferred, shall not be construed as a waiver or relinquishment of Owner’s right thereafter to require compliance with such provision of this Contract, or as being a waiver of Owner’s right thereafter to exercise such option, and such provision or option will remain in full force and effect.

2.3.3 If there is any inconsistency in the Drawings or any conflict between the Drawings and Specifications, Contractor shall provide the better quality or greater quantity of Work or materials, as applicable, unless Owner directs otherwise in writing.

2.3.4 Contractor shall be responsible for dividing the Work among the appropriate qualified Subcontractors and Vendors. No claim will be entertained by Owner based upon the organization or arrangement of the Specifications and/or the Drawings into areas, sections, subsections or trade disciplines.

2.3.5 Detail drawings shall take precedence over scale drawings, and figured dimensions on the Drawings shall govern the setting out of the Work.

2.3.6 Unless the Specifications expressly state otherwise, references to documents and standards of professional organizations shall mean the latest editions published prior to the Effective Date.

2.3.7 Technical words, abbreviations and acronyms in the Contract Documents not defined therein shall be used and interpreted in accordance with customary usage in the construction industry.

2.3.8 Whenever consent, permission or approval is required from any party pursuant to the provisions of the Contract Documents, such consent, permission or approval shall, unless expressly provided otherwise in this Agreement, be given or obtained, as applicable, in writing and shall not be unreasonably withheld or delayed.

2.4 Joint and Several Liability. Leighton, China/HK and China/Macau shall be jointly and severally liable to Owner for the fulfillment by Contractor of the terms of this Agreement. All references to Contractor in the Contract Documents shall be deemed to include references to Leighton, China/HK and China/Macau jointly and severally. Each of Leighton, China/HK and China/Macau shall be fully responsible for the proper performance of the obligations of Contractor under the Contract Documents. Leighton, China/HK and China/Macau shall be liable to Owner and the Owner Indemnitees on a joint and several basis for any and all acts or omissions of Contractor, whether under this Agreement or pursuant to the Contract Documents. The composition of the joint venture formed by Leighton, China/HK and China/Macau, as well as the terms and conditions of the written joint venture agreement among such parties, shall be subject to Owner’s prior written consent and shall not be materially altered without Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed; and any direct or indirect transfers of interests in the joint venture by or among any of such parties shall be subject to Owner’s prior written consent. Contractor’s Representative shall have the authority to bind the joint venture constituting Contractor and each of its members. The Contractor’s Representative is authorized to act on behalf of Contractor with regard to the Work and the Contract Documents and his decisions will be binding upon Contractor. Owner may rely on, and Contractor shall be bound by, any notice or correspondence delivered by Contractor’s Representative in connection with the Contract Documents.

ARTICLE III.

GUARANTEED MAXIMUM PRICE

3.1 Guaranteed Maximum Price. Subject to additions and deductions which may be made only in accordance with the Contract Documents, Contractor represents, warrants and guarantees to Owner that the total maximum cost to be paid by Owner for Contractor’s complete performance under the Contract Documents, including, but not limited to, Final Completion of all Work, all services of Contractor under the Contract, and all fees, compensation and reimbursements to Contractor, shall not exceed the total amount of Two Hundred Fifty Five Million Five Hundred Thousand United States Dollars (US$255,500,000) (“Guaranteed Maximum Price”). Costs which would cause the Guaranteed Maximum Price (as may be adjusted pursuant to the Contract Documents) to be exceeded shall be paid by the Contractor without reimbursement by Owner. Contractor acknowledges that the Guaranteed Maximum Price is stated and is payable in U.S. dollars, and that no adjustment will be made thereto on account of change in any exchange rate relevant to the performance of the Work, including, but not limited to, any changes in exchange rates of the U.S. dollar, Hong Kong dollar, Macau pataca and PRC renminbi. The Guaranteed Maximum Price is inclusive of all Taxes assessed in any jurisdiction for the performance by Contractor (including Subcontractors and Vendors at any tier) of its obligations under the Contract Documents. Further, Contractor shall be deemed to have satisfied itself before entering into this Agreement as to (a) all of the conditions and circumstances which may affect the Guaranteed Maximum Price, including the nature and character of the Work to be executed, the prevailing geotechnical, environmental and ambient conditions, local uses, the existing installations (if any), the general circumstances at the Site and the general labor position at the Site and in the region generally; and (b) the correctness and sufficiency of the Guaranteed Maximum Price to cover all of its obligations under the Contract Documents. Contractor shall be responsible for obtaining all information necessary for the Work and shall be deemed to have included and accounted for in the Guaranteed Maximum Price all risks, contingencies, Taxes, local and national conditions, laws, customs, policies and practices and other conditions affecting the Work, the Project or the performance thereof, in each case whether known or unknown, or foreseeable or unforeseeable (subject to the provisions of this Agreement relating to Permissible Delay and Excepted Risks). Contractor shall be responsible for all errors made and for any misunderstanding or incorrect information provided by any person or entity or relied upon by Contractor, except to the extent otherwise provided for in the Contract Documents. Notwithstanding the preceding sentence, Contractor shall not be responsible for errors made or for any incorrect information provided by any of Owner’s Consultants or Owner’s Contractors, except to the extent that Contractor has failed in its duty of coordination, supervision and management with respect to Owner’s Consultants and Owner’s Contractors, as set forth in this Agreement.

3.1.1 Guaranteed Maximum Price Components. The Guaranteed Maximum Price is comprised of the maximum amount payable by Owner for:

3.1.1.1 the Cost of the Work listed in Section 3.2 hereof for full and complete performance of the Work in strict accordance with Contract Documents, and

3.1.1.2 a fixed fee to Contractor in the amount of Eighteen Million Three Hundred Forty Two Thousand Five Hundred Eighty-Eight United States Dollars (US$18,342,588) (“Contractor’s Fee”).

The Contractor’s Fee shall be the Contractor’s sole and exclusive compensation for all costs described as Non-Allowable Costs of the Work in Section 3.3 hereof and is inclusive of all overhead and profit arising out of or relating to the Contractor’s Work. The Guaranteed Maximum Price is further broken down into line items and categories on Exhibit F attached hereto.

3.1.2 Cost Overruns. Subject to any adjustment to the Guaranteed Maximum Price which may be made in accordance with the Contract Documents, Contractor shall be solely liable and responsible for and shall pay any and all costs, fees and other expenditures in excess of the Guaranteed Maximum Price for and/or relating to the Work, without entitlement to reimbursement from Owner.

3.1.3 Proof of Funds. The Contractor shall, within five (5) days of receipt of any request by Owner or Owner’s Lenders therefor, provide Owner and Owner’s Lenders with evidence satisfactory to Owner’s Lenders that (i) based on the progress of the Work and Cost of the Work already incurred, the remaining Work can be completed for the Guaranteed Maximum Price, or (ii) sufficient funds are available to Contractor (directly, or through any of the Guarantors) to pay any anticipated overage.

3.1.4 Inferable Work. Contractor agrees that the scope of the Guaranteed Maximum Price includes Work not expressly indicated on the Contract Documents, but which is reasonably inferable from the Contract Documents, or consistent therewith, and such Work shall be performed by Contractor without any increase in the Guaranteed Maximum Price. The intent of the Contract Documents is described in Section 2.1 and shall include all additional items reasonably inferable from the Contract Documents as being necessary to conform with this Contract and applicable Laws. Contractor acknowledges that it bears responsibility for consequences resulting from its design and construction processes and acknowledges its responsibility to manage and coordinate all of the design and construction processes for the Project so that the requirements of the Contract are achieved.

3.1.5 Owner Contingency. The Guaranteed Maximum Price includes an Owner contingency in the amount of Three Million Twelve Thousand Eight Hundred Twenty-One United States Dollars (US$3,012,821) (“Owner Contingency”). To allocate a portion of the Owner Contingency to a portion of the Work for any purpose, Owner shall submit a Construction Change Directive to Contractor with respect to such allocation. Contractor and Owner will then follow the procedure described in Article 18 of this Agreement. Each allocation of the Owner Contingency shall be reflected on the respective Application for Progress Payment for the period during which Owner makes such approved allocation. Any portion of the Owner Contingency remaining unallocated at Final Completion shall be allocated as provided for in Section 3.2. Contractor shall have the right to propose to Owner at any time an allocation of the Owner’s Contingency, setting forth in reasonable detail why Contractor considers such an allocation to be appropriate, but Owner may in its sole discretion agree or disagree to such use or allocation of the Owner’s Contingency.

3.1.6 Construction Contingency. The Guaranteed Maximum Price includes a construction contingency in the amount of Eleven Million Six Hundred Two Thousand Five Hundred Sixty-Four United States Dollars (US$11,602,564) (“Construction Contingency”). Subject to the terms of the Contract Documents, Contractor shall be entitled to allocate from and apply against the Construction Contingency Costs of the Work for the following, and no other, purposes relating to the Work: (a) implementation of any Recovery Plan, (b) cost overruns, (c) Minor Changes in the Work, (d) warranty costs prior to Final Completion, (e) those circumstances where the actual cost of an item exceeds the amount allocated to such item in the Guaranteed Maximum Price (pursuant to Section 3.1.7.2 or 3.1.7.3 of this Agreement), (f) the costs described in Sections 3.2.13.7, 3.2.13.10, 3.3.6, 3.3.9, 3.3.13, 3.3.15, 3.3.17 or 7.17, (g) any other purpose expressly authorized in this Agreement, and (h) concealed conditions; provided, however, that Contractor may not apply, use or allocate from the Construction Contingency any amounts for any of the foregoing purposes that are the result of, relate to or arise from any gross negligence, willful misconduct, fraud, material breach or material failure to perform by, Contractor, any

Subcontractor or Vendor (except as necessary to replace any Subcontractor or Vendor because of the bankruptcy or failure to perform of such Subcontractor or Vendor), or any party for which any of them are liable or responsible at law or under the Contract Documents, or for any Non-Allowable Costs of the Work except as provided above. Each use of the Construction Contingency by Contractor shall be reflected (with a narrative explanation) on the respective Application for Progress Payment for the period during which Contractor makes such use and application. Any portion of the Construction Contingency remaining unused at Final Completion shall be allocated as provided in Section 3.2.

3.1.7 Subcontractor Bids. As Drawings and Specifications are deemed sufficient to call for tenders for a particular portion of the Work, Contractor shall propose and obtain bona fide bids from a minimum of three Subcontractors and/or Vendors for such portion of the Work and, in accordance with Section 9.2 hereof, make a recommendation to Owner in writing as to which bid Owner should select.

3.1.7.1 If the amount of the bid selected by Owner exceeds the amount budgeted in the Guaranteed Maximum Price for that item or portion of the Work and the increase in cost is due to the failure of the Drawings and Specifications to substantially conform to the Guaranteed Maximum Price Premises and Assumptions, then to the extent that the applicable Drawings and Specifications were not prepared by any of Owner’s Consultants, there shall be no adjustment to the Guaranteed Maximum Price and, at Owner’s option, (a) Contractor shall cause Architect/Engineer to rework the Drawings and Specifications to cause the Work depicted therein to conform to the Guaranteed Maximum Price Premises and Assumptions; or (b) Contractor shall allocate a portion of the Construction Contingency to such increased cost pursuant to Section 3.1.6; or (c) Owner may require Contractor to cause some revisions to be made to such Drawings and Specifications to bring down the cost while allocating a portion of the Construction Contingency to any remaining increased cost.

3.1.7.2 If the amount of the bid selected by Owner exceeds the amount budgeted in the Guaranteed Maximum Price for that item or portion of the Work and the increase in cost is due to the failure of the Drawings and Specifications to substantially conform to the Guaranteed Maximum Price Premises and Assumptions, then to the extent any of the applicable Drawings and Specifications were prepared by any of Owner’s Consultants, Owner shall, at its option, (a) increase the Guaranteed Maximum Price by the amount of such increase in cost; or (b) cause such Owner’s Consultant(s) to rework such Drawings and Specifications to cause the Work depicted therein to conform to the Guaranteed Maximum Price Premises and Assumptions; or (c) allocate a portion of the Owner’s Contingency to such increased cost pursuant to Section 3.1.5; or (d) do any combination of the foregoing as necessary to cover such increase in cost.

3.1.7.3 If the amount of the bid recommended by Contractor and accepted by Owner exceeds the amount allocated or budgeted in the Guaranteed Maximum Price for that item or portion of the Work, and the Drawings and Specifications substantially conform to the Guaranteed Maximum Price Premises and Assumptions, then Contractor shall perform such Work and such increase in costs shall be solely Contractor’s responsibility, except that Contractor shall be entitled to use a portion of the Construction Contingency to cover such cost increase to the extent permitted under Section 3.1.6 hereof

(provided, however, if no funds remain in the Construction Contingency, Contractor shall still be responsible for the increased cost of the Work), and Contractor shall not be entitled to, and will not seek, any increase in the Guaranteed Maximum Price with regard thereto.

3.1.7.4 Notwithstanding the provisions of Sections 3.1.7.1 through 3.1.7.3 above, if Contractor failed to comply with its obligations under Section 7.3 of this Agreement and, as a result, the amount of the bid selected by Owner exceeds the amount allocated or budgeted in the Guaranteed Maximum Price for that item or portion of the Work, Contractor shall perform such Work and such increase in costs shall be solely Contractor’s responsibility, except that Contractor may use a portion of the Construction Contingency to cover such increased costs to the extent permitted under Section 3.1.6 hereof (provided, however, if no funds remain in the Construction Contingency, Contractor shall still be responsible for the increased costs of such Work), and Contractor shall not be entitled to, and will not seek, any increase in the Guaranteed Maximum Price with regard thereto.

3.1.7.5 If the amount of the bid selected by Owner plus the additional and customary cost to complete the bid Work (if such additional and customary amount is so required as mutually determined between Owner and Contractor) is less than the amount budgeted in the Guaranteed Maximum Price for that item or portion of the Work, then the savings shall remain within the Guaranteed Maximum Price and be made available to pay for the Cost of the Work, but shall not be allocated to the Construction Contingency until Substantial Completion of the applicable portion of the Work.

3.1.7.6 Notwithstanding the foregoing provisions of this Section 3.1.7, if Owner elects in accordance with the terms of this Agreement to have a party other than the Contractor perform a portion of the Work, or otherwise eliminates or reduces the scope of a portion of the Work to be performed by the Contractor, the Guaranteed Maximum Price shall be reduced in accordance with Article 18.

3.2 Cost of the Work. “Cost of the Work” means those elements of costs described in this Section 3.2 up to the Guaranteed Maximum Price (subject to change only as provided in this Agreement) which are chargeable to Owner and payable to Contractor when reasonably, actually and necessarily incurred by the Contractor during or in connection with performance of the Work, without mark-up or add on of any kind by or at the request of Contractor. Such costs shall be actual costs paid or to be paid by Contractor during the applicable billing period and agreed upon by Owner, less all discounts, rebates and salvages taken by Contractor. All amounts paid or payable as Costs of the Work shall be subject to verification by audit pursuant to Article 19 of this Agreement. Contractor covenants and agrees to use reasonable efforts to achieve the lowest price or cost available and consistent with the Contract Documents, for all Cost of the Work items. Upon Substantial Completion of the applicable portion of the Work, all savings on any and all components of the Cost of the Work, including, but not limited to, all savings on labor costs and other general conditions costs, as well as any savings resulting from early delivery of the completed Project, shall be allocated to and included within the Construction Contingency. Upon Final Payment, any unused amounts in the Owner’s Contingency and sixty percent (60%) of any unused amounts in the Construction Contingency shall revert to the Owner, and forty percent (40%) of any unused amounts in the Construction Contingency shall be paid to

Contractor as a “Cost Control Incentive” at the time of payment by the Owner of the Final Payment; provided, however, that if (a) Substantial Completion of the entire Work is achieved at least fifteen (15) calendar days prior to the Guaranteed Date of Substantial Completion, and (b) Contractor provides Owner with a written notice accurately confirming to Owner the date of Substantial Completion of the entire Work not less than one hundred fifty-two (152) calendar days prior to such date, then upon Final Payment a portion of the One Million Two Hundred Eighty-Two Thousand Fifty-One United States Dollars (US$1,282,051) component of the Construction Contingency representing the cost of anticipated project preliminaries associated with the twenty-sixth month of the Work (such US$1,282,051 component, the “Early Completion Component”) shall be paid to Contractor as part of the “Cost Control Incentive”, which portion shall be calculated as follows: (i) if Substantial Completion of the entire Work is achieved between fifteen (15) and thirty (30) calendar days prior to the Guaranteed Date of Substantial Completion, then a percentage of the Early Completion Component shall be so paid to Contractor equal to (A) the number of calendar days by which Substantial Completion of the entire Work is achieved prior to the Guaranteed Date of Substantial Completion, divided by (B) thirty (30) [for example, if Substantial Completion of the entire Work is achieved twenty-four (24) calendar days prior to the Guaranteed Date of Substantial Completion, then Contractor would be paid eighty percent (80%) (24 / 30 = 80%) of the Early Completion Component]; and (ii) if Substantial Completion of the entire Work is achieved more than thirty (30) calendar days prior to the Guaranteed Date of Substantial Completion, then one hundred percent (100%) of the Early Completion Component shall be so paid to Contractor. In no event shall the total payment to Contractor of any unused amounts in the Construction Contingency, excluding any payment to Contractor of any portion of the Early Completion Component, exceed the sum of Four Million United States Dollars (US$4,000,000). Costs of the Work shall be strictly limited to and include only the following items, unless otherwise agreed by the Owner in writing:

3.2.1 Contractor’s Salaried Employees. Direct cost of amounts actually paid by Contractor for the salaries paid to Contractor’s employees (excluding craft labor) while and only to the extent they are performing Work at the Site, except to the extent approved otherwise by Owner, and except for those off-Site personnel listed in Exhibit C attached hereto (all such on-Site and off-Site personnel collectively being “Personnel”). Such direct costs include Contractor’s actual costs of statutory payroll taxes and payroll burden and customary employee benefits (including vacation) to the extent stated in this Section 3.2.1, pro-rated for the time they are performing Work. Such employee benefits shall include the Chinese New Year bonus, if applicable, and any reasonable and customary costs considered a normal part of the employee’s salary and not a bonus (other than the Chinese New Year bonus). Contractor shall submit to Owner all documentation necessary to support the referenced rate and benefits. Costs for Contractor’s staff shall exclude any elements of overhead or profit. Any changes to the Personnel listed in Exhibit C during the course of the Work must be approved in advance and in writing by Owner, which approval shall not be unreasonably withheld or delayed. The Contractor shall submit a rate schedule for each of its Personnel for Owner’s audit and approval, including any increases other than increases solely for annual standard cost of living adjustments and merit raises in Contractor’s normal and customary practice, but not to exceed three percent (3%) of an employee’s direct annual salary (excluding benefits) per year, unless approved otherwise by Owner. Costs included in such proposed rates shall, however, be strictly limited to actual payroll costs including actual labor burden, and excluding any element for overhead or profit. Items covered by or included within the labor burden shall not be separately or otherwise included in Costs of the Work or billed to Owner.

3.2.2 Contractor’s Site Craft Labor. Direct cost of amounts actually paid for Contractor’s craft labor, including actual labor burden and any Chinese New Year bonus paid to such workers. Contractor shall submit daily rates for regular time and hourly rates for premium time hours for Owner’s review and approval, which approval shall not be unreasonably withheld or delayed. In no event shall such rates exceed the lesser of (a) those daily or hourly rates, as applicable, specified in collective bargaining agreements applicable to such labor, including stated increases, or (b) the amount actually paid by Contractor for such craft labor, unless approved in writing in advance by Owner.

3.2.3 Subcontractor and Vendor Costs. Direct cost of amounts actually paid or payable during the applicable billing period by Contractor to its Subcontractors and Vendors for Work performed pursuant to subcontracts and purchase orders (including any change orders or other modifications thereto) which have been reviewed and approved in advance and in writing by Owner (except to the extent Owner’s prior written consent is not required pursuant to Section 9.3 of this Agreement).

3.2.4 Materials and Equipment Incorporated in the Work. Direct cost of amounts actually paid or to be paid during the applicable billing period by Contractor and approved by Owner for all materials and equipment incorporated or to be incorporated into the Work by Contractor, including the actual direct costs of transportation, insurance and temporary storage (including any materials stored off-Site so long as the requirements of Section 5.13 of this Agreement are fulfilled to Owner’s satisfaction). Contractor shall promptly disclose to Owner all relevant details regarding any such materials, equipment and other items if any of the foregoing is being provided for purchase by Contractor or any company which is a subsidiary or otherwise affiliated with Contractor or its parent company. Said costs shall be invoiced at actual prices, net of any available trade and quantity discounts. Contractor shall use reasonable efforts to achieve the lowest cost or price available and consistent with the Contract Documents. Any salvage value received by Contractor for any excess items, materials or equipment paid for by Owner, to be determined prior to Final Payment upon Final Completion, shall reduce the Cost of the Work and be a credit to Owner.

3.2.5 Materials and Equipment Consumed at the Site. Direct cost of amounts actually paid or to be paid during the applicable billing period by Contractor for all materials, equipment, supplies and small tools which are provided by Contractor, its Subcontractors or Vendors at the Site and fully consumed at the Site during performance of the Work, including, but not limited to, the actual direct costs of transportation and related insurance costs and temporary storage on-Site or pursuant to Section 5.13 hereof. Contractor shall promptly disclose to Owner all relevant details regarding any such materials, equipment and other items if any of the foregoing is being provided for purchase by Contractor or any company which is a subsidiary or otherwise affiliated with Contractor or its parent company. Said costs shall be at lowest rates reasonably available and consistent with the Contract Documents and shall be invoiced at actual prices, net of any available trade and quantity discounts. Contractor shall use reasonable efforts to achieve the lowest cost or price available and consistent with the Contract Documents. Any salvage value received by the Contractor for any excess items paid for by Owner, to be determined prior to Final Payment upon Final Completion, shall reduce the Cost of the Work and be a credit to Owner.

3.2.6 Rental Equipment. Direct cost of amounts actually paid or to be paid during the applicable billing period by Contractor for rental charges for all necessary construction machinery and equipment utilized at the Site (exclusive of small tools), including, but not limited to, the direct costs of transportation, delivery, installation, dismantling, removal, maintenance, and insurance. Contractor shall use reasonable efforts to achieve the lowest cost or price available and which is consistent with the Contract Documents. Contractor shall promptly disclose to Owner all relevant details regarding any such construction machinery or equipment that is being provided, either for purchase or rental, by Contractor or any company which is a subsidiary or otherwise affiliated with Contractor or its parent company. The rental rates for any machinery and equipment owned by Contractor or an affiliated entity shall be agreed upon by Owner and Contractor in advance; provided that the aggregate amount of rental costs charged for any individual piece of Contractor or affiliate-owned machinery or equipment shall not exceed 75% of its actual acquisition cost. The preliminary list of machinery and equipment to be rented or purchased by the Contractor for use in the Work is set out on Exhibit D attached hereto.

3.2.7 Site Office Costs. Direct cost of amounts actually paid or to be paid during the applicable billing period by Contractor for Site office facilities and Site office general expenses, telephone services, long distance telephone calls, photocopying, postage, reasonable and customary petty cash expenses not to exceed US$250 monthly, facsimile transmissions, office supplies, standard printing required by the Contract Documents, express and air courier mail delivery services, Site office equipment such as computers, telephones, copiers, facsimile machines, typewriters and similar items used in connection with the Work. Contractor shall use reasonable efforts to achieve the lowest cost or price available and consistent with the Contract Documents, provided, however, such costs shall be expressly limited to such of the foregoing items as are not otherwise made available or provided by Owner to Contractor at the Site to the Contractor’s reasonable satisfaction. Contractor shall promptly advise Owner of any such Site office equipment which is charged to the Work and provide Owner with all purchase and rental agreements pertaining thereto for Owner’s approval. Contractor shall promptly disclose to Owner all relevant details if any such Site office equipment is being provided, either for purchase or rental, by Contractor or any company which is a subsidiary or otherwise affiliated with the Contractor or its parent company. Any salvage value received by Contractor for any excess items paid for by Owner, to be determined as part of Final Completion, shall be a credit for Owner’s account.

3.2.8 Reimbursable Taxes. Direct cost of amounts properly and actually paid by Contractor for Reimbursable Taxes arising from or payable in connection with the execution of the Work.

3.2.9 Bond Premiums. Direct cost of amounts actually paid or to be paid during the applicable billing period by Contractor for premiums solely attributable to the Work for Contractor’s On-Demand Bonds to the extent required by Owner, and direct cost of amounts paid or to be paid during the applicable billing period for Subcontractor bond premiums.

3.2.10 Course of Constructions Repairs. Actual and reasonable costs incurred and paid by Contractor in repairing minor damage to trade Work caused as a normal by-product during the course of construction and not otherwise a Non-Allowable Cost of the Work.

3.2.11 Royalties. Royalties and license fees necessarily and reasonably paid or to be paid during the applicable billing period by Contractor for an express design, process or product required by the Contract Documents in accordance with Section 7.20 hereof.

3.2.12 Cost of Hedging Exchange Rate. Reasonable costs incurred and paid by Contractor in connection with hedging the exchange rate risk under this Contract, provided that such costs shall not exceed, in the aggregate, Fifty Thousand United States Dollars US$50,000.

3.2.13 Miscellaneous Costs. Miscellaneous costs are chargeable as a Cost of the Work only as follows:

3.2.13.1 Direct costs actually incurred or paid by Contractor for clean-up and removal of debris;

3.2.13.2 Direct costs actually incurred or paid to respond to an emergency affecting the safety of persons and property, and not otherwise a Non-Allowable Cost of the Work;

3.2.13.3 Direct costs actually incurred or paid by Contractor and approved by Owner for Site security services for protection of the Work;

3.2.13.4 Direct costs actually incurred or paid by Contractor for blueprinting of Drawings as required by the Contract Documents and required postage, express mail and long distance costs in the performance of the Work;

3.2.13.5 Direct costs actually incurred or paid for building permit fees, including plan check fees, licenses and other authorizations which are required by governmental authorities to be taken out in Owner’s or Contractor’s name for construction and completion of the Work, including, but not limited to, temporary and final certificates of occupancy, and licenses (such as the kitchen license) required by governmental authorities strictly for the operation of the completed Project;

3.2.13.6 Direct costs actually and reasonably incurred and paid or to be paid during the applicable billing period by Contractor’s Personnel and required for travel or while traveling in the performance of the Work, all in accordance with travel policies agreed upon in advance by Owner and Contractor;

3.2.13.7 Losses and expenses from property damage not compensated by insurance and incurred by Contractor directly relating to the performance of the Work and not relating to or arising from the failure of Contractor to comply with the Contract Documents or otherwise a Non-Allowable Cost of the Work;

3.2.13.8 The costs of insurance required to be carried by Contractor and Subcontractors relating to the Work pursuant to Section 15.1.1 hereof;

3.2.13.9 Direct costs actually incurred or paid by the Contractor for the purpose of correcting minor defects in the Work, subject to the provisions of Section 3.3.6, prior to or during the Defects Liability Period and not otherwise a Non-Allowable Cost of the Work (and provided that any such costs shall only be payable to Contractor from amounts available in the Construction Contingency, if any);

3.2.13.10 The cost of an insurance policy obtained by Contractor in its name (but naming Owner as an additional insured) relating to the Project and providing coverage for the difference between Contractor’s normal and customary insurance coverage and the insurance required to be maintained by Owner pursuant to Section 15.1 of this Agreement; provided, however, that any portion of the cost of such policy in excess of Two Hundred Thousand United States Dollars (US$200,000) shall only be payable to Contractor from amounts available in the Construction Contingency, if any);

3.2.13.11 Other actual direct costs specifically stated in this Agreement as being payable to Contractor as a Cost of the Work; and

3.2.13.12 Other actual direct costs incurred in the performance of the Work, but limited solely to those costs which are approved in writing by Owner in advance.

3.3 Non-Allowable Cost of the Work. “Non-Allowable Cost of the Work” means the direct and/or indirect costs described in this Section 3.3 and all similar costs and all other costs not included within the Cost of the Work, which are paid or incurred by Contractor during or in connection with the performance of the Work. All such Non-Allowable Costs of the Work are included in Contractor’s Fee set forth in Section 3.1.1.2 above, regardless of whether they exceed the amount of such Contractor’s Fee. Notwithstanding any provision of this Contract to the contrary, (a) an item of cost which would otherwise be included in the Cost of the Work shall be deemed a Non-Allowable Cost of the Work if any of the provisions of Sections 3.3.1 through 3.3.26 below shall apply to such item of cost, and (b) Contractor shall not be entitled to receive any additional reimbursement for Non-Allowable Costs of the Work, including, but not limited to, any of the types of cost items described as follows:

3.3.1 The cost of any item not specifically and expressly included as a Cost of the Work in Section 3.2 above;

3.3.2 Costs in excess of the Guaranteed Maximum Price;

3.3.3 Salaries and all other compensation of the Contractor’s personnel and representatives performing any function at any location other than at the Site, except for those Personnel individually named as approved in Exhibit C attached hereto, and to the extent described therein;

3.3.4 All direct and indirect operating, maintenance and overhead costs of any nature whatsoever arising out of or in any way relating to any of the Contractor’s principal or branch offices, including, but not limited to: office space; furniture and equipment which is dedicated to or reserved for use for the Work; leasing and rental costs; maintenance; local telephone; utilities; depreciation; security; office supplies; property taxes; the development of engineering and construction manuals, standards or computer programs; personnel training of any kind; and janitorial services; excepting only those actual and direct costs incurred and permitted to the extent described in Sections 3.2.7 and 3.2.13 above;

3.3.5 Any expenses relating to Contractor’s operating capital, including interest on the Contractor’s capital employed in support of the Work (provided, however, as to interest, only so long as Owner timely pays amounts properly due and owing to Contractor in accordance with and subject to the Contract Documents);

3.3.6 All direct and indirect costs arising out of the fault or negligence of, or failure to comply with the terms of the Contract Documents or any subcontracts by, the Contractor, any Subcontractor or Vendor, Architect/Engineer, or anyone directly or indirectly employed by any of them, or for whose acts or omissions any of them are responsible or liable at law or under the Contract Documents;

3.3.7 Except to the extent provided in Section 7.2, all direct and indirect costs arising out of the failure of any portion of the Work to comply with applicable Laws; All direct and indirect costs of any nature relating to work arising during the Defects Liability Period defined in Section 10.2 of this Agreement, for correction, removal, replacement or disposal of any non-conforming Work, materials or equipment to the extent defined in Article 10 of this Agreement

3.3.8 All costs incurred by Contractor for bonuses (other than the Chinese New Year bonus, as applicable), stock options, profits sharing arrangements and similar incentive programs;

3.3.9 All direct and indirect costs of any nature resulting from or attributable to either delays, disruptions or interferences, excepting only for those costs which are expressly identified and permitted in accordance with Article 11 of this Agreement;

3.3.10 All direct and indirect costs of any nature resulting from or attributable to terminations, cancellations for convenience or suspensions, excepting only for those costs which are expressly identified and permitted in accordance with Article 17 of this Agreement;

3.3.11 Rental costs of Contractor or affiliate owned machinery and equipment, except as specifically provided in Section 3.2.6 of this Agreement;

3.3.12 All costs and fees relating to business and/or operating permits, licenses and taxes, required by any governmental authorities (except as provided in Sections 3.2.8 and 3.2.13.5, and other than work visas and/or work permits, which shall be included in the Cost of the Work) or by labor agreements to enable the Contractor, its

Subcontractors or Vendors of any tier to be qualified to do business and/or perform trade activities and/or any Work pursuant to the Contract Documents;

3.3.13 Costs incurred by Contractor in satisfying its indemnification obligations pursuant to Article 14 of this Agreement or any other Contractor indemnification provision of the Contract Documents;

3.3.14 Payments on account of materials, supplies, and equipment until delivered and suitably stored at the Site for subsequent incorporation or consumption in the Work, except as specifically provided in Sections 3.2.4, 5.11 and 5.13 of this Agreement or as otherwise approved by Owner on a case-by-case basis (if, however, in Owner’s reasonable opinion, such warehousing and storage costs are due to Contractor caused delays and/or poor sequencing of the Work by Contractor, these costs shall not be considered a Cost of the Work and will be at Contractor’s sole cost and expense);

3.3.15 Payments made to Subcontractors or Vendors in violation of the provisions of this Agreement;

3.3.16 Legal costs incurred by Contractor relating to the preparation, response to or defense of any Claim, or of any claims by third parties for copyright or patent infringement, for which Contractor or any Subcontractor or Vendor are liable or responsible at law or under the Contract Documents;

3.3.17 Any cost incurred by Contractor relating to a Change in the Work without a Change Order or Construction Change Directive (other than a Minor Change or unless approved otherwise in writing by Owner and Owner’s Lenders);

3.3.18 Costs reimbursed by insurance to Contractor or any Subcontractor or Vendor;

3.3.19 The costs of any insurance premiums for insurance coverage, and the amounts of any insurance deductibles, beyond that required or permitted, respectively, by Section 15.1 hereof, except to the extent provided in Section 3.2.13.10 hereof or as otherwise provided for in this Agreement;

3.3.20 Costs that Owner has already paid;

3.3.21 All direct and indirect costs of any nature relating to work arising during the Defects Liability Period defined in Section 10.2 of this Agreement, for correction, removal, replacement or disposal of any non-conforming Work, materials or equipment, except to the extent provided in Section 3.2.13.9 hereof;

3.3.22 Costs incurred for the purpose of correcting any defects in the Work after the Defect Liability Period;

3.3.23 Costs of repairing defective or non-conforming Work or Work damaged by Contractor, any Subcontractor or Vendor, anyone directly or indirectly employed by any of them, or for those acts or omissions any of them are responsible or liable at law or under the Contract Documents, except to the extent provided in Section 3.2.10 hereof;

3.3.24 Costs that are incurred or are submitted to Owner for payment after the Final Payment has been made, except for the specific dollar amounts of any unresolved claims specifically identified in its Application for Final Payment;

3.3.25 Any cost specifically stated in this Agreement as not reimbursable to the Contractor or not includable in the Cost of the Work; and

3.3.26 All other direct, indirect and/or overhead costs of any nature whatsoever, except as otherwise expressly provided to the contrary in the Contract Documents.

3.4 Contractor’s Responsibility For Taxes. Other than as provided in Section 3.2.8, Exhibit N or elsewhere in this Agreement, it is expressly understood that no Taxes of any nature whatsoever are considered a Cost of the Work and that Contractor will not be separately reimbursed for any Taxes. Contractor shall be responsible for and shall timely pay, all Taxes relating to or arising out of the performance of the Work or Contractor’s obligations under the Contract.

3.5 Discounts, Rebates and Refunds. All cash discounts (so long as Owner has made payment to Contractor to the extent advance or timely payment is necessary to obtain such cash discount), trade discounts, rebates and refunds obtained by Contractor during the course of the Work shall be credited to the Construction Contingency in the manner described in Section 3.1.7.5 and allocated in accordance with Section 3.2. Contractor shall take all necessary steps to obtain, secure and pass on such credits to Owner and all such discounts, rebates and refunds shall be fully reflected in Contractor’s monthly Applications for Progress Payment submitted pursuant to Article 5 of this Agreement. Title to all materials, tools, and equipment paid for by Owner shall be vested in Owner. At the completion of the Work and when no longer required, such tools, equipment and materials as remain and have been or shall be paid for by the Owner shall belong to Owner and be, as Owner may direct (a) sold at the direction of Owner and all sums and allowances realized and received by Contractor shall be credited against the Cost of the Work for all purposes under this Agreement or (b) delivered to Owner, all as Owner shall direct.

3.6 No Duplication. Notwithstanding the breakdown or categorization of any costs in this Article 3 or elsewhere in the Contract Documents, there shall be no duplication of payment in the event any particular items for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.

ARTICLE IV.

CONTRACT TIME AND INTERIM MILESTONE DATES

4.1 Definitions.

4.1.1 The term “day” means any calendar day including public holidays.

4.1.2 The term “Notice to Proceed” means the written notice from Owner to Contractor providing Contractor with a “Date of Commencement” for the Work, which Date of Commencement shall not be earlier than thirty (30) days after the date on which the Notice to Proceed is delivered to Contractor. At Owner’s option, the Notice to Proceed may specify a Date of Commencement with respect to only a specific portion or aspect of the Work or may specify varying Dates of Commencement for different portions or aspects of the Work. Contractor will not commence or perform any Work or portion thereof, or enter upon the Site except with the prior written consent of Owner, prior to the Date of Commencement for such Work in Owner’s Notice to Proceed. If the Notice to Proceed is not given by December 31, 2004, or if the Date of Commencement set forth in Owner’s Notice to Proceed is after December 31, 2004, then either party shall have the right to terminate this Contract by giving the other party written notice thereof, and such termination shall be treated as a termination for convenience pursuant to Section 17.2.

4.1.3 The term “Interim Milestone Dates” means either the fixed dates, or the fixed number of calendar days, available to Contractor to achieve the key schedule “Interim Milestones” identified in Attachment 2 to Exhibit B (the Project Schedule).

4.1.4 The term “Contract Time” means (a) with respect to Substantial Completion, the period of time between the Date of Commencement and Guaranteed Date of Substantial Completion, and (b) with respect to Final Completion of the Work the period of time between the Guaranteed Date of Substantial Completion and the Guaranteed Date of Final Completion.

4.1.5 The term “Guaranteed Date of Final Completion” means the date which is sixty (60) calendar days after the date of Substantial Completion or such longer period as is permitted pursuant to Section 12.2.

4.1.6 The term “Guaranteed Date of Substantial Completion” means the date which is seven hundred ninety-one (791) calendar days from and after the Date of Commencement.

4.2 Time of the Essence. Contractor hereby accepts and confirms that, subject to the terms of this Agreement, the Contract Time is reasonable for completing the Work and hereby agrees to dedicate such personnel and other resources as are necessary to assure that the Work is continuously managed and performed in a diligent, skilled and workmanlike manner to achieve the Interim Milestone Dates and the Guaranteed Date of Substantial Completion. Contractor and Owner acknowledge that TIME IS OF THE ESSENCE with respect to their respective obligations under the Contract Documents, and that Owner’s business interests will suffer substantial losses in the event that any Interim Milestone is not achieved by the applicable Interim Milestone Date and/or Substantial Completion is not achieved by the Guaranteed Date of Substantial Completion in accordance with and subject to the terms of this Agreement. Notwithstanding the foregoing, the liability of Contractor due solely to the failure to achieve one or more of the Interim Milestones by the applicable Interim Milestone Dates shall be limited to (a) the cost of preparing and implementing an acceptable Recovery Plan in accordance with Section 11.8 to address such failure, (b) all costs and expenses incurred by Owner in preparing and implementing an Owner Recovery Plan to address such failure as described in and subject to any limitation set forth in Section 11.8.6

(any such amounts described under clauses (a) and (b), collectively, “Recovery Plan Liabilities”), and (c) the Liquidated Damages provided for under Section 4.4.1.1 with respect to each such Milestone. Contractor’s liability with respect to the failure to achieve Substantial Completion by the Guaranteed Date of Substantial Completion is covered under Section 4.4. Notwithstanding anything to the contrary contained herein, the aggregate liability of Contractor for (i) Recovery Plan Liabilities, as provided in this Section 4.2, and (ii) Liquidated Damages, as provided in Section 4.4.1, shall not exceed the sum of Twenty Million United States Dollars (US$20,000,000).

4.3 Completion Guarantees. Subject to changes in the Contract Time which are mutually agreed to in accordance with the Contract Documents, Contractor hereby guarantees to cause the Work to be commenced on the Date of Commencement as provided in Section 4.1.2 hereof, and (a) to timely achieve each of the Interim Milestones on or before the applicable Interim Milestone Date, and (b) to timely achieve Substantial Completion in accordance with the requirements of Section 12.1 of this Agreement on or before the Guaranteed Date of Substantial Completion. Contractor shall and hereby agrees to indemnify Owner from and against any and all costs, damages, expenses, losses, liabilities and obligations relating to and/or arising out of Contractor’s failure to achieve Substantial Completion by the Guaranteed Date of Substantial Completion, except pursuant to schedule extensions which are set forth in Change Orders in accordance with the Contract Documents.

4.4 Liquidated Damages With Respect to Delays.

4.4.1 If any Interim Milestone is not achieved by the applicable Interim Milestone Date and/or Substantial Completion is not achieved by the Guaranteed Date of Substantial Completion, as such time periods may be adjusted pursuant to the Contract Documents, Contractor acknowledges and agrees that Owner will suffer significant damages. Accordingly, if any Interim Milestone is not achieved by the applicable Interim Milestone Date and/or Substantial Completion is not achieved by the Guaranteed Date of Substantial Completion, Contractor shall pay to Owner on demand (or, at Owner’s option Owner may deduct, withhold and/or set off the whole or any portion of the following liquidated damages amounts from or against any amounts then or thereafter payable or due to Contractor from Owner), as liquidated damages for such delay and not as a penalty, the following amounts:

4.4.1.1 If any Interim Milestone is not achieved by the applicable Interim Milestone Date, the amount identified in Attachment 2 to Exhibit B with respect to such Interim Milestone per day for each day of delay from and after such Interim Milestone Date until such Interim Milestone is achieved; and

4.4.1.2 If Substantial Completion is not achieved by the Guaranteed Date of Substantial Completion, Three Hundred Thousand United States Dollars (US$300,000) per day for each day of delay from and after the Guaranteed Date of Substantial Completion until Substantial Completion.

The liquidated damages payable by Contractor pursuant to this Section 4.4.1 are referred to herein as “Liquidated Damages”. Notwithstanding anything to the contrary contained herein, the aggregate liability of Contractor for (i) Recovery Plan Liabilities, as provided in Section 4.2, and (ii) Liquidated Damages, as provided in this Section 4.4.1, shall not exceed the sum of Twenty Million United States Dollars (US$20,000,000).

4.4.2 Owner and Contractor hereby agree that it would be impractical or impossible to ascertain at the outset of the Project the exact amount of damages in the case of Contractor’s failure to cause any Interim Milestone to be achieved by the applicable Interim Milestone Date or Substantial Completion to be achieved by the Guaranteed Date of Substantial Completion and agree to stipulate that Owner’s loss in the case of any such failure will be deemed equal to the amounts set forth herein as liquidated damages for the specific periods set forth in Section 4.4.1 above, which amounts both parties agree represent the parties’ best efforts at the outset in making a genuine pre-estimate of Owner’s actual damages in such event, and which amount shall be the only monies due from the Contractor for such failure and which the parties agree shall be the Owner’s sole remedy for delay in the execution of the Work, except as set forth in Section 4.2. Other than with respect to Owner’s right to claim damages for delay in the execution of the Work, the imposition or payment of Liquidated Damages under Section 4.4.1 shall not in any way limit Contractor’s liability for any other act or omission, or for any breach or default of Contractor, Subcontractor or any Vendor under any of the Contract Documents, other than for delay in the execution of the Work, or any way limit Owner’s other rights and remedies under this Agreement, including, but not limited to, Owner’s right to terminate Contractor as the contractor with respect to the Work and to retain a different contractor to complete the Work.

4.4.3 Notwithstanding the provisions of this Section 4.4, the foregoing Liquidated Damages shall not apply to or limit in any way any of Contractor’s obligations and covenants under Section 11.8 hereof, including, but not limited to, Contractor’s obligation to provide and implement any Recovery Plan and/or take all available steps to overcome or mitigate against the adverse effects of all delays identified by Owner; provided, however, that the aggregate liability of Contractor for (i) Recovery Plan Liabilities, as provided in Section 4.2, and (ii) Liquidated Damages, as provided in Section 4.4.1, shall not exceed the sum of Twenty Million United States Dollars (US$20,000,000).

4.5 Early Completion. If Substantial Completion is achieved by Contractor prior to the Guaranteed Date of Substantial Completion, as may be adjusted pursuant to the Contract Documents, and Contractor has fully and timely performed all of its obligations under the Contract Documents and is not in default or breach thereunder, Contractor shall be entitled to an early completion bonus payment (in addition to Contractor’s Fee), to be paid to Contractor concurrently with the Final Payment, in the amount of Fifty Thousand United States Dollars (US$50,000) per day for each day, up to but not to exceed a maximum total early completion bonus payment of One Million United States Dollars (US$1,000,000), that the Contractor achieves Substantial Completion in advance of the Guaranteed Date of Substantial Completion. The early completion bonus will only be owed to Contractor if (a) Contractor is able to accelerate the Substantial Completion without the use of excessive overtime labor funded as a Cost of the Work or other increase in the Cost of the Work which is incurred or arranged with the intent to achieve Substantial Completion prior to the Guaranteed Date of Substantial Completion and (b) the amount of the early completion bonus exceeds the cost of any recovery plan under Section 11.8.

4.6 Guarantees of Completion and Performance.

4.6.1 Parent Completion Guarantee. Contractor shall cause Leighton Holdings Limited and China Overseas Holdings Limited (each, a “Guarantor”, and jointly and severally, the “Guarantors”) to execute and deliver to Owner, within five (5) calendar days after the date on which the Notice to Proceed is delivered to Contractor, (i) the Parent Completion Guarantee in the form of Exhibit K attached hereto, whereby the Guarantors absolutely and unconditionally guarantee to Owner each and all of Contractor’s obligations and liabilities under this Agreement and (ii) a consent to the assignment of the Parent Completion Guarantee by Owner to Owner’s Lenders.

ARTICLE V.

PAYMENTS TO CONTRACTOR

In consideration of Contractor’s performance of the Work in full compliance with the Contract Documents, Owner shall pay Contractor as follows:

5.1 Schedule of Values. Within twenty-one (21) calendar days after the Date of Commencement for the Work, Contractor shall submit to Owner and Owner’s Lenders an initial “Schedule of Values” for the Work, allocating values among all categories or portions of the Work. The Schedule of Values shall be prepared in such form and supported by data to substantiate its accuracy to the extent as Owner may reasonably require, shall be based upon the latest cost information available to Contractor, and shall be subject to Owner’s approval which approval shall not be unreasonably withheld or delayed. By way of example and not by limitation, the Schedule of Values should include and delineate: (a) each trade subcontract and major component thereof; (b) each significant purchase order and the installation costs for all procured materials and equipment, so that logical and realistic cost breakdowns are established and set forth for all facilities, phases, areas, trade disciplines, utility and electrical systems, FF&E items and major components of each of the foregoing. The Owner accepted Schedule of Values together with the payment terms of subcontracts and purchase orders approved by Owner (as Work is performed pursuant to such subcontracts and purchase orders) shall be used as a basis for the Contractor’s Applications For Progress Payments described in Section 5.2 below. Owner shall have the right to reject all or any portion of the Schedule of Values which Owner determines does not accurately define the Work in reasonable detail, or if the detail provided does not accurately reflect an appropriate cost, allocation or proportion of the Work. At any time and from time to time if it reasonably appears to Owner or Contractor that any aspect of the Schedule of Values is incomplete or inaccurate, and following any Change Order or Construction Change Directive, the Schedule of Values shall be adjusted by Contractor, in each case subject to Owner’s written approval, to reflect accurately the values of the various portions of the Work.

5.2 Applications For Progress Payments.

5.2.1 Format of Applications

5.2.1.1 On or before the first (1st) day of each month, Contractor shall submit to Owner and Owner’s Lenders an initial draft of Contractor’s Application for Progress Payment for the previous month.

5.2.1.2 On or before the fifth (5th) day of each month, Contractor shall submit to Owner and Owner’s Lenders a fully completed Application For Progress Payment for the previous month in a format reasonably satisfactory to Owner and supported by such documentation to verify entitlement as Owner and Owner’s Lenders may reasonably require, and certified by Contractor as correct. Each Application for Progress Payment shall be sequentially numbered, and shall clearly identify, itemize and attribute all Costs of the Work in a manner which facilitates review by Owner. Such Applications for Progress Payment may only request payment for Cost of the Work actually incurred prior to the date of such Application for Progress Payment and that the Contractor has paid or intends to pay to a Subcontractor or Vendor promptly after receipt by the Contractor of the corresponding payment from the Owner, and may not include requests for payment of amounts Contractor does not intend to pay promptly to a Subcontractor or Vendor because of a dispute or other reason. Contractor shall not submit more than one Application for Progress Payment per month, unless otherwise requested by Owner. In addition, each Application for Progress Payment shall separately identify and itemize the following:

(a) Work performed during such preceding calendar month, together with a statement indicating what portion of such Work relates to the Hotel or the Casino, respectively.

(b) Amounts due for Contractor’s initial scope of Work satisfactorily completed during the preceding month as measured by the Contractor’s direct and actual costs incurred in accordance with the Cost of the Work described in Section 3.2 of this Agreement, a list of all bills for supplies, materials, equipment, and fixtures incorporated or to be incorporated in the Work (in detail reasonably sufficient to allow Owner to determine where each item is incorporated or to be incorporated) and labor performed (in detail reasonably sufficient to allow Owner to determine where and on what portion of the Work the labor was performed, including, but not limited to, labor payrolls with names, dates, hours and rates) in connection with the Work, together with copies of the actual bills payable to Subcontractors and Vendors under lump sum agreements or otherwise as they relate to such Application for Payment.

(c) For each category and portion of the Work as shown on the Schedule of Values: (1) the amount requested on all previous Applications for Progress Payment, (2) the amount requested on the current Application for Progress Payment, and (3) the amount allocated to the Work yet to be completed.

(d) The percentage completion of each portion of the Work as of the end of the period covered by the Application for Progress Payment, shown as the percentage obtained by dividing (a) the expense which has actually been incurred by Contractor on account of that portion of the Work for which

Contractor has made or intends to make actual payment prior to the next Application for Progress Payment, by (b) the amount allocated to that portion of the Work in the Schedule of Values.

(e) Amounts due which are attributable to the Contractor’s Fee earned as a result of the completion of Contractor’s scope of Work during such period covered by and included in the Application for Progress Payment and approved by Owner. Under no circumstances shall Contractor include in any Application for Progress Payment, nor shall Owner be required to pay, an Application for Progress Payment for funds to pay an amount in excess of the then applicable pro rata portion of the Contractor’s Fee, using the ratio that the portion of the Work then completed bears to the total Work (as determined by the total Costs of the Work disbursed to date compared to the total approved Costs of the Work amount on the Schedule of Values).

(f) For all amounts due as the result of Change Orders and Construction Change Directives, the Contractor shall make submittals for each Change Order and Construction Change Directive.

(g) Reflect Retention in the amount provided for pursuant to Section 5.6 of this Agreement.

(h) Such additional information and documentation regarding the progress of the Work as Owner or Owner’s Lenders may reasonably require.

5.2.2 Substantiation of Costs. Contractor shall support its Applications For Progress Payment with relevant documentary evidence for cost verification purposes as Owner and Owner’s Lenders may reasonably require. This obligation shall include providing Owner with such supporting documentation as necessary to enable Owner to verify Costs of the Work submitted pursuant to Section 3.2 of this Agreement, including any Costs of the Work attributable to Change Orders or Construction Change Directives. To the extent requested by Owner, this shall include providing audit access to Contractor’s books and records to the extent described in Article 19 of this Agreement. All blanks and columns in the Application for Progress Payment must be completed. With respect to all costs associated with deposits, advance payments or materials stored off-Site, Contractor must comply with the provisions of Sections 5.11 and 5.13 of this Agreement.

5.2.3 Additional Costs For Change Orders and Claims. Except for Construction Change Directives or pursuant to an Owner signed Change Order, Owner shall not have any obligation to pay any amounts to Contractor or any Subcontractor or Vendor for work outside the scope of Contractor’s Work.

5.2.4 Lien Waivers. Each Application for Progress Payment shall include signed (along with company seal or chop, at Contractor’s option) Waiver and Release of Lien Upon Progress Payment in the form attached hereto as Exhibit H from Contractor with regard to Work that is covered on the Application for Progress Payment. Owner’s receipt of such executed waiver shall be a condition precedent to Owner’s obligation to pay any amounts pertaining thereto. In addition, Owner may at any time direct Contractor to submit a certificate that all payrolls, invoices for material and equipment, and other indebtedness connected with the Work and associated with an Application For Progress Payment have been paid.

5.2.5 Contractor Statements. Each Application for Progress Payment (and for Final Payment) shall include a “Contractor’s Certificate,” in form and substance identical to Exhibit I attached to this Agreement, signed by Contractor. Further, unless otherwise stated by Contractor in the Contractor’s Certificate and accepted by Owner, the issuance of an Application for Payment by Contractor will constitute a representation by Contractor to Owner that (a) the Work has progressed in accordance with the Project Schedule, (b) the quality of the Work performed up to the date of such Application for Payment is in compliance with the requirements set forth in the Contract Documents, (c) Contractor is not in breach of any of the provisions of the Contract Documents, and (d) Contractor is entitled to payment in the amount certified. The payment by Owner of any amount requested in an Application for Progress Payment shall not be deemed to represent in any way that (i) Owner has inspected the quality or quantity of the Work, (ii) Owner has reviewed the construction means, methods, techniques, sequences or procedures used by Contractor, or (iii) Owner has made any examination to ascertain how Contractor has used the progress payments previously made to it.

5.3 Time of Payments. Subject to the terms of the Contract Documents, Owner shall make to Contractor progress payments properly due and undisputed based on an approved Application for Progress Payment within twenty-five (25) calendar days after receipt of such fully completed Applications for Progress Payment which are submitted along with all requirements under Section 5.2 above, and substantiated in accordance with Section 5.2.2 above, and otherwise reasonably satisfactory to and approved by Owner and Owner’s Lenders, less any amounts that may be retained or withheld pursuant to the Contract Documents. Contractor recognizes that (i) any payment to it by the Owner is conditional upon the approval by Owner’s Lenders of the related Application for Progress Payment, and that (ii) Owner’s Lenders are entitled to request that the Contractor deliver further documents or substantiation of costs before approving any Application for Progress Payment. Owner shall promptly inform Contractor if Owner becomes aware that any of Owner’s Lenders will not be funding all or any portion of a particular Application for Progress Payment, notwithstanding that Owner shall have approved such Application for Progress Payment.

5.4 Owner’s Right To Withhold. Notwithstanding anything to the contrary herein, and in addition to Retention, Owner may, upon written notice to Contractor, together with a written explanation of all such withholding and the calculation of the amounts withheld, withhold from any payments otherwise due to the Contractor (including Final Payment), up to one hundred percent (100%) of the amount which, in Owner’s reasonable opinion, is necessary to protect Owner against or compensate Owner for any and all damages, costs, lawsuits claims, overpayments, expenses and losses, including, but not limited to, for the cure of any breach, default or failure to perform, or to assure the payment of claims of third persons, in each case attributable to any of the items or circumstances listed below in this Section 5.4 (such items or circumstances, the “Bases for Withholding”). Owner, at its option, may apply such sums in such manner as Owner may in good faith deem necessary or proper to secure protection from or to satisfy such claims, and Owner shall not be deemed in default by reason of withholding payment under this Agreement in good faith. Contractor shall not be entitled to receive payment with respect to any portion of an Application for Progress Payment that is inaccurate or incomplete or that contains any misrepresentation. If Owner becomes aware of any problems developing with respect to the Contractor or the Work which could form the basis for withholding, Owner shall notify Contractor thereof (provided, however, that any failure by Owner to so notify Contractor shall in no way limit Owner’s right to withhold funds as provided in this Section). The rights and remedies of Owner under this Section 5.4 shall be non-exclusive and shall be in addition to all other remedies available to Owner under this Agreement or at law, in equity or otherwise. The Bases for Withholding shall be limited to the following:

5.4.1 The overall percentage of Work satisfactorily completed by Contractor and each relevant Subcontractor and/or Vendor (determined by comparing the amount of Work satisfactorily completed to the total amount of Work to be completed), is less than the overall percentage of payments determined by comparing (i) the sum of (a) all amounts previously paid by Owner; and (b) the pending invoice to be paid, to (ii) the total amount of the Cost of the Work within the Guaranteed Maximum Price; provided, however, that Owner shall not be entitled to withhold on such basis to the extent that Contractor is otherwise entitled to receive the applicable payment from amounts available in the Construction Contingency.

5.4.2 Contractor’s failure to perform the Work and its other obligations hereunder in accordance with the Contract Documents, including, but not limited to, failing to comply with any applicable Laws, failure to submit or carry out Recovery Plans in accordance with Section 11.8 of this Agreement, and/or failure to maintain insurance in compliance with the requirements of this Agreement; provided, however, that Owner shall not be entitled to withhold on such basis to the extent that Contractor is otherwise entitled to receive the applicable payment from amounts available in the Construction Contingency.

5.4.3 Defective Work not remedied in a timely manner after receipt of notice from Owner during the course of the Work or during the Defects Liability Period, as applicable (and if any Work inspected by Owner is not to Owner’s reasonable satisfaction in accordance with the Contract Documents, a condition of any additional payments to Contractor shall be the correction of any such unsatisfactory Work to Owner’s reasonable satisfaction in accordance with the Contract Documents).

5.4.4 Failure by Contractor to make timely or properly due payments to Subcontractors or Vendors in the amounts for which Contractor has received payments from Owner.

5.4.5 Contractor’s failure to submit lien waivers as required pursuant to Section 5.2.4 above.

5.4.6 The exercising by Contractor or any Subcontractor or Vendor of mechanic’s lien rights or other claims relating to the Work against Owner, the premises of Owner, the Project and/or the Site, or the making of any claim against the same by any other party arising out of or relating to the Work or acts or omissions of Contractor, any Subcontractor or any other person for whose acts Contractor is responsible or liable at law or under the Contract Documents, except for those lien rights exercised as a result of Owner’s failure to make payment when due to Contractor under the Contract.

5.4.7 Contractor’s failure to expeditiously remove or release mechanic’s or similar liens made against the premises of Owner and/or the Site, except for those liens made as a result of Owner’s failure to make payment when due to Contractor under the Contract.

5.4.8 Any failure by the Contractor to provide timely access to the Contractor’s books and records for audit purposes to the extent described in Article 19 of this Agreement.

5.4.9 Any failure by Contractor to provide the Schedule Updates as required by Article 11 of this Agreement.

5.4.10 Any failure by Contractor to satisfy any of its obligations under this Agreement to provide certificates or other information requested by Owner’s Lenders.

5.4.11 Any failure by Contractor to satisfy its obligations under Section 3.1.3 of this Agreement.

5.4.12 Regarding any particular portion of the Work as shown on the Schedule of Values, any amount requested is attributable to a portion of the Work not actually completed; provided, however, that Owner shall not be entitled to withhold on such basis to the extent that the applicable payment to be made to Contractor is in respect of a deposit or advance payment to be made by Contractor to a Subcontractor or Vendor and Contractor is otherwise entitled to receive such payment in accordance with the terms of this Agreement.

5.4.13 Owner’s or Owner’s Lenders’ good faith belief based on reasonable evidence that the Work will not be completed within the Contract Time, provided that Contractor has been notified of such belief and fails to provide within seven (7) days either satisfactory evidence to the contrary or an acceptable Recovery Plan pursuant to Section 11.8.

5.4.14 Damage to property or Work or injury to persons attributable to the acts or omissions of Contractor, any Subcontractor or any person for whose acts or omissions Contractor is responsible or liable at law or under the Contract Documents.

5.4.15 Deviations from the Contract Documents other than those approved or permitted in accordance with the Agreement without an applicable Change Order or Construction Change Directive.

5.4.16 Any material breach or default or failure to perform by Contractor under the Contract Documents, including, but not limited to, failure to maintain any required insurance, or any material inaccuracy in any of Contractor’s representations or warranties.

5.4.17 A determination by Owner to nullify in whole or in part a prior approval of an Application for Progress Payment and/or prior payment made, because of subsequently discovered evidence or subsequent observations which otherwise would allow Owner to withhold pursuant to this Section 5.4 or elsewhere in the Contract Documents.

5.4.18 Contractor’s failure to obtain, comply with and keep valid and in full force, and deliver copies to Owner of, all approvals, permits, certifications, consents and licenses of governmental authorities or other parties having jurisdiction over the Site, the Project or the Work or contractual rights to approve or inspect any of the foregoing which are necessary at the stage of construction and/or otherwise existing and required to be complied with or satisfied when such disbursement to Contractor is to be made to enable Final Completion on or before the Contract Time.

5.4.19 Except as contemplated by the Contract Documents or otherwise approved by Owner, encroachments by any part of the Work being constructed on property located outside the boundaries of the Site.

5.4.20 An order or statement shall have been made by or received from any governmental, administrative or regulatory authority or agency stating that the whole or any part of the Work, and/or any proposed change thereto, for which Contractor or any Subcontractor is responsible or which relates to Contractor’s or any Subcontractor’s activities is in violation of any Laws, unless such order or statement has been timely corrected to the satisfaction of both the applicable governmental agency and Owner and evidence of such timely correction shall have been provided to Owner in form and substance satisfactory to Owner.

5.4.21 Contractor’s failure to comply with the requirements of Section 5.13 of this Agreement relating to off-Site materials.

5.5 Joint Payee Checks. Owner shall have the right at any time and from time to time upon notice to Contractor, to issue one or more checks for portions of a progress payment and Final Payment which are payable jointly to Contractor and its Subcontractors or Vendors of any tier or the parties owed. This right includes, but is not limited to, issuing jointly payable checks in circumstances where a dispute exists between Owner and Contractor with respect to the value of any partially or fully completed Work, including disputed Change Proposal Requests and Claims, and circumstances where Contractor has failed to provide lien waiver documents as required herein. Any such checks shall be forwarded to Contractor for further handling. Without limiting the generality of the foregoing, if Contractor fails, neglects, or refuses to pay for labor or services performed or materials or equipment supplied in connection with the Work for which Contractor has been paid by Owner, Owner shall have the right (but not the obligation), after giving Contractor written notice thereof, and provided that Contractor fails within fifteen (15) days after such notice to cure such situation or to put forward satisfactory reasons to justify such non-payment, to make payments directly for any and all such labor, materials, or equipment and to deduct the amount of such payment from any payments otherwise due to Contractor and from the Guaranteed Maximum Price.

5.6 Retention.

5.6.1 From each Progress Payment made by Owner on an approved Application for Progress Payment, Owner shall retain and withhold “Retention” in an amount equal to ten percent (10%) of the approved amounts to be paid with respect to the Work performed directly by Contractor (as distinguished from Work performed by Subcontractors, Vendors or any other third party). Upon Substantial Completion, fifty percent (50%) of the Retention shall be released on the next regularly scheduled payment date. Subject to the following sentence, all remaining Retention shall be released on the first (1st) anniversary of the date of Substantial Completion. With respect to any portions of the Work for which the Defects Liability Period has been extended pursuant to Section 10.2 of this Agreement, Owner shall retain and withhold from the Retention an amount (the “Defects Liability Retainage”) equal to three times the Owner’s reasonable estimate of the cost to correct, repair or replace such portions of the Work; thereafter, at the expiration of the Defects Liability Period (as extended) for such Work, the Defects Liability Retainage shall be either (i) retained by Owner in the event the Owner exercised its right to correct such Work in accordance with Section 10.7 hereof prior to the expiration of the Defects Liability Period (as extended) or (ii) released to Contractor.

5.6.2 Except as may otherwise be agreed to by Owner pursuant to Section 9.3, Contractor shall retain and withhold from payments due to Subcontractors and Vendors a retention as follows: (i) in the case of Work performed by Subcontractors providing labor and materials, ten percent (10%) on the approved amounts to be paid, provided that after retaining an aggregate amount equal to five percent (5%) of the total contract price of the applicable subcontract or purchase order, Contractor is not required to withhold further retention with respect to such Work; (ii) in the case of Work performed by Subcontractors providing only labor, an amount equal to two and one-half percent (2-1/2%) on the approved amounts to be paid; and (iii) in the case of materials or equipment to be supplied by Vendors, ten percent (10%) on the approved amounts to be paid, provided that Owner in its sole discretion may agree to reduce such amount in the case of certain Vendors. Except as may otherwise be agreed to by Owner pursuant to Section 9.3, Contractor shall not request in any Application for Progress Payment, and Owner shall have no obligation to include in any Progress Payment made pursuant thereto, any retention amounts that Contractor is required to withhold pursuant to the foregoing, until such time as the retention is required to be released to the Subcontractor or Vendor in accordance with the applicable approved subcontract or purchase order. For purposes of clarity, as used in this Section 5.6.2, “approved amounts to be paid” means the approved amounts payable to the applicable Subcontractor or Vendor without subtraction of the required retention.

5.7 Substantial Completion Payment. Payment by Owner of the first half of the Retention upon Substantial Completion shall be in consideration of Contractor’s unconditional covenant and agreement to complete all final Punch List Items. At Owner’s option, upon Substantial Completion, Owner may elect to release any Retention then being held by Owner, less a sum equal to one hundred percent (100%) of the costs reasonably estimated by Owner to be necessary to complete any such Punch List Items, which sum shall be retained by Owner until such Punch List Items are completed. Thereafter, Owner shall pay to the Contractor monthly the amounts retained for such Punch List Items to the extent that each Punch List Item is satisfactorily completed by Contractor and accepted by Owner. It shall be a condition precedent to payment to Contractor of the first half of the Retention related to Substantial Completion that Contractor obtain and deliver to Owner all certificates of occupancy (or any other equivalent permits required for occupancy and use) as may be required by Owner. Contractor shall obtain all such certificates of occupancy and other permits as soon as practicable after they are first available to be obtained (unless due to the fault of Owner such certificates are not obtainable).

5.8 Final Payment. Contractor’s “Application For Final Payment” shall be submitted in accordance with the following:

5.8.1 “Final Payment” means the payment to Contractor of all amounts due and owing and remaining to be paid to Contractor under the Contract Documents, including any Retention, based on Contractor’s Application for Final Payment and Owner’s Certificate of Final Completion. Final Payment shall not be due, and Contractor’s Application for Final Payment shall not be considered, until (i) the Contractor completes all of the Work in accordance with the Contract Documents, including the requirements set forth in Section 5.8.2 and the prerequisites for a Certificate of Final Completion set forth in Section 12.2 of this Agreement, and (ii) the first (1st) anniversary of the date of Substantial Completion has occurred.

5.8.2 It shall be a condition to Final Payment that Contractor deliver to Owner the following:

5.8.2.1 A certificate that all payrolls (including all union dues, health, welfare, pension plan and other labor associated contributions), invoices for all labor, materials and equipment and all other indebtedness connected with the Work for which Owner or its property might in any way be responsible, and for which Owner has paid the Contractor, have been paid or otherwise satisfied.

5.8.2.2 Final Waivers in a form acceptable to Owner from Contractor and all Subcontractors and Vendors and all other persons providing any services, labor, materials or equipment in relation to the Work, including certified copies of waivers of all lien rights exercised during the course of the Work and not previously provided to Owner, and no lien rights have been exercised, or other claims or encumbrances have been filed or are outstanding, with respect to the whole or any part of or interest in either the Site or the Work.

5.8.2.3 A certificate that Contractor has timely paid all applicable Taxes due and payable prior to Final Payment and arising out of the Work in a form satisfactory to Owner.

5.8.2.4 An accounting of the credits due to Owner for the value of any excess items paid for by Owner and a complete detailed statement of the Cost of the Work showing, without limitation, all expenditures for which tax credits or deductions may be allowed (if applicable).

5.8.2.5 Any documents, instruments, releases, certificates and indemnities reasonably required and that Contractor is able to obtain using its best efforts in order to establish that no mechanics or materialmen’s lien rights have been exercised, that all Lender Liens are of first priority (including prior to any other liens or lien rights) as it relates to Contractor’s obligations under the Contract, and that there are no encroachments or violations of any covenants, conditions or restrictions affecting the Site.

5.8.2.6 If required by Owner or Owner’s Lenders, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract or the Work which may then or in the future affect Owner, Owner’s property, the Project or the Site, and to the extent and in such form as may reasonably be designated by Owner or Owner’s Lenders. If a Subcontractor or Vendor refuses to furnish a release or waiver required by Owner, Contractor shall within such time as set forth in Section 7.19 hereof furnish a bond satisfactory to Owner to indemnify Owner against such lien and cause it to be paid and released; if such lien remains unsatisfied after payments are made, Contractor shall immediately refund to Owner and indemnify Owner against all money that Owner may be compelled to pay in releasing Owner, Owner’s property, the Project or the Site from such lien, including all costs and reasonable attorneys’ fees.

5.8.2.7 Such other certificates and instruments relating to the Work as Owner’s Lenders may reasonably require.

5.8.3 Owner will have no obligation to make the Final Payment as long as any unresolved mechanic’s liens or claims exist relating to Owner, Owner’s property, the Site and/or the Project, regardless of whether such liens are exercised or claims are made by Contractor, any Subcontractor or Vendor or any other party relating to the Work; unless and until Contractor releases or causes the release of Owner, Owner’s property, the Site or the Project, as applicable, from such liens and claims or, as directed by Owner, Contractor provides Owner and Owner’s Lenders with indemnities acceptable to Owner and Owner’s Lenders and/or bonds around any mechanic’s lien or claim in a manner acceptable to Owner and Owner’s Lenders, all in accordance with Section 7.19 hereof.

5.8.4 The Application For Final Payment shall include a statement of all unresolved Claims (and for which payment has been and/or shall be withheld by Owner). Contractor shall separately list by Claim number the specific dollar amounts which have previously been submitted as Claims by Contractor in good faith and in full compliance by Contractor with this Agreement.

5.8.5 Except for such unresolved Claims stated in specific dollar amounts which have been previously filed by Contractor in good faith and in full compliance with this Agreement, the submittal by Contractor of its Application For Final Payment shall constitute a final and irrevocable release and waiver by Contractor of any and all other Claims and causes of action for additional costs allowable under the Contract Documents. This release and waiver shall include, without limitation, any and all claims for amounts in addition to the specific dollar amounts relating to the unresolved Claims so identified by Contractor, and all other Claims or potential claims of Subcontractors and Vendors arising out of this Contract, whether or not any such Claims or potential Claims arise in contract or in tort or were known or unknown at the time of submittal of the Application For Final Payment. Contractor shall evidence such release and waiver by delivering a fully executed release and waiver in the form attached hereto as Exhibit J.

5.8.6 Upon Owner’s concurrence that all conditions listed in Section 12.2 of this Agreement have been fulfilled and that the balance set forth in the Application For Final Payment is due and payable, and subject to the approval of Owner’s Lenders, Owner shall make Final Payment to Contractor in accordance with this Agreement.

5.8.7 Final Payment shall not relieve Contractor of any warranty obligations (including, but not limited to, warranty obligations contained in the Contract Documents or at law).

5.9 Disputed Payments. When the reason(s) for withholding a particular payment are removed to Owner’s reasonable satisfaction, Owner will pay such previously withheld amounts for such matters (less amounts properly withheld or retained) with the next regularly scheduled payment. In the event of a dispute with respect to amounts payable under an Application For Progress Payment or the Final Payment, Owner shall pay all undisputed amounts. If Contractor disputes any determination by Owner with regard to any Application for Progress Payment or any withheld amounts, Contractor shall nevertheless expeditiously continue to execute the Work. Any amounts in dispute and withheld by Owner shall be promptly paid after the earlier of: (a) settlement of the dispute by execution of a final Change Order document; or (b) final resolution of the dispute pursuant to Section 22.1 of this Agreement. The payment of any undisputed amounts shall not waive or otherwise limit Owner’s rights as set forth in this Agreement, including, but not limited to, in Article 19 below.

5.10 Ownership of Materials. All material and work covered by progress payments made shall upon such payment become the sole property of Owner, however the Contractor shall not be relieved from the risk of loss and responsibility for all material and Work upon which payments have been made or the restoration of any damaged Work. Contractor represents and warrants to Owner that (i) title to all of the Work, materials and equipment covered by any Application for Progress Payment will pass to Owner upon the earlier of incorporation in the Work or receipt of payment by Contractor, and such title shall be free and clear of all liens, claims, security interests or encumbrances; (ii) the vesting of such title shall not impose any obligations on Owner or relieve Contractor of any of its obligations under the Contract Documents; (iii) Contractor shall remain responsible for damage to or loss of the Work, whether completed or under construction, except for Excepted Risks, until responsibility for the Work has been accepted by Owner in the manner set forth in Article 12 of this Agreement; and (iv) no Work covered by an Application for Progress Payment and no material or equipment incorporated in the Work will have been acquired or incorporated into the Work, subject to an agreement under which an interest in the Work or an encumbrance on the Work is retained by the seller or otherwise imposed by Contractor or any other person. “Excepted Risks” means all events listed in Section 11.4 as events of Force Majeure, except to the extent that any damage to or loss of the Work is caused by Contractor’s failure to comply with the provisions of Section 7.2.7.

5.11 Deposits and Advance Payments. If any deposits or advance payments are required in connection with the execution of the Work, such deposits or advance payments will be specifically identified by category and credited against amounts as billed in that category. Contractor shall provide Owner with a monthly statement of the total amount of all such deposits and advance payments then outstanding. In addition, Contractor will, promptly upon written request from Owner, account for any and all funds theretofore received by Contractor from Owner. Contractor agrees to arrange to purchase such materials or equipment in advance of the time for installation in the Project as are deemed advisable by Owner or Contractor, provided such purchases in excess of US$25,000 are approved by Owner and Owner’s Lenders. Upon Owner’s request, Contractor shall provide Owner with an assignment of Contractor’s rights relating to such deposit made and agreement for purchase of such item.

5.12 Waiver. Any waiver by Owner of the requirement that Contractor provide lien waivers with respect to any Application for Progress Payment or the Application for Final Payment shall not constitute a waiver of the obligation of Contractor to remove or satisfy any and all liens exercised against Owner, Owner’s property, the Site or the Project, which obligation shall at all times remain the responsibility of Contractor hereunder. Owner’s allowance or payment of any item pursuant to any Application for Progress Payment or otherwise shall not constitute approval of the Work or the Application for Progress Payment, or result in Owner’s waiver of any claims, all of Owner’s rights being specifically reserved, and no such payments shall operate as an admission on the part of Owner as to the propriety or accuracy of any amounts on such Application for Progress or Final Payment. A progress payment or partial or entire use or occupancy of the Project by Owner shall not constitute acceptance of Work not in accordance with the Contract Documents. Owner shall not be bound by any entries in previous Applications for Progress Payment and shall be permitted to make corrections for errors therein. Owner’s Final Contractor’s Fee installment payment and Final Payment shall in no way relieve Contractor of any obligations or responsibilities under the Construction Documents which extend beyond the date of such payment.

5.13 Materials Off-Site. Subject to Section 5.11 and except as otherwise approved by Owner pursuant to Article 9, all materials which are the subject of an Application for Progress Payment (or Application for Final Payment, if applicable) shall be stored at all times at the Project, in a bonded warehouse or such other secured facility satisfactory to Owner and Owner’s Lenders, or at the premises of the manufacturer or fabricator (in which event the materials shall be appropriately marked and identified with the applicable purchase contract and physically segregated in an area with access to a public street), until the materials are incorporated into the Project; provided that if the materials are stored with the manufacturer or fabricator, Owner must receive evidence satisfactory to Owner of the creditworthiness of the manufacturer or fabricator and/or Contractor shall procure and deliver or cause to be procured and delivered to Owner such dual obligee performance and labor and material payment bond or bonds, in form, substance and amount satisfactory to Owner and Owner’s Lenders, as Owner and Owner’s Lenders may require. All materials that are stored off-Site shall be marked and identified as the property of Owner, and Owner shall have the right to access all materials stored off-Site and to remove them from such off-Site location(s). Furthermore, Contractor shall:

5.13.1.1 use the materials only for construction of the Project, and not make any transfer thereof or permit any lien to attach thereto which could materially impair the ability of Owner to use the materials for such purpose;

5.13.1.2 take or cause to be taken all actions necessary to insure, maintain, preserve and protect the materials and keep them in good condition and repair, and to comply with all laws, regulations and ordinances relating to the ownership, storage or use of the materials;

5.13.1.3 cause to be delivered to Owner any applicable bailee waivers where such bailee rights exists, and the original warehouse receipt covering any stored materials, and ensure that such stored materials have been stored in such a way as to eliminate the possibility that they will be commingled with other materials or projects; and

5.13.1.4 if Contractor shall fail to perform any of its obligations under this Section 5.13 after Owner has made payment to Contractor for the materials, Owner or Owner’s Lender may, but shall not be obligated to, take such actions and expend such sums as either may deem necessary to protect and preserve Owner’s and/or Owner’s Lenders’ security interest in such materials, and all such expenditures so incurred (including, but not limited to, attorneys’ fees and disbursements) shall be reimbursed by Contractor promptly on demand and shall be Non-Allowable Costs of the Work.

ARTICLE VI.

OWNER’S RESPONSIBILITIES

6.1 Information and Services. Owner shall, at such times as are reasonably required for the successful and expeditious completion of the Work, provide Contractor with the following information and services at Owner’s expense and/or perform the following obligations:

6.1.1 Purchase and deliver to Contractor in accordance with the Project Schedule, the material and equipment to be provided by Owner for installation by the Contractor, if any;

6.1.2 Pay any real property taxes assessed against the Work, to the extent applicable (Owner acknowledging that such taxes shall not be included in the Guaranteed Maximum Price);

6.1.3 Prepare the Owner’s Design or cause the Owner’s Design to be prepared in accordance with the Project Schedule in order not to delay the execution of the Work, provided that Contractor agrees to use all reasonable efforts to mitigate the effect of any delay in the performance of the Owner’s Design (provided, however, that the foregoing shall in no way alter the definition of what constitutes an Owner Delay or the application of the provisions of this Agreement relating to any Owner Delay);

6.1.4 Generally perform in a timely manner all of Owner’s obligations under the Contract Documents;

6.1.5 Prior to the Date of Commencement, obtain all licenses, approvals, consents, permits and authorizations required to be obtained by Owner under the Contract Documents to allow the commencement of the Work; provided, however, that upon Owner’s request, Contractor shall use commercially reasonable efforts to assist Owner in obtaining all licenses, approvals, consents, permits and authorizations necessary for the orderly prosecution of the Work; and

6.1.6 Include in all subcontracts, purchase orders and other agreements entered into with any of Owner’s Contractors or Owner’s Consultants a requirement that such Owner’s Contractor or Owner’s Consultant must comply with the direction of Contractor in connection with the execution of the Work.

6.2 Limitations. Information on the Site and local conditions affecting the Site and any and all other information, reports, studies, surveys and materials provided by, or on behalf of, Owner is furnished solely for the convenience of Contractor only, and without any representation, warranty or guarantee of accuracy, adequacy, correctness or completeness by Owner and Owner hereby disclaims all such warranties, guarantees and representations. Except to the extent set forth in Article 13 below, and except to the extent the information and materials supplied by Owner contain inaccurate information that was not known to Contractor to be inaccurate (and such inaccuracy would not have been reasonably discovered by Contractor in the exercise and/or performance of its obligations under the Contract Documents), Contractor assumes the risk of such conditions and shall fully complete the Work without an increase in the Guaranteed Maximum Price and within the Contract Time (subject to Contractor’s right to use the Construction Contingency as provided in Section 3.1.6 hereof, to the extent there remain funds therein).

6.3 Owner’s Representative. Owner has designated Todd Nisbet and Gary Chin, each as “Owner’s Representative” to be Owner’s authorized representative (each acting alone) to provide approvals and directives necessary for the day-to-day administration of the Project, including the Work. Each Owner’s Representative shall have the authority to bind the Owner and the decision of any Owner’s Representative shall be binding on the Owner. Contractor acknowledges and confirms that no apparent authority, agency or similar claims may be made by Contractor with respect to any approval, authorization, order or decision given or made from and after the execution date of this Agreement by any purported representative or employee of Owner other than any of Owner’s Representatives in writing (or such other individual authorized in writing by Owner), and all such claims are hereby waived by Contractor.

6.4 Site Access. Owner, Owner’s Lenders, Owner’s Lenders’ technical advisor, Owner’s Consultants, Owner’s Contractors, Macau SAR representatives and any party designated by Owner shall at all times have, and Contractor shall provide, complete and unfettered access to the Site and the Work in progress and preparation wherever located at all times for any and all purposes as Owner and/or Owner’s Lenders may desire or as may be required under the Gaming Concession Agreement. Visits to the Site or observations of the Work by Owner, Owner’s Consultants, Owner’s Contractors, Macau SAR representatives, any party designated by Owner, Owner’s representatives or contractors, or Owner’s Lenders or Owner’s Lenders’ technical advisor shall in no way relieve Contractor from its obligations to carry out the Work in accordance with the Contract Documents. Subject to the terms of the Contract Documents, Owner shall, and shall require Owner’s Consultants and Owner’s Contractors to, work without causing labor disharmony, coordination difficulties, delays, disruptions or interferences with Contractor, Subcontractors and Vendors.

6.5 Payments. Owner shall timely make payment to Contractor of amounts properly due to Contractor under and subject to (including Owner’s right to offset and withhold as provided in) the Contract Documents.

6.6 Proof of Funding. Upon Contractor’s request, and subject to availability to Owner and the rights of the Owner’s Lenders, Owner will provide to Contractor a copy of the loan commitment and loan common terms agreement between Owner and Owner’s Lenders relating to the provision and disbursement of funds to Owner for its obligations under this Contract (excluding therefrom information deemed proprietary or confidential by Owner or Owner’s Lenders).

6.7 Good Faith. Owner shall use good faith in performing its obligations under the Contract Documents, and, in addition to any specific obligations of Owner hereunder in this respect, it is agreed that Owner shall not unreasonably delay its review of and/or response to matters requiring Owner’s review and/or response under the Contract Documents.

ARTICLE VII.

CONTRACTOR’S RESPONSIBILITIES

7.1 Contractor’s Specific Representations, Warranties and Covenants. By entering into this Contract, Contractor undertakes to furnish its best skill and judgment and to cooperate with Owner in furthering the best interests of Owner, the Work and the Project, and shall use good faith in performing its obligations under the Contract Documents. By entering into this Contract, Owner is relying upon the specific undertakings, representations and warranties of Leighton, China/HK and China/Macau in favor of Owner as follows, and Leighton, China/HK and China/Macau each hereby represents, warrants and covenants to Owner that:

7.1.1 As of the Date of Commencement, Contractor shall be duly authorized and shall have the necessary license(s), approvals, consents, permits and other authorizations to practice and perform all Work in this jurisdiction, and Contractor shall remain so licensed at all times relevant to the Work. Contractor shall ensure that all Subcontractors are duly authorized and have the necessary license(s), approvals, consents, permits and other authorizations to practice and perform all Work to be performed by such Subcontractors in this jurisdiction and will remain so licensed at all times relevant to the Work. Contractor shall produce such license(s), approvals, consents, permits and other authorizations to the Owner upon request, and Contractor shall be responsible to obtain copies of such license(s) from all Subcontractors prior to allowing them to perform Work on Site. Contractor has substantial experience in performing major projects with scopes of work similar to the Work defined herein, is familiar with the activities of the governmental bodies having authority over the Project and has expertise and experience managing Subcontractors on projects of similar scope within the region. Contractor also represents that such experience includes performing major projects with stringent time constraints and where construction begins before all drawings and specifications have been issued for construction purposes, as is the case with the Work and Project. The standard by which Contractor shall be judged in its performance of this Agreement and its exercise of judgment hereunder shall be that of a contractor with the level of skill, experience and expertise necessary for the planning and construction of a “five-star” first class international luxury resort and casino, including the foregoing qualifications and consistent with such other Contractor representations, warranties and covenants contained in the Contract Documents.

7.1.2 All of Contractor’s management involved with the Project and key supervisory personnel shall speak fluent English and shall remain committed to and available for full-time assignments (except when on leave approved in advance by Owner) devoted to the Work until at least sixty (60) days after Substantial Completion. If Owner is dissatisfied with the services rendered by any of such persons, then upon Owner’s written request, Contractor shall promptly substitute a person who is fluent in English of at least equal qualifications to perform the same function. Owner shall include in its written request Owner’s reasons for requiring such removal and substitution. If any of such persons or any replacements thereof under the preceding sentence are no longer employed by Contractor, then Contractor shall promptly substitute a person who is fluent in English of at least equal qualifications to perform the same function and notify Owner of the name of the substitute and his or her qualifications. Owner shall retain the right to approve all key personnel of Contractor involved in the Project. The individuals who shall be responsible on behalf of Contractor for supervising the Work are set forth on Contractor’s Personnel list attached as Exhibit C to this Agreement. Except for reasons beyond its control, Contractor shall not change any of the individuals designated in said Exhibit C during the term of the Agreement without the prior approval or specific direction of Owner, which approval shall not be unreasonably withheld or delayed. At least one Project Superintendent or Project Manager shall be at the Site on a full-time basis and at all times while any Work is being performed. In no event shall Mr. Michael Derrington Harvey be removed as a Contractor’s Representative from the Project (other than due to death, serious illness or incapacity), or be transferred to a different position with respect to the Project, without Owner’s prior written consent, which Owner may withhold in its sole discretion.

7.1.3 Contractor has examined and will continue to examine all Contract Documents provided by Owner pertaining to the Work and the Site. Contractor fully accepts the lack of completeness of such documents. Contractor also represents that the Guaranteed Maximum Price Premises and Assumptions were sufficiently detailed and comprehensive to enable Contractor to have reliably estimated and established its Guaranteed Maximum Price set forth in Article 3 of this Agreement. Subject to the provisions of this Agreement, Contractor further agrees that all Work shall be performed within the Guaranteed Maximum Price and within the Contract Time set forth in Article 4 of this Agreement, notwithstanding that the Contract Documents, including the Drawings and Specifications, are not complete in every detail and are still being developed.

7.1.4 Contractor has had ample time to and has visited and examined the Site and has reviewed the physical conditions affecting the Work, and will continue to do all of the foregoing, and, subject to the provisions of Article 13 hereof, is familiar with all of the conditions on, under, and affecting the Site, as Contractor deemed necessary or desirable based on Contractor’s skill, experience and knowledge and the scope of the Work and terms of the Contract Documents. Furthermore, Contractor has satisfied itself as to the nature and location of the Work, the general and local conditions, and traffic, particularly those bearing upon transportation, handling, and storage of materials, availability of labor, water, power, roads, weather, above-ground and sub-surface conditions at the Site and all other matters which can affect the Work or the cost thereof. Contractor has verified field conditions, and carefully and fully compared such field conditions, Site observations and other information known to Contractor with the Contract Documents (including the requirements thereof) and has not found any omissions, errors or discrepancies and has satisfied and will continue to satisfy itself as to: (a) access thereto; (b) the location of all utility pipelines and wiring conduits which can be ascertained through Site visits or by any documents which are provided by Owner; (c) the type of equipment and facilities needed before and during prosecution of the Work; (d) the general and local labor and weather conditions and availability of materials and equipment under which the Work is to be performed; (e) the presence of construction hazards, if any; (f) the nature, location, and character of the Work and the Site, including, but not limited to, all improvements and obstructions on and under the Site both natural and man-made; and (g) all other matters which may affect the Contractor’s means, methods, techniques and procedures necessary to construct the Work in strict accordance with the Contract Documents and otherwise fulfill its obligations under the Contract Documents, including but not limited to its obligation to complete the Work for an amount not in excess of the Guaranteed Maximum Price on or before the Contract Time. Any condition at the Site, whether or not consistent with conditions shown or called for on the Contract Documents, shall not be allowed as a basis for claims for increase of the Guaranteed Maximum Price or extensions of the Contract Time, except as otherwise specifically provided for in Article 13 below or otherwise in this Agreement, notwithstanding any statements or representations by Owner or any party on behalf of Owner, oral or written, with respect to the conditions of the Site or improvements thereon, or regarding the completeness, correctness, or adequacy of any Contract Documents (provided that such statements or representations were made in good faith).

7.1.5 Prior to commencing its procurement and construction activities, Contractor shall further verify at the Site all measurements and levels necessary for proper construction of the Work, including the fabrication, assembly and installation of materials and equipment to be incorporated into the Work and shall further carefully compare such verified field measurements and conditions with the requirements of the Contract Documents.

7.1.6 If the Contractor observes any failure of the Contract Documents to conform with applicable Laws, Contractor shall immediately notify Owner in writing and identify any such discrepancies and shall be responsible for rectifying the Contract Documents so that they shall conform with all applicable Laws. Subject to Section 7.2, if the Contractor performs Work that it knows or reasonably should have known to be in non-compliance with applicable Laws, the Contractor shall assume full responsibility for such Work and shall bear all costs (including loss and damage due to delays) of correction, repair and replacement attributable thereto as Non-Allowable Costs of the Work.

7.1.7 If Contractor discovers or otherwise becomes aware of any errors, discrepancies, omissions, duplications or conflicts in the Contract Documents at any time during the course of the Work, Contractor shall immediately notify Owner in writing and shall be responsible for rectifying the same. If the Contractor performs any Work relating to any such errors, discrepancies, omissions, duplications or conflicts in the Contract Documents, the Guaranteed Maximum Price shall not be increased. Contractor shall continue being paid for the Cost of the Work (but shall not be entitled to payment and/or reimbursement with respect to Non-Allowable Costs of the Work), all in accordance with the terms of this Agreement.

7.1.8 Contractor will not use the Site for any purpose other than the performance of the Work. Contractor will not engage in, nor commit its personnel to engage in, any other projects while performing Work on the Project to any extent that such other projects may materially and adversely affect the quality or efficiency of the Work required to be performed by Contractor in connection with this Project or which will otherwise be detrimental to the carrying on and completion of this Project.

7.1.9 Contractor acknowledges (a) that the Project involves the construction of a “five-star” first class Las Vegas-style luxury resort and casino in accordance with the Guaranteed Maximum Price Premises and Assumptions and the Contract Documents, (b) that the Contract Price reflects a premium in the amount Contractor (or a third party contractor with similar experience, skill and reputation as Contractor) would charge for the construction of the Work, and (c) that such premium is a direct reflection of Owner’s stringent requirements and high expectations for the quality of the Work. Contractor agrees that it will utilize the highest level of care and diligence in carrying out its obligations hereunder.

7.1.10 Gaming Concession Agreement. Contractor has been provided with a copy of the Gaming Concession Agreement and (a) has reviewed the provisions thereof, (b) has familiarized itself with each of the obligations of Owner under the Gaming Concession Agreement (including, but not limited to, Clauses 3, 4, 35, 36, 37, 40, 42, 67, 69, 79, 80, 84, 85 and 92 thereof), and (c) is aware of the consequences of Owner’s non-compliance with such obligations. Contractor hereby covenants that (i) it will comply with each of the provisions of the Gaming Concession Agreement applicable to the Work and the duties and obligations of Contractor hereunder, and (ii) it will not, and it shall procure that the Subcontractors and Vendors to not, cause Owner to breach Owner’s obligations under the Gaming Concession Agreement. In furtherance of the foregoing, if Contractor becomes aware of any action or omission by any Subcontractor or Vendor that could reasonably be expected to result in a breach by Owner of Owner’s obligations under the Gaming Concession Agreement, Contractor shall immediately notify Owner thereof and immediately terminate such Subcontractor or Vendor. Without limiting the foregoing provisions of this Section 7.1.10, Contractor acknowledges that pursuant to Clause 37 of the Gaming Concession Agreement, the Macau SAR may suspend construction of the Project if it determines that the construction plans are not adequately implemented.

7.1.11 Land Concession Agreement. Contractor understands that the Land Concession Agreement to be entered into by Owner shall contain various obligations on the part of Owner with respect to the use of the Site. Owner shall provide a copy of the Land Concession Agreement to Contractor after the Land Concession Agreement has been executed. Contractor hereby covenants that it shall comply with each of the following requirements set forth below in this Section 7.1.11 (it being acknowledged and agreed by Contractor that such requirements represent excerpts of certain of Owner’s obligations under the Land Concession Agreement):

7.1.11.1 Contractor shall not, and shall not permit any of its subcontractors (of any tier) to, remove or allow the removal from the Site of any materials such as land, rocks, fill, sand or other similar materials (collectively referred to as “Fill Materials”) without the prior written consent of Owner. Contractor recognizes that such prior written consent may be subject to Owner’s obtaining prior written consent from the Macau SAR under the Land Concession Agreement, and that Owner cannot ensure the timing or approval of such consent from the Macau SAR. Any such removal of any Fill Materials from the Site without Owner’s prior written consent shall constitute a breach hereunder. Contractor shall cause any Fill Materials removed from the Site to be deposited in such location as may be specified by the Macau SAR.

7.1.11.2 Contractor will take necessary and appropriate measures to ensure that no Fill Materials are removed from the Site by others (including without limitation by providing adequate 24 hour security at the Site, and ensuring that trucks and other vehicles are inspected prior to their exit from the Site).

7.1.11.3 Contractor shall provide adequate training and instructions to all Persons who enter the Site so that all such Persons are made aware of the restriction against removal of Fill Materials described herein. The Contractor shall post appropriate signage in and around the Site advising of the restriction.

7.1.11.4 Contractor shall inform its Subcontractors about the restriction on removal of Fill Materials, and shall (unless otherwise agreed by Owner) include in every subcontract similar provisions to those provided herein regarding the restriction on removal of Fill Materials and the other precautionary and remedial measures set out herein.

7.1.11.5 Owner shall have the right to require the immediate removal or dismissal of any employee or agent of Contractor or any Subcontractor who Owner believes has violated the restrictions against removal of Fill Materials set forth herein, including the right to remove or dismiss any supervisory personnel and others who permitted, or failed to prevent, the removal of Fill Materials as provided herein.

7.2 Further Covenants. Contractor covenants and agrees that all Work performed by Contractor or any Subcontractor or Vendor shall be carried out: (a) with a proper supply of skilled labor, materials and equipment; (b) in full compliance with the requirements contained in, indicated on and reasonably inferable from the Contract Documents given Contractor’s status as a contractor experienced with construction projects similar in size, quality and complexity to the Work, (c) in full compliance with all applicable laws, consents, ordinances, mitigation measures, codes, rules, directives, orders, permits, approvals, entitlements, statutes, and regulations, whether governmental or public administrative (including, but not limited to, all applicable Laws of Macau relating to noise control and pollution) (collectively, “Laws”); (d) diligently and in the best manner to assure completion on or before the respective Interim Milestone Dates and Guaranteed Date of Substantial Completion, (e) by qualified design professionals where applicable, and (f) in full compliance with the terms of insurance applicable to the Work. Contractor shall be responsible for ensuring that the Drawings and Specifications (including, but not limited to, the construction documents prepared by Owner’s Consultants) conform to Laws applicable to the design aspects of the Drawings or Specifications. Applicable Laws shall supersede the Contract Documents if there is any conflict; provided, however, that if any applicable Laws shall necessitate a Change to or deviation from the Contract Documents, Contractor shall obtain Owner’s written consent prior to implementing that Change. Contractor shall be responsible for failing to report any discrepancy between the Contract Documents and applicable Laws of which Contractor knows or should have reasonably known in the exercise of due diligence and prudent judgment and consistent with the terms of the Contract Documents. If Contractor performs any part of the Work in violation of any such applicable Laws, Contractor shall bear the costs of remedying such Work so as to be in compliance with such Laws, the Guaranteed Maximum Price shall not be adjusted and Contractor shall not have the right to use the Construction Contingency to pay the costs arising therefrom. If any new Law is enacted or any change to existing Law applicable to the Work occurs after the Effective Date, and to the extent that such new Law or change in Law has an impact on the Work and/or the cost of performing the Work, Contractor shall (i) subject to consultation with and the written approval of Owner, perform and construct the Work in accordance with such applicable Law, and (ii) such impact shall constitute a Change and the provisions of Article 18 shall apply (including with respect to the determination of any adjustment to the Guaranteed Maximum Price and/or the Contract Time). In fulfilling its responsibilities under the Contract Documents, Contractor shall furnish, coordinate, manage and pay for all services and personnel, labor, machinery, tools, materials and equipment, necessary to:

7.2.1 Cause the Work to be constructed in compliance with: (a) the latest approved Drawings and Specifications for construction purposes; and (b) all applicable Laws (including all changes in Laws as provided above in this Section 7.2);

7.2.2 Provide at all times until Final Completion a sufficient and competent organization, which shall include the skilled services of all senior managers, architects, designers, engineers, site supervisors, qualified scheduling personnel, superintendents, foremen, engineers, skilled and unskilled craft labor and supervisors and all other personnel necessary or desirable to plan, prosecute and construct the Work in accordance with the Contract Documents;

7.2.3 Provide the skilled services of buyers, expediters and other personnel necessary to achieve the timely delivery and use of (a) all materials, supplies and equipment to be incorporated into the Work by Contractor, Subcontractors and Vendors, and (b) all construction machinery and equipment, tools and expendable construction materials and supplies necessary or desirable for the Work;

7.2.4 Prepare and provide the Project Schedule and Schedule Updates for the Work in accordance with Article 11 below, or as reasonably requested by Owner’s Lenders;

7.2.5 Coordinate the schedules and operations of all Subcontractors and Vendors of every tier and cooperate with Owner, Owner’s Consultants and Owner’s Contractors so that the Contractor’s Work and the work of others will progress smoothly with a minimum of disruptions and interference to any party;

7.2.6 Obtain and provide to Owner and pay for (as a Cost of the Work): (a) all Work-related authorizations, building permits, licenses, consents and approvals which are required by governmental authorities to be taken out in Owner’s name for construction and completion of the Work, and (b) all temporary and final certificates of occupancy;

7.2.7 Be responsible for protection of the Work, including all materials and equipment to be utilized during the Work, from theft or damage or other harm, whether in transit or in storage on-Site or off-Site, until Final Completion pursuant to Section 12.2 of this Agreement, provided that Contractor shall not be responsible for damage resulting from the occurrence of Excepted Risks so long as Contractor has used reasonable efforts to protect the Work, including said materials and equipment, from damage due to the occurrence of such Excepted Risks;

7.2.8 Promptly notify Owner in writing of any errors, omissions or discrepancies discovered by Contractor in the Contract Documents, including any observed failures to comply with applicable Laws, and advise on how the same should be resolved and rectified;

7.2.9 Enforce strict discipline and good order among the employees of Contractor, Subcontractors and Vendors while at the Site or otherwise performing this Contract;

7.2.10 Give all notices and secure all required certificates of inspection, testing or approval necessary or incidental to the prosecution of the Work, for delivery to Owner;

7.2.11 Be responsible for and pay (as a Cost of the Work to the extent provided in Section 3.2.8 hereof) all Taxes relating to or arising out of the Contractor’s performance of the Work;

7.2.12 Provide Owner with the full benefit of all Vendor’s warranties applicable to all equipment and materials furnished by the Contractor;

7.2.13 Maintain at the Site one record copy of all Drawings, Specifications and revisions thereto, the Project Schedule, all Schedule Updates, all Change Orders and other Modifications, approved material lists, brochures, technical data submissions and RFI’s, RFI responses, submittals, Construction Change Directives, Samples, all correspondence and transmittals pertaining to the Work and all other records relating to the status of all Work-related materials, equipment and construction activities;

7.2.14 Provide Owner with three (3) complete sets of operating and maintenance manuals for all equipment installed as part of the Work;

7.2.15 Provide Owner with two (2) sets of complete as-built drawings (electronically when available and otherwise on reproducible mylar) prior to Final Payment;

7.2.16 Copy Owner on all correspondence, memoranda and bulletins by Contractor to Architect/Engineer, Owner’s Consultants, Owner’s Contractors and public or governmental agencies and deliver to Owner on a current and up-to-date basis copies of all written communications received from public or governmental agencies relating to the Work or the Project. Provide to all Subcontractors (with concurrent written notice to Owner), and cause all Subcontractors to provide, all notices required by applicable Laws relating to the Contract and/or Work, including but not limited to notice of payments received. Copy Owner on all default, stop work or termination notices sent to or received from Subcontractors at every tier, and any others performing any Work;

7.2.17 Contractor shall maintain records, in duplicate, of principal building layout lines, elevations of the bottom of footings, floor levels and key site elevations certified by a qualified surveyor or professional engineer to Owner’s and Owner’s Lender’s satisfaction; and

7.2.18 Michael Derrington Harvey is authorized to act on behalf of Contractor as the Contractor’s Representative with regard to the Work and Contract Documents, and is the individual with whom Owner may consult at all reasonable times, and the instructions, requests and decisions of said individual will be binding upon Contractor as to all matters pertaining to this Contract and the performance of the parties hereunder.

7.3 Preconstruction Services. Contractor shall as a Cost of the Work furnish, coordinate, manage and pay for all services, personnel, labor, material, equipment, machinery and tools for the Work, and shall:

7.3.1 Search for and timely recommend from time to time to Owner various value engineering and other cost savings measures during the entire progress of the Work to reduce the Cost of the Work to the fullest extent possible while maintaining the quality required by the Contract Documents. Owner will then elect, in its sole discretion, whether or not to implement such measures in connection with the Work.

7.3.2 Timely review designs with Owner, including, but not limited to, to the extent applicable, architectural designs, structural, HVAC, plumbing, fire protection, power and lighting, security systems and communications, interior designs, and vertical transportation and assure compliance thereof with the Guaranteed Maximum Price Premises and Assumptions, and the Project requirements established pursuant to the Contract Documents. Advise on the Site use and improvements, selection of materials, Project and Site systems and equipment, improvements to the Project and Site, call and security systems, and methods of Project delivery. Provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, integration into existing Project and Site systems, and factors related to cost including, but not limited to, costs of alternative designs or materials, preliminary budgets and possible economics.

7.3.3 Advise Owner in writing promptly upon discovery if, in the judgment of Contractor, the information provided on architectural or engineering documents is inadequate for the current purposes intended or if requirements of such documents conflict with other documents issued or with existing conditions at the Site. In any such event, Contractor will issue a Request for Information (“RFI”) to the Architect/Engineer or Owner’s Consultant (with a copy to Owner).

7.3.4 Systematically review the Contract Documents (including, but not limited to, the documents prepared by Owner’s Consultants), as the same are being prepared and check the same for (a) obvious conflicts, discrepancies and omissions, and (b) variations from customary construction practices and methods which, in the opinion of Contractor, may cause difficulties or occasion delay in the performance of the Work and timely advise Owner, Owner’s Consultants and Owner’s Contractors (if applicable) and the Architect/Engineer promptly, in writing, of any such observed problems. Coordinate the Contract Documents (including, but not limited to, the documents prepared by Owner’s Consultants) by consulting with Owner, Owner’s Consultants (if applicable) and the Architect/Engineer regarding Drawings and Specifications as they are being prepared, and recommending alternative solutions whenever design details affect construction feasibility, cost or schedule. Timely advise Owner, using Contractor’s professional skill and judgment, regarding any missing or incomplete aspects of the Work scope.

7.3.5 Assist Owner as Owner may reasonably request in the bidding preparation process, solicitation and requests for bids, and review of bids received for items specifically outside Contractor’s scope of Work.

7.4 Systems and Procedures. Contractor shall develop, for Owner’s review and approval, and implement a system and procedures for:

7.4.1 Reviewing its own Work and the Work of its Subcontractors and Vendors for defects and deficiencies, including the preparation of all appropriate quality control documentation, to assure that all such defects and deficiencies are discovered and corrected as soon as possible. Contractor represents and warrants that Contractor is ISO certified and covenants to conform such quality control procedures to ISO standards.

7.4.2 Reviewing, processing, recording and paying Subcontractors and Vendors in a manner fully consistent with the requirements to be fulfilled by the Contractor pursuant to Article 9 of this Agreement.

7.4.3 Preparing, reviewing and processing Change Orders in a manner that fully complies with Article 18 of this Agreement.

7.4.4 Evaluating all Change Proposal Requests and Claims submitted by Subcontractors or Vendors for compliance with the requirements of the Contract Documents, recommending resolutions and options to Owner in writing with respect to such Change Proposal Request and Claims; and implementation of written Construction Change Directives and Change Orders issued in accordance herewith.

7.4.5 Implementing a Site access and staging plan to ensure the smooth, orderly, organized and efficient movement and staging of Subcontractors and Vendors at the Site.

7.5 Schedule Meetings and Records. After execution of the Contract and prior to commencement of the Work, Owner shall schedule one or more meetings with Contractor for the purpose of outlining and clarifying the proposed Work, security and use of the Site, potentially difficult aspects of the Work of which Owner is actually aware and responding to questions of those attending.

7.5.1 Contractor shall schedule and conduct pre-construction and construction progress meetings at the Site on a regular basis (at least weekly) at which Owner, Architect/Engineer, Contractor and Subcontractors may jointly discuss such matters as Work procedures, progress, scheduling and coordination. Owner’s Lenders, Owner’s Consultants and Owner’s Contractors may attend such meetings. Contractor shall be responsible for securing attendance of its Subcontractors, Vendors, suppliers and other personnel as are required at such meetings. Contractor shall keep and distribute timely in advance of the next meeting minutes of such meetings, including a list of the action items, responsible parties and dates necessary to complete actions to enable the Contractor to maintain the progress of the Work in accordance with the Project Schedule.

7.5.2 Contractor shall regularly monitor and provide to Owner and Owner’s Lenders written reports on a monthly basis describing the status of the actual progress of the Work in relation to the Project Schedule, in accordance with Article 11 below.

7.5.3 For purposes of Schedule Updates and requested changes in the Contract Time, Contractor shall maintain daily logs which shall be available for Owner’s and Owner’s Lenders review at any time during normal working hours, and which shall record the progress of the Work.

7.5.4 Contractor shall also provide monthly to Owner and Owner’s Lenders, on the first day of each month, an “Anticipated Cost Report” prepared by Contractor in substantial conformance with Owner’s standards and containing detailed information on pending Change Orders, contracts awarded and to be awarded, and similar budget related items.

7.6 Contractor’s Operations. Contractor shall: (a) confine its operations at the Site to areas designated by Owner; (b) not unreasonably encumber the Site or encumber areas in the vicinity of the Site with materials, equipment or debris; (c) coordinate its activities with the Owner’s Representative, Owner’s Consultants and Owner’s Contractors in advance; and (d) not block or hinder parking facilities without Owner’s prior written approval. To the extent reasonably possible, Contractor shall preserve and protect all existing vegetation on or adjacent to the Site which is not to be removed or required to be disturbed in the performance of the Work. Contractor shall be solely responsible for all costs and expenses incurred as a result of failure to adhere to the requirement of this Section (subject to Contractor’s right to use the Construction Contingency as provided in Section 3.1.6 hereof, to the extent there remain funds therein and regardless of whether any funds remain in the Construction Contingency, Contractor shall still be liable for such damages, costs and expenses). Contractor shall make itself familiar with and use all best efforts to protect all existing improvements and/or utilities at or near the Site from damage. Contractor shall be solely responsible for repairing any such damage and for the related costs and expenses (subject to Contractor’s right to use the Construction Contingency as provided in Section 3.1.6 hereof, to the extent there remain funds therein and regardless of whether any funds remain in the Construction Contingency, Contractor shall still be liable for such damages, costs and expenses). Neither Contractor nor any Subcontractor or Vendor shall post, erect or place on the Site, the Work, Owner’s premises or the Project any sign, banner, billboard, flag or display for marketing, advertising, promotional or other similar reasons, and no trade names or other identification shall appear on any item of the Work or at any place on the Project where such name or identification will be seen by the general public, except as approved in writing by Owner and except as may be required by the Laws of Macau. In the performance of the Work, Contractor shall, at all times, exercise every reasonable precaution to protect, preserve and prevent from accident, damage and injury arising out of the Work, all persons and property, including the Work and any existing structures. Contractor shall, in addition, comply with all applicable Laws (including those on safety and health) and all requirements of the insurance carriers providing insurance for the Project.

7.7 Site Discipline. Contractor shall employ, and require all Subcontractors and Vendors to employ, only skilled workers properly qualified by experience and ability to perform the tasks assigned to them, who are properly credentialed with visas and/or work permits allowing them to be legally employed at the Site. Contractor shall at all times be responsible for strict discipline and good order among its employees, craft labor, agents and representatives as well as the employees, craft labor, agents and representatives of its Subcontractors and Vendors while performing Work and all other persons performing any Work. When requested by Owner, Contractor shall remove and shall not re-assign to the Work any person who, in Owner’s reasonable opinion, is disorderly, insubordinate, unsafe, unskilled, incompetent or otherwise unfit for tasks assigned to them or lacks proper work credentials for the tasks assigned or proper immigration papers. No workers shall be permitted to reside at the Site under any circumstances.

7.7.1 At all times during performance of the Work, including during any partial use or occupancy by Owner or others, Contractor shall, and shall require all Subcontractors and Vendors to, abide by each and all of the following requirements:

7.7.1.1 Access to the Work area by construction personnel shall be the most inconspicuous route available, in order that the general public and the Owner’s personnel are not inconvenienced. Access shall be arranged with Owner prior to commencement of Work. Access to restricted and/or limited access areas required by Work shall be coordinated with Owner.

7.7.1.2 Owner’s toilet facilities and the Project’s permanent toilet facilities are not to be used by construction personnel.

7.7.1.3 During the FF&E and finish phase of construction, construction personnel are not permitted to eat or smoke where materials are in place nor use tables and chairs or other furniture that are part of the Project. During this phase of the Project, Owner will designate appropriate places for eating.

7.7.1.4 Quiet and courtesy with respect to Owner’s employees and guests is mandatory.

7.7.1.5 Use all best efforts to insure that Contractor’s and all Subcontractors’ activities do not interfere with any Project and Site systems (i.e., electric, elevator, plumbing, fire protection, HVAC, etc.) necessary to maintain ongoing operations of the Project and Site.

7.7.1.6 Power outages, mechanical shutdown and so forth shall be carefully coordinated with Owner. Contractor will provide Owner with two (2) full business days, advance notice of any planned shutdowns of any basic Project or Site systems, and will obtain Owner’s written approval prior to commencing any such shutdown.

7.7.1.7 All life safety systems requiring shut-down or tie-ins, in accordance with the above clause 7.7.1.6, shall be coordinated with Owner and shall be performed at such a time to minimize any effect of the safety, health and welfare of the building’s occupants. At the conclusion of each work-day, all operable life safety systems shall be energized and operative.

7.7.1.8 Contractor shall be responsible to Owner for acts and omissions of Contractor’s employees and agents, Subcontractors and Vendors and their respective agents and employees, and other persons performing portions of the Work under a contract or arrangement with or under the direction of Contractor or with or under the direction of any Subcontractor or Vendor. Except to the extent expressly provided otherwise in this Agreement, Contractor shall not be relieved of its obligation to perform the Work in accordance with the Contract Documents either by activities or duties of Owner or Architect/Engineer, or, by any request, approval or consent of Owner or Architect/Engineer, or by tests, inspections or approvals required or performed by persons other than Contractor. Contractor shall require and ensure that each Subcontractor and Vendor complies with all applicable requirements set forth in the Contract Documents for Contractor. Except to the extent the Contract Documents expressly provide otherwise, if any dispute arises between Owner, on the one hand, and Contractor, on the other hand, unless Owner directs otherwise, Contractor shall proceed with the performance of its obligations under the Contract with reservation of all rights and remedies it may have under and subject to the terms of the Contract Documents.

7.8 Site Security. In cooperation with Owner, Contractor shall develop and implement an effective security program for protection of the Work in progress. Contractor shall secure, protect and be responsible for, and shall provide all necessary or desirable measures for security and protection at and on the Site and the Work, and of all materials, supplies, tools and equipment and all other improvements and personal property at the Site or in the vicinity of the Site, whether or not incorporated into the Work (collectively, the “On-Site Property”), including, but not limited to, utilizing fences, gates, cameras, and patrols (which shall include such number of duly qualified guards, on a 24-hour basis, as Contractor (in consultation with and to the satisfaction of Owner) shall deem adequate or such larger number as shall be required to ensure security of the Site, the Work and the On-Site Property). Contractor shall bear the cost of, and be liable for as a Non-Allowable Cost of the Work (subject to Section 3.2 hereof), and promptly shall remedy, all loss and damage to any Work, tools, equipment and all other improvements and personal property of the Site from any cause whatsoever, except to the extent of loss or damage caused by Force Majeure, by Owner’s negligence or willful misconduct or by the negligence or willful misconduct of Owner’s separate contractors and their agents and employees (subject to Contractor’s obligations under the Contract Documents to coordinate and monitor the work of such other Owner contractors). Owner may elect to provide and/or maintain security (including patrol guards) of its own choosing for the whole or portions of the Work and/or Site and/or adjacent property, but Owner shall not have any obligation, responsibility or liability of any kind to any party whether or not Owner arranges for any security. Such Owner arranged or provided security shall in no event release Contractor from or diminish any of Contractor’s obligations under the Contract Documents, including, but not limited to, this Section 7.8, and Contractor shall be solely responsible for security at and of the Work and Site, regardless of any security arranged for by Owner. Owner shall not assume or incur any responsibility or liability relating to any security arranged by Owner. Contractor shall cooperate with Owner’s security personnel and shall comply with all requests made by such personnel to secure and protect the Work and the Site.

7.9 Coordination With Others. Contractor acknowledges that Owner reserves the right to engage other contractors, engineers, inspectors, consultants and/or its own personnel to provide work or services relating to the Project which may be carried out concurrently with Contractor’s Work. Specifically, and without limitation, Contractor acknowledges that FF&E procurement is excluded from Contractor’s Work but completion of installation of the same within the times set forth on the agreed upon Project Schedule is necessary to achieve Substantial Completion. Contractor further acknowledges that a portion of Contractor’s Work will include installing materials and equipment in the Project procured by Owner and provided by Owner to Contractor. Owner shall retain separate contractors and vendors for FF&E procurement as Owner desires; provided, however, upon Owner’s request Contractor agrees to cooperate with Owner, including joint purchase arrangements, with respect to purchases of materials, supplies and equipment, including FF&E, where such cooperation and joint purchase may lead to a savings in purchase costs relating to such items as determined by Owner. Contractor shall fully cooperate by coordinating its Work with any work or services being performed by Owner, Owner’s Consultants, Owner’s Contractors and Owner’s other engineers and inspectors as follows:

7.9.1 Contractor shall coordinate its construction activities with the activities of Owner, Owner’s Consultants, Owner’s Contractors and Owner’s other engineers and inspectors and provide the necessary personnel and services to coordinate and interface its Work with Owner’s activities at the proper time and in a manner not to delay others or increase costs.

7.9.2 Contractor shall provide Owner and Owner’s Contractors with opportunities for the necessary storage and handling of materials and equipment necessary for execution of their activities.

7.9.3 Contractor shall participate with Owner, Owner’s Consultants and Owner’s Contractors in reviewing their respective construction schedules when requested to do so. Contractor acknowledges that the time allowed for Substantial Completion includes the necessary allowance of time for Contractor to coordinate and schedule the work of Owner’s Consultants and Owner’s Contractors, and Contractor has included a specific allowance of time as it relates to Owner’s pre-opening activities.

7.9.4 At its own expense as a Non-Allowable Cost of the Work, Contractor shall promptly remedy any damage wrongfully caused by Contractor or any Subcontractor or Vendor to Owner’s existing property or completed or partially completed construction work performed by Owner, Owner’s Consultants, Owner’s Contractors or Owner’s other engineers and inspectors.

7.9.5 If any part of the Work depends upon proper execution of any completed work and services performed or otherwise provided by or on behalf of Owner, Contractor shall, prior to proceeding with its Work, inspect such work and promptly report to Owner any apparent discrepancies or defects in Owner’s activities. The failure of Contractor to examine and report any such apparent discrepancies which are or should have been reasonably apparent to Contractor in the exercise of due diligence and prudent judgment and consistent with the terms of the Contract Documents shall bar any Claims thereafter that any defects or delays in Contractor’s Work are due to defects, delays or disruptions in the activities performed or otherwise provided by Owner.

7.9.6 Contractor shall use, and Contractor shall cause its Subcontractors and Vendors to use, all best efforts to work without causing labor disharmony, coordination difficulties, delays, disruptions, impairment of guarantees or interferences of any other obligations of any of Owner’s Consultants, Owner’s Contractors and Owner’s other engineers and inspectors.

7.9.7 Contractor shall cooperate with Owner’s contractors, engineers, inspectors and vendors performing FF&E procurement and installation services and shall incorporate such services in its Project Schedule and provide vertical transportation for the timely installation of FF&E. Contractor agrees to cause the Work to be performed in such a manner so that prior to achievement of Substantial Completion (and as early as reasonably practicable), Owner will have access to the Site and the Work in order to (a) begin installing FF&E, the installation of which is not part of the Work except as otherwise provided in the Contract Documents, at the Site, (b) begin training its personnel at the Site, and (c) and perform other tasks Owner deems necessary in connection with the opening of the Project.

7.10 Product and Design Substitutions

7.10.1 All requests for Substitutions shall be made in writing and sufficiently in advance of Work performance needs to permit a reasonable time for evaluation and written response by Owner without jeopardizing the Contract Time.

7.10.2 The acceptance of any Substitutions shall be at Owner’s sole discretion.

7.10.3 All Substitutions, including design changes recommended by the Contractor, must be specifically accepted in writing by Owner prior to the use or implementation thereof by Contractor or any Subcontractor.

7.10.4 In reviewing any Substitution, including design changes, Owner may consider, without limitation, the comparative advantages and responsibilities, including, but not limited to,: (a) any and all additional costs pertaining to any redesign and adverse consequences of such redesign, (b) any and all costs of replacement, corrections or adjustments to the Work, adjoining Work and Owner’s existing property, and (c) any and all costs arising from adverse impacts to the critical path of the Project Schedule and/or any delays in the Contract Time arising out of such Substitution.

7.10.5 Contractor shall promptly notify Owner in writing if any items in the Contract Documents shall not be readily available, and Contractor shall propose an available substitute item for Owner’s approval. Nothing in this Section or elsewhere in the Contract Documents shall derogate from Contractor’s responsibility to select, order, and timely purchase such items. If Contractor does not timely order or arrange for delivery of items or materials required for the Work, then upon at least five (5) days’ prior written notice to Contractor, Owner may (but is not obligated to) arrange for delivery or order such items and materials and in such event the Guaranteed Maximum Price shall be reduced pursuant to a Construction Change Directive in accordance with Article 18.

7.11 Tests and Inspections

7.11.1 All on-Site and off-Site material testing and inspections required by the Contract Documents or by Laws shall be arranged and supervised by Contractor in a timely manner to avoid any delays in the Work.

7.11.2 Owner may elect to require additional testing and inspections at any time during the course of the Work and for a period of one (1) year after the date of issuance of the Certificate of Substantial Completion pursuant to Section 12.1 below. Such additional testing shall be paid for by Owner (from the Owner’s Contingency or otherwise) unless such testing discloses material deficiencies not discovered during initial testing. In the event material deficiencies are disclosed, Contractor shall be responsible for all costs of such additional testing and inspections, and Contractor shall pay such costs to Owner on demand therefor (or, at Owner’s option, Owner may deduct, withhold and/or set off such costs from or against any amounts then or thereafter payable or due to Contractor from Owner). Contractor’s responsibility with respect to the costs of additional tests and inspections shall survive any termination of the Contract.

7.11.3 All certificates of such testing, inspection or approvals issued by all independent testing companies or governmental authorities shall be promptly delivered to Owner.

7.11.4 No inspection, or failure to inspect, by Owner or the independent testing companies or Owner’s Lenders shall be construed as approval or acceptance of the Work or as a waiver of Contractor’s obligations to perform the Work in full compliance with the Contract Documents.

7.12 Access to Stored Material. Owner, Owner’s Lenders and Macau SAR representatives may enter upon the location where any material or equipment is manufactured or stored for purposes of inspection, checking, testing or for any other purpose Owner, Owner’s Lenders or Macau SAR representatives deem reasonably necessary.

7.13 Shop Drawings, Product Data and Samples

7.13.1 “Shop Drawings” are drawings, diagrams, schedules and other data specially prepared for the Work by Contractor, its Subcontractors or Vendors of any tier to illustrate how certain specific Work components fit together and will be located in relation to each other.

7.13.2 “Product Data” are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Contractor, its

Subcontractors or Vendor of any tier to illustrate materials or equipment to be utilized for a portion of the Work.

7.13.3 “Samples” are physical examples which illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.

7.13.4 Contractor shall timely prepare and submit a schedule of Shop Drawings, Product Data, test reports, Samples etc., required to be submitted for the Work, in a format acceptable to Owner and Architect/Engineer.

7.13.5 Contractor shall review, approve (to the extent of their conformance to the Contract Documents) and submit to Owner or Architect/Engineer or the appropriate consultant all Shop Drawings, Product Data, Samples and similar submittals required by the Contract Documents in accordance with the schedule therefor with promptness and in such sequence as to cause no delays in the Work or in the activities of Owner, Owner’s Consultants or Owner’s Contractors.

7.13.6 Contractor’s submittal of Shop Drawings, Product Data, Samples and similar submittals shall be Contractor’s representation that Contractor has determined and verified all materials, field measurements and field construction criteria, as appropriate, related thereto, and that Contractor has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

7.13.7 Contractor shall not perform any portion of the Work requiring submittal and review of Shop Drawings, Product Data, Samples or similar submittals until such submittals have been accepted by Architect/Engineer. Such review and acceptance shall be in a timely manner so as not to delay the progress of the Work. Contractor shall carry out the Work in such submittals as accepted by Architect/Engineer.

7.13.8 Contractor shall make any corrections required by Owner or Architect/Engineer and shall resubmit the required number of corrected copies of Shop Drawings, Product Data, Samples or similar submittals until approved by Architect/Engineer. Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data, Samples or similar submittals, to any revisions other than those requested by Owner or Architect/Engineer on previous submittals.

7.13.9 Contractor shall not be relieved of responsibility for errors or omissions contained in Shop Drawings, Product Data, Samples or similar submittals based upon the approval, modification or acceptance thereof by Owner or Architect/Engineer unless the Contractor has specifically informed Owner in writing of such deviation at the time of submittal and Owner has given prior written approval to the specific deviation.

7.13.10 Contractor shall be responsible for furnishing its Subcontractors and Vendors with sufficient copies of Shop Drawings, Product Data and Samples, including any such construction data supplied by other Subcontractors and Vendors, as may be necessary for the coordination of the activities of all Subcontractors and Vendors.

7.13.11 Contractor shall submit one (1) reproducible transparency copy and six (6) blue line prints therefrom of all Shop Drawings for all shop-fabricated items and all detailed assemblies indicated on the Shop Drawings.

7.14 Project Record Documents and As-Built Requirements. Contractor shall maintain at the Site one (1) record copy of all Specifications, Drawings, approved Shop Drawings, Change Orders and other modifications, addenda, schedules and instructions, in good order.

7.14.1 The record Drawings shall be one (1) set of black (or blue) and white prints of the Drawings on which must be recorded all “as-built” changes during the course of construction. This record set shall be maintained separate and apart from documents used for construction reference as described in Section 7.2.13 above.

7.14.2 All as-built documents shall be kept current and Contractor shall not permanently conceal or cover any Work until all required information has been recorded.

7.14.3 Records of exterior underground utilities shall be made at the time of installation.

7.14.4 In marking any as-built conditions, Contractor shall ensure that such Drawings indicate by measured dimension to building corners or other permanent monuments the exact locations of all piping, conduit or utilities concealed in concrete slabs, behind walls or ceilings or underground. As built Drawings shall be made to scale and shall also include exact locations of valves, pull boxes and similar items as required for maintenance or repair service. Prior to Final Completion and as a condition to Final Payment, Contractor shall be responsible for providing Owner with a fully completed and accurate set of all as-built Drawings in an acceptable electronic format, as Contract Documents for Owner’s permanent records.

7.14.5 All documents described in this Section 7.14, including the as-built Drawings, shall be readily accessible at the Site for inspection upon request by Owner, Owner’s Lenders, Owner’s Consultants, Owner’s Contractors and/or their authorized representatives throughout the course of the Work.

7.15 Site Clean Up. All Work performed under this Contract shall comply with all Laws governing applicable noise, dust and pollution control requirements.

7.15.1 Daily Clean Up. Contractor shall regularly and on a daily basis during the course of the Work keep the Site and all Work-related areas in a clean and safe condition to Owner’s reasonable satisfaction by promptly removing and properly disposing of all debris and rubbish generated by Contractor’s operations. Contractor shall maintain ingress or egress from the Site in a clean condition, and shall remove from these areas all of Contractor’s (and Subcontractors’ and Vendors’) spillage and tracking arising from the performance of the Work, and shall promptly repair any damage to the same. Contractor shall minimize to the extent reasonably possible the impact and effect of the Work and other activity on the Site on properties adjoining and nearby the Site, and shall take all necessary and commercially practical and reasonable precautions (and comply with all applicable

Laws) to prevent any debris including, but not limited to, fugitive dust, from entering or interfering with any adjacent or nearby property.

7.15.2 Substantial Completion Clean Up. Except to the extent that Owner may designate otherwise in writing, the Contractor shall perform the following “clean up items” prior to the date of issuance of the Certificate of Substantial Completion pursuant to Section 12.1 below:

(a) removal of all wastes and rubbish;

(b) cleaning of all walls and other surfaces including tile, wood and glass surfaces, and cleaning of all corridors, skylights, doors, architectural metals, carpets, rugs, floors, woodwork and all other items to have the Work ready to operate for the purpose for which it is intended;

(c) replacement of all broken glass (including removing labels, washing and polishing both sides);

(d) cleaning and polishing of all plumbing fixtures and equipment;

(e) restoring existing facilities such as roads, other paved surfaces, fencing and curbing at the Site to their pre-existing condition unless more is required by the Contract Documents;

(f) requiring affected Subcontractors to promptly remove from the Site all temporary offices, tools, equipment, machinery and surplus materials not required for the continued performance of the Work and otherwise leaving the designated areas “vacuum clean;”

(g) machine-sweep and clean all drive-way surfaces;

(h) grind, smooth, and sweep clean any concrete surfaces, as necessary or desirable;

(i) remove temporary protections;

(j) remove marks, spots, dust, stains, fingerprints and other soil or dirt from all floors, tile, walls, finishes, marble, finished materials, fixtures, equipment and other Work, and wash or wipe clean and leave the same in undamaged, new condition;

(k) clean tubs, toilets and other fixtures, cabinet work and equipment, removing stains, paint, dirt and dust, and leave the same in undamaged new condition;

(l) clean all metal finished in accordance with recommendations of the manufacturer and accepted industry standards;

(m) clean resilient floors thoroughly with a well rinsed mop containing only enough moisture to clean off any surface dirt or dust and buff dry by machine to bring the surfaces to sheen;

(n) clean all light fixtures and insure that they are fully lamped and operating; and

(o) other items related to clean-up of the Site, as identified by the Owner’s Representative.

The foregoing clean up items shall not include but shall be in addition to, any items of defective workmanship or omissions which are to be corrected at Contractor’s cost pursuant to Article 10 of this Agreement.

7.15.3 Final Completion Clean Up. Prior to Final Completion pursuant to Section 12.2 below, Contractor shall complete any of the clean up items described above which were either not required by Owner at the time of Substantial Completion or which were not satisfactorily completed and accepted by Owner at the time of Substantial Completion.

7.15.4 Site Clean Up By Owner. In the event Contractor fails to maintain the Site in a manner satisfactory to Owner, and fails to complete appropriate clean up and/or removal activities within twenty-four (24) hours after receipt of Owner’s written notice to do so, Owner shall have the right to perform such clean up and removal activities and the Guaranteed Maximum Price shall be reduced by the amount of all costs incurred by Owner in connection therewith, provided that if the unspent balance of the Guaranteed Maximum Price is insufficient to cover such amount, Contractor shall immediately pay the difference to Owner.

7.16 Construction Facilities and Temporary Controls. Contractor shall be solely responsible for the design (except as otherwise provided in the Contract Documents), transport, erection, inspection and maintenance of all temporary supports and structures; including, but not limited to, electricity and lighting, heat, telephone and fax, water, sanitary facilities, fire protection, hoisting equipment and machinery, staging and scaffolding, temporary equipment and materials, all shoring and bracing, all cranes, hoists, derricks and supports, barriers and fencing, water control, field office, storage facilities and all other types of temporary supports and structures required for the Work and provided by Contractor or its Subcontractors while performing the Work. Contractor shall provide and maintain reasonable safety precautions to protect the public and avoid obstruction or interference with vehicular or pedestrian traffic in public streets, alleyways or private rights-of-way. Contractor shall, or shall cause Subcontractors to, leave proper access to hydrants and other similar places, and shall provide sufficient lighting during working hours and from twilight of each day until full daylight of each following day. When work is suspended, Contractor shall, or shall cause Subcontractors to leave roadways and sidewalks in proper condition and restore all such to good condition on completion of the Work and in compliance with all Laws. Contractor shall, or shall cause Subcontractors to, maintain, keep in good repair, and shift and alter as conditions may require, all guard rails, passageways and temporary structures and remove the same when the Work is completed or when the need for their use has ceased.

7.17 Cutting and Patching of Work. Contractor shall be responsible for all cutting, fitting or patching of the Work that may be required to properly complete the Work or make its parts fit together properly. Any costs resulting from improper cutting, fitting and patching to any work performed by Owner or Owner’s Consultants shall be Contractor’s responsibility as a Cost of the Work. Contractor shall not damage or endanger a portion of the Work or fully or partially completed construction of Owner or separate contractors by cutting, patching or otherwise altering such construction, or by excavation. Contractor shall not cut or otherwise alter such construction by Owner or a separate contractor except with consent of Owner, which shall not be unreasonably withheld or delayed. Contractor, if required by Specifications and Drawings, shall make connections to materials or equipment furnished, set, and/or installed by other contractors. No Work connecting to such materials or equipment provided by other contractors shall be done without giving such contractors a reasonable length of time to complete their work or until permission to proceed has been obtained from Owner. Owner shall secure and provide to Contractor the Shop Drawings from Owner’s Contractors for such of their work as is to be built into Contractor’s Work, or to which Contractor must make connection, and Contractor shall review and advise Owner of any discrepancy or unsuitability relative to its own Work. Each party shall cause its contractors to provide all openings and chases in its own work necessary for the installation of process equipment, and shall fill in around the same afterwards, if required.

7.18 On-Demand Bond Requirements

7.18.1 Contractor’s Bond Requirements.

7.18.1.1 Not later than five (5) business days after Contractor’s receipt of Owner’s Notice to Proceed and in any event prior to commencement of any Work, Contractor shall furnish a fully executed On-Demand Bond, substantially in the form attached hereto as Exhibit L (with such changes to such form as may be required by Owner’s Lenders prior to the actual issuance of the On-Demand Bond, so long as such changes do not materially or substantially alter Contractor’s rights, duties or obligations thereunder), naming Owner and, if requested by Owner’s Lenders, Owner’s Lenders (as Owner’s Lenders may change from time to time), as obligees and beneficiaries, covering both the Contractor’s faithful performance of this Contract and the payment of all obligations arising hereunder. The On-Demand Bond shall be in the amount equal to ten percent (10%) of the original Guaranteed Maximum Price. Thereafter, such On-Demand Bond shall not be increased or decreased unless Owner grants advance written approval of such increase or decrease. The On-Demand Bond shall provide that it may be freely assignable by Owner to Owner’s Lenders, and by Owner’s Lenders to any subsequent lenders or successors and assigns. The On-Demand Bond and all supplements shall be issued by a bank approved in writing by Owner and Owner’s Lenders. Without limiting the approval rights of Owner and Owner’s Lenders set forth in the previous sentence, the issuer of the On-Demand Bond shall, both prior to the issuance of the On-Demand Bond and at all times until the On-Demand Bond expires or is terminated pursuant to the terms thereof, be rated “A” or higher by Standard & Poor’s Corporation or by Moody’s Investors Service, Inc. (or an equivalent rating provided by a locally available rating agency, with such rating and such rating agency acceptable to

Owner and Owner’s Lenders). If the issuer of the On-Demand Bond ceases to be rated at least “A” by either Standard & Poor’s Corporation or by Moody’s Investors Service, Inc. (or falls below the acceptable rating set by Owner and Owner’s Lenders with respect to the local rating agency, if applicable), Contractor shall, within five (5) business days of such down-grading, obtain a replacement On-Demand Bond which conforms to the requirements of this Section 7.18.1.

7.18.1.2 The parties acknowledge that the On-Demand Bond specifies that any demand made thereunder shall be accompanied by a written statement signed by the Owner or by an “Independent Expert” certifying that the Contractor has failed to perform all or any of its obligations under this Agreement and the amount of the damages claimed by the Owner as a result of such failure. Owner and Contractor hereby agree to appoint Geoff McCauley of WT Partnership as the Independent Expert for purposes of the On-Demand Bond. If Geoff McCauley (or any successor Independent Expert) resigns, dies, becomes incapacitated or is otherwise unable to serve as the Independent Expert, Owner and Contractor shall attempt in good faith to agree upon a successor Independent Expert. If Owner and Contractor are unable to name a successor Independent Expert within thirty (30) days, the dispute shall be resolved by arbitration in accordance with Section 22.1. If Owner desires to make demand under the On-Demand Bond, Owner shall deliver a notice to the Independent Expert requesting that the Independent Expert make a determination whether or not Contractor has failed to perform all or any of its obligations under this Agreement and the amount of the damages due Owner as a result of any such failure. If the Independent Expert determines that Contractor has failed to perform all or any of its obligations under this Agreement, the Independent Expert shall deliver a “Statement” pursuant to (and as defined in) the On-Demand Bond. Except as provided in the next sentence, only the Independent Expert, and not Owner, shall have the right to deliver a Statement pursuant to the On-Demand Bond. If (a) the Independent Expert fails to make a determination whether or not Contractor has failed to perform all or any of its obligations under this Agreement within twenty-one (21) days after receipt of Owner’s notice, (b) the Independent Expert determines that Contractor has failed to perform all or any of its obligations under this Agreement and the Independent Expert fails to deliver a Statement pursuant to the On-Demand Bond within twenty-one (21) days after receipt of Owner’s notice, or (c) no Independent Expert is then serving and no successor has yet been appointed, then Owner shall have the right to deliver a Statement pursuant to the On-Demand Bond if Owner determines in good faith that Contractor has failed to perform all or any of its obligations under this Agreement.

7.18.2 Subcontractor’s Bond Requirements. On a case-by-case basis for subcontracts with a contract value in excess of Five Million United States Dollars (US$5,000,000), Owner may elect to require that Contractor’s Subcontractors provide an On-Demand Bond as described in Section 7.18.1 above using a form approved by Owner and Owner’s Lenders. The amount of each such On-Demand Bond shall be equivalent to a minimum of ten percent (10%) of the full value of the relevant subcontract or such lesser amount as Owner may approve in writing. All costs of each On-Demand Bond for those Subcontractors so designated by Owner shall be quoted separately to Owner for Owner’s prior written approval before such bond is obtained. Contractor shall recommend to Owner whether or not to require such On-Demand Bonds as to each respective Subcontractor. Nothing in this Section 7.18 shall preclude Contractor from requiring a bond, guarantee or other security from any Subcontractor or Vendor; provided, however, that in the event Owner does not grant prior written approval for an On-Demand Bond with respect to such Subcontractor or Vendor, Contractor’s election to require such bond, guarantee or other security shall be at Contractor’s sole cost and expense.

7.19 Liens.

7.19.1 If at any time Owner receives any stop notice, mechanic’s lien or similar claim pertaining to unpaid amounts for any labor, goods, materials, equipment or services provided as part of Contractor’s scope of Work (and provided Owner has paid all sums then due and owing to Contractor pursuant to and within the time period set forth in the Contract Documents), Contractor agrees to immediately release or cause the release of Owner, Owner’s property, the Site and/or the Project, as applicable, from such notices, liens or claims, or, at Contractor’s option, to file a bond in lieu thereof in an amount satisfactory to Owner. All costs incurred by Contractor in effecting the foregoing shall be at Contractor’s sole expense as a Non-Allowable Cost of the Work, except that should Contractor be successful in having Owner’s property, the Site and/or the Project, as applicable, released from such notices, liens or claims without the necessity of Contractor posting any bond and without the payment by Contractor to the lien claimant of any monies to effect such release, all of Contractor’s reasonable fees and costs incurred in effecting such release shall be a Cost of the Work. It is expressly understood that all of Contractor’s obligations with respect to this Section 7.19 begin immediately at the outset of any notice of a claim, either by correspondence or court proceeding or otherwise, and without regard to any showing of fault on the Contractor’s part, and in all cases Contractor shall cause Owner, Owner’s property, the Site and/or the Project, as applicable, to be released from all such liens and claims or, at Contractor’s option, bond against such liens and claims in accordance with Section 7.19.2 below, in either case within fifteen (15) days of receipt of notice thereof (or such lesser period in any loan documents relating to Owner’s Lenders).

7.19.2 If any such notice or claim is received and Contractor does not release, or cause the release, of Owner, Owner’s property, the Site and/or the Project, as applicable, from the lien or claim within the fifteen (15) day period set forth in Section 7.19.1 or, at Contractor’s option, obtain a bond and file with the appropriate court a petition to substitute the bond for such lien or claim within fifteen (15) days after receipt of notice thereof (or such lesser period in any loan documents relating to Owner’s Lenders), and obtain a court order within thirty (30) days after filing such petition, allowing substitution of the bond for such lien, Owner shall have the right to pay all sums necessary to obtain the release of Owner, Owner’s property, the Site and/or the Project, as applicable from such lien or claim and deduct all sums to be paid (including attorneys’ fees and the amount of any obligations assumed by Owner) from the Guaranteed Maximum Price.

7.19.3 Contractor acknowledges (a) that pursuant to Clause 42 of the Gaming Concession Agreement, Owner is required to keep the Project and the Work free and clear of any liens, encumbrances or security interests, and (b) that a breach of this provision of the Gaming Concession Agreement will cause Owner to suffer substantial losses. Contractor agrees that it will not, and it shall use reasonable precautions to ensure that the Subcontractors and Vendors do not, impose, or exercise their rights with respect to, any liens, encumbrances or security interests on the Project and the Work. Further, all materials and equipment supplied by Contractor pursuant to the Contract Documents shall be delivered free and clear of all liens and not be subject to any conditional sale, purchase-money lien, security agreement, financing agreement or chattel mortgages. Contractor agrees that, to the extent it is permitted by law to claim a lien on any material or equipment at the Site or any component of the Work in accordance with the Contract Documents or applicable Law, it will not exercise such right.

7.20 Royalties and Patents. Contractor shall pay as a Cost of the Work in accordance with Section 3.2.11 hereof all royalties and license fees relating to the Work. Contractor shall defend suits or claims for infringement of patent rights and shall indemnify and hold Owner harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Contract Documents. However, if Contractor knows, or should know following due inquiry, that the required design, process or product is an infringement of a patent, Contractor shall be responsible for such loss unless such information is promptly furnished to Owner.

7.21 Training. Prior to and as a condition to payment of the Final Payment, Contractor shall orient and instruct the responsible maintenance personnel designated by Owner in the operations of all equipment and shall provide the maintenance personnel with pertinent literature and operational manuals for all equipment designated by Owner.

7.22 Construction Photographs. Contractor shall submit color construction photographs to Owner and Owner’s Lenders with each month’s Application For Progress Payment during the Work. Each month, such photographs shall consist of at least four (4) views of the building from ground-view points as directed by Owner and any interior views requested by Owner or Owner’s Lenders.

7.23 Statement of Unpaid Claims. Whenever requested by Owner or Owner’s Lenders, Contractor shall certify to Owner in writing (in a form satisfactory to Owner) the amounts then claimed by and/or due and owing from Contractor to any person(s) for labor and services performed and materials and supplies furnished relating to the Work, setting forth the names of the persons whose charges or claims for materials, supplies, labor, or services have been paid and whose charges or claims are unpaid or in dispute, and the amount due to or claimed by each respectively.

7.24 Protection of Work. Contractor shall design, furnish, erect and maintain in a safe manner to cause to be designed, furnished and erected, such barricades, fences, and railings; give such warnings; display such lights, signals and signs; exercise such precautions against fire; adopt and enforce the rules, regulations or requirements of governmental authorities, and take such precautions as may be necessary. Contractor shall immediately report in writing to Owner all accidents howsoever arising out of or in connection with the performance of the Contract Documents, whether on or adjacent to the Site, which result in death, injury or property damage, giving full details and statements of witnesses. In addition, if death or serious injury or serious damage is caused, the accident shall be reported by telecopy to Owner and the insurance carrier or its representative providing insurance for the Project. If any claim is made by any third party against Contractor, any Subcontractor or Vendor, on account of any accident or similar event,

Contractor shall immediately report the fact in writing to Owner, giving details of the claim and Contractor’s explanations as to the same.

7.25 Information to Authorities. Contractor acknowledges that (a) Owner and its affiliates are subject to stringent and comprehensive Laws in Macau and in the United States of America (including those issued by the gaming authorities thereof); and (b) Contractor (as well as Subcontractors and Vendors at any tier) may, at the request of Owner or the appropriate governmental authority, be required to submit from time to time such information regarding its operations, businesses or ownership to Owner or the appropriate governmental authority, as the case may be. Contractor shall provide to Owner English translations of all non-English documents (a) filed with applicable governmental authorities in connection with the construction of the Work or (b) delivered to Owner under this Agreement. Contractor shall ensure that all translations submitted to Owner are true and accurate in all material respects.

7.26 Hazardous Materials.

7.26.1 Title to, ownership of and legal responsibility for all pre-existing hazardous materials at the Site shall remain with Owner. In this Agreement, “pre-existing hazardous materials” shall be limited to all substances that are considered hazardous or toxic under the laws of Macau that (a) existed as of the Date of Commencement, (b) have not been introduced to the Site by Contractor, and (c) have not been negligently disturbed by Contractor, including asbestos and poly-chlorinated biphenyl (PCB).

7.26.2 Contractor shall have no responsibility for the handling, removal or disposal of pre-existing hazardous materials at the Site except to the extent addressed or covered in the Contract Documents or otherwise made known to or is known to or, as of the date hereof, is reasonably foreseeable by Contractor.

7.26.3 In the event Contractor encounters pre-existing hazardous materials or materials reasonably expected to be hazardous to health, Contractor shall, within one (1) day of discovering such materials, notify Owner and stop work in the affected area until an environmental laboratory properly certified by the applicable Authority retained directly by Owner shall have verified that the relevant materials have been removed or rendered harmless. Notwithstanding the foregoing, Contractor shall use its best efforts to minimize any delay to the Project Schedule caused by the discovery of pre-existing hazardous materials.

7.26.4 In the event Contractor shall reasonably determine that the Project Schedule will be delayed due to the presence of pre-existing hazardous materials, it shall, within ten (10) days of the initial discovery of such pre-existing hazardous materials, submit to Owner a Change Proposal Request for an extension of time and/or an adjustment to the Guaranteed Maximum Price in accordance with Article 18 hereof. Contractor’s failure to submit a Change Proposal Request within the time period stated in this Section 7.26.4 shall amount to a waiver of its rights hereunder. Contractor shall not be entitled to an extension of time or an adjustment to the Guaranteed Maximum Price for hazardous materials that are not pre-existing hazardous materials.

7.26.5 All solid and liquid wastes, hazardous substances, and hazardous materials used by Contractor (including all solvents, cleaners, waste oils and trash) shall be handled and disposed of in full compliance with all applicable Laws (including, but not limited to, environmental laws of Macau). Contractor shall be responsible for any environmental contamination that occurs at the Site as the result of the acts or omissions of Contractor or its Subcontractors, Vendors or invitees.

7.26.6 Contractor and its Subcontractors and Vendors shall have no responsibility for the discovery, presence, handling, removal or disposal of pre-existing hazardous materials discovered on the Site, including asbestos, asbestos products, poly-chlorinated biphenyl (PCB) or other substances classified as hazardous by the Environmental Protection Agency of the U.S. Government or any other federal, state or local government agency of the United States, except to the extent addressed or covered in the Contract Documents or otherwise made known to or reasonably foreseeable by Contractor. If Contractor discovers the presence of any hazardous materials at the Site not otherwise called out in the Contract Documents or otherwise made known to or reasonably foreseeable by Contractor, Contractor shall promptly report the presence and precise location of any such materials to Owner and immediately stop Work in the affected area unless requested otherwise by Owner.

7.27 Taxes, Customs and Import Duties.

7.27.1 Contractor shall be responsible for the payment of all Taxes imposed on or as a consequence of the importation of any machinery, hardware and software, articles, equipment, apparatus, materials, supplies, appliances, parts, instruments or other things of all kinds which are required to construct the Work (collectively, the “Plant”) into Macau and delivery to and erection on the Site for the purposes of this Agreement. Contractor shall indemnify Owner from and against all liability, cost, damages, loss and expense:

(a) arising from the Contractor’s failure to pay the whole or any part of any such Taxes; or

(b) resulting from the Contractor’s failure to co-operate with, or follow instructions from the Owner or the Owner’s Representative, to maintain such exemptions from or reductions of such Reimbursable Taxes as may be granted by any governmental authority to the Owner.

7.27.2 In addition to the foregoing, Contractor shall:

(a) timely obtain all exemptions from or reductions of all Reimbursable Taxes which are reasonably capable of being obtained, having regard to all applicable Laws at the date of importation;

(b) not make changes to the type or country of origin of any Plant or in the method of packaging, shipment or importation which would result in any increase in the Reimbursable Taxes payable (unless the overall cost of such Plant would be reduced); and

(c) not knowingly provide information on, or exclude information from, any Project import list or packing list, which would attract Tax at a rate higher than the applicable concessionary rate.

ARTICLE VIII.

ARCHITECT/ENGINEER; DESIGN DOCUMENTS

8.1 Architect’s/Engineer’s Administration of the Contract

8.1.1 The term Architect/Engineer includes the Architect/Engineer and the Architect’s/Engineer’s authorized representatives. Architect/Engineer shall act in its professional capacity as a Subcontractor during the course of the Work. Contractor shall have direct responsibility of all work performed by the Architect/Engineer, whether occurring prior or subsequent to the date the Architect/Engineer Agreement is transferred to Contractor. The Guaranteed Maximum Price includes all fees and expenses due to the Architect/Engineer.

8.1.2 The Architect/Engineer shall at all times have access to the Work wherever it is in preparation or being performed.

8.1.3 The Architect/Engineer shall have authority to require additional inspection or testing of the Work, whether or not such Work is fabricated, installed or completed, by giving reasonable advance notice in writing to both Owner and Contractor. However, only Owner shall have authority to reject any Work which does not conform to the Contract Documents.

8.1.4 The Architect/Engineer shall review and approve or take other appropriate action upon the Contractor’s submittals such as Shop Drawings, Product Data and Samples, for the limited purposes of checking for conformance with the Specifications and related design intent expressed in the Contract Documents. The Architect/Engineer shall provide its response to all such submittals in a timely manner to avoid delays in the Work.

8.1.5 Contractor acknowledges that Owner’s Design is an integral part of the design process and understands and accepts the responsibility of coordinating the Owner’s Design with the Architect/Engineer’s design.

8.2 Design Information, Drawings and Manuals.

8.2.1 Draft Design Information. Not less than sixty (60) days prior to the commencement of each construction activity as shown on the then current Project Schedule, Contractor shall submit to Owner’s Representative Drawings, Specifications and related design information (collectively, “Design Information”) in relation thereto in a form and to a level of detail acceptable to the Owner’s Representative. The Design Information shall describe the size, quality and character of the applicable portion of the Work as it relates to the Project; its architectural, structural, mechanical, electrical, plumbing and fire safety systems; and the materials and other elements of the applicable portion of the Work necessary for construction to be completed in compliance with the requirements of the Contract Documents and all applicable Laws. In the event that Contractor submits any

Design Information that does not comply with or is inconsistent with the Guaranteed Maximum Price Premises and Assumptions, or prior Design Information, it shall clearly identify and give particulars of such non-compliance or inconsistency.

8.2.2 Approval of Design Information. If Contractor shall request Owner’s approval of particular Design Information, then within thirty (30) days of receipt of such Design Information, the Owner’s Representative shall either (a) if it considers the same to comply with the Guaranteed Maximum Price Premises and Assumptions and the prior Design Information, approve the same in writing or (b) raise objections thereto in writing, in which case the same shall be modified by Contractor as often and to the extent necessary to comply, in the opinion of the Owner’s Representative, with the Guaranteed Maximum Price Premises and Assumptions and the prior Design Information, whereupon approval will be given. Failure by Owner to raise objections in writing within said thirty (30) day period shall be deemed an approval by Owner under clause (a); provided that Contractor shall have provided Owner with an additional notice not less than five (5) nor more than eight (8) days prior to the expiration of such thirty (30) day period stating that Owner’s failure to respond shall constitute a deemed approval of the particular Design Information. On each re-submission of the Design Information objected to by the Owner’s Representative, the Owner’s Representative shall give his consent or raise further objections to the re-submitted Design Information within fourteen (14) days of its receipt by the Owner’s Representative. Notwithstanding the foregoing, the Owner’s Representative’s approval shall be required on all Design Information relating to aesthetics (colors, finishes, etc.) or major building systems or equipment having long-term maintenance requirements (such as elevators). In addition, Owner shall have the right to raise objections to any other Design Information regardless of whether Contractor requested Owner’s approval thereof, provided that any such objections are made within thirty (30) days after Owner first has knowledge of the particular Design Information.

8.2.3 Further Information. For the purpose of exercising his power hereunder, the Owner’s Representative may call for such further or other Design Information as may be reasonably necessary.

8.2.4 No Relief from Liability. Contractor acknowledges that neither:

(a) the examination of or the giving or withholding of approval to any Design Information under this Article 8, or the making of objections, representations, comments or suggestions, or any failure to make the same in relation to the Design Information or any other aspect of the Work; nor

(b) any other act or omission of Owner, the Owner’s Representative, the Owner’s Lenders or of any other person acting or purporting to act on their behalf in relation to any aspect of the Work;

shall relieve Contractor from its responsibility for the acts and omissions of its employees, architects, engineers and consultants (including, but not limited to, Architect/Engineer) in the preparation of the Design Information or relieve Contractor in whole or in part of any duty, obligation or liability undertaken by Contractor in relation to the Work (including, but not limited to, Contractor’s obligation to complete the Work in accordance with the

Guaranteed Maximum Price Premises and Assumptions), whether under this Agreement or otherwise, or diminish or vary any such duty, obligation or liability, whether by way of contribution or otherwise; provided that nothing in this Section 8.2.4 shall exclude or otherwise affect any right of the Contractor to be discharged from its obligations under the Contract. The Drawings and Specifications shall be adequately prepared by or on behalf of Contractor such as to be approved for use by all authorities having jurisdiction over the Project construction without undue delay to the Project.

8.2.5 No Variation. If any Design Information does not comply with or is inconsistent with the Guaranteed Maximum Price Premises and Assumptions, there will be no increase in the Guaranteed Maximum Price or adjustment to the Contract Time awarded in respect of the time taken for, or other circumstances whatsoever surrounding, approval being given or withheld by the Owner’s Representative in relation to such Design Information, or the subsequent carrying out of the works of construction the subject thereof.

8.2.6 Work to Comply with Design Information. Contractor shall execute the Work strictly in accordance with the Guaranteed Maximum Price Premises and Assumptions and the prior Design Information, using new and high grade materials and workmanship of first class and sound quality. Work carried out by the Contractor other than as aforesaid shall be removed at the request of the Owner’s Representative.

8.2.7 Erection Information. Without limiting the generality of the foregoing obligations, Contractor shall provide, within the times stated in this Agreement, drawings showing how the Work is to be constructed, assembled or affixed and any other information required for:

(a) preparing suitable foundations or other means of support; and

(b) providing suitable access on the Site for the Work and any necessary equipment to the place where the Work is to be erected.

8.2.8 Ownership of Documents. (a) Contractor hereby represents and warrants that it is the owner of, or it will obtain upon the payment by Owner of the applicable monthly progress payment corresponding thereto, all right, title and interest (to the fullest extent possible under applicable Laws) in and to all plans, drawings, specifications and other documents prepared by or on behalf of Contractor hereunder for the Project (excluding, for the purpose of clarity, the Owner’s Design), as such plans, drawings, specifications and other documents may be added to or modified from time to time (collectively, the “Design Documents”), whether created by the Contractor, Architect/Engineer or their respective consultants or engineers as instruments of service, and that the Design Documents do not infringe any copyright held by third parties. Contractor hereby transfers to Owner or Owner’s assigns, to the fullest extent possible under applicable Laws and upon the payment by Owner of the applicable monthly progress payment corresponding thereto, all of Contractor’s right, title and interest (including, but not limited to, the copyright thereto and all other intellectual property therein and all rights and privileges pertaining thereto) in and to the Design Documents. Owner shall have the right to use all of the Design Documents for any purpose whatsoever, including, but not limited to, completion of the Project by others or use on other projects, upon termination of this

Contract, without notice to or further compensation to Contractor, Architect/Engineer or any other party. Contractor shall not use, and shall ensure that Architect/Engineer shall not use, the Design Documents on other projects or disclose the contents of the Design Documents to other parties without the prior written consent of Owner in each instance. Contractor shall deliver the Design Documents to Owner in a timely manner. Subject to Section 8.2.12, Contractor, Architect/Engineer and their respective consultants and engineers shall be permitted to retain copies of the Design Documents as necessary to perform their respective services in connection with the Project.

(b) Contractor hereby further represents and warrants that it has received or will receive all necessary licenses and consents in respect of any copyright, design rights and other proprietary rights that are required from any other person or entity (except Owner’s Consultants) in connection with the construction, operation, maintenance, adjustment or repair of the Work; that all such licenses, consents and rights are or will be in full force and effect; and that such licenses, consents and rights permit the Owner to operate and maintain the Work in perpetuity free of charge and without interference from any third party, and the Contractor shall indemnify Owner from any and all losses, claims, costs and liabilities sustained or incurred by Owner to any such person in respect thereof.

(c) Contractor covenants that the Design Information does not, and its use will not, infringe the rights of any third party.

(d) Contractor shall be liable for all errors and omissions in, and copyright infringement by, the Design Documents and shall cause Architect/Engineer to perform, at Architect/Engineer’s sole cost and expense, such architectural and engineering services as may be required to correct or remedy such errors or omissions. The foregoing shall be in addition to, and not in limitation of, any other rights that Owner may have hereunder or at law or in equity.

(e) Contractor shall indemnify Owner against any penalties and liability of every kind for Contractor’s breach of the covenants contained in this Section 8.2.8 whether such penalty or liability shall arise before or after Final Completion. The provisions of this Section 8.2.8 shall survive termination of this Agreement.

8.2.9 Provision of Owner Drawings. All drawings, specifications, documents and designs provided by Owner to Contractor shall remain the sole property of Owner.

8.2.10 Further Drawings. Contractor shall provide the Owner’s Representative and the Owner’s Lenders with any additional copies of Design Information, as reasonably requested by the Owner’s Representative.

8.2.11 Design Responsibility for Drawings. Where any part of the Work has been designed by or on behalf of Owner, including, but not limited to, the Drawings and Specifications prepared by Owner’s Consultants, and that design has been included in the Guaranteed Maximum Price Premises and Assumptions, Contractor shall check the design and confirm in a timely manner that it conforms to the Guaranteed Maximum Price Premises and Assumptions.

8.2.12 Return of Design Information and Other Documents. At the completion of this Contract, Contractor shall hand over to Owner all Design Information in its or its Subcontractors’ or Vendors’ possession and return to Owner all documents, drawings, specifications and designs provided by Owner under this Contract.

8.2.13 Drawings from Subcontractors. Contractor shall include in each Subcontract a requirement that the Subcontractor, at its own cost and expense, must furnish all Design Information within the scope of such Subcontract. The Owner Representative’s review of such Design Information delivered by the Subcontractor shall not relieve Contractor or the Subcontractor from responsibility for deviations from the Contract Documents, Specifications and/or Drawings, nor shall it relieve Contractor from responsibility for errors and/or omissions. Contractor shall make, and shall cause Subcontractor to make, any changes required by the Owner’s Representative.

ARTICLE IX.

SUBCONTRACTORS AND VENDORS

9.1 Subcontractors and Vendors. Except as otherwise provided in this Agreement, Contractor shall be responsible for the performance of Subcontractors and Vendors of every tier to the same extent as if performed by Contractor on a direct basis, including coordination of those portions of the Work performed by Subcontractors and Vendors.

9.2 Consent To Use Proposed Subcontractors and Vendors.

9.2.1 To the extent practicable, Contractor shall propose a minimum of three (3) qualified lump sum or cost of the work plus a fee bidders for each element of the Work to be performed by Subcontractors and Vendors (including those who are to furnish materials or equipment fabricated to a special design). Owner shall, within five (5) calendar days after receipt thereof, reply to Contractor stating whether or not Owner has a reasonable objection to any such proposed person or entity. Owner’s failure to reply in writing to Contractor’s proposed list within ten (10) calendar days after the receipt thereof shall constitute Owner’s acceptance of such list. Owner’s consent with respect to any Subcontractor or Vendor pursuant to this Article 9 shall not in any way relieve the Contractor from its obligations to fully manage, administer and assure that the Subcontractor complies with the requirements of the Contract Documents, including all dates identified in the Project Schedule.

9.2.2 Contractor shall analyze all of the bids for each element of the Work and shall make a recommendation to the Owner as to which bid should be selected. Owner shall then make the selection with assistance from the Contractor within fifteen (15) days following receipt of Contractor’s recommendation (and if Owner fails to respond within said fifteen (15) day period, then the bid recommended by Contractor shall be deemed approved by Owner). In the event the Subcontractor chosen by Owner is different from the Subcontractor recommended by Contractor, and the bid amount from the Subcontractor chosen by Owner exceeds by the lesser of 5% or US$25,000 the bid amount from the Subcontractor recommended by Contractor, such bid difference in excess of the lesser of said 5% or US$25,000 shall be cause for an increase in the Guaranteed Maximum Price (or

Owner may choose to apply amounts from the Owner Contingency without an increase in the Guaranteed Maximum Price) provided that the bid recommended by Contractor was substantially in compliance with the requirements of the Contract Documents.

9.3 Award of Subcontracts and Purchase Orders. Contractor shall furnish Owner and Owner’s Lenders with a copy of Contractor’s proposed forms for use as subcontracts and purchase orders (which includes professional services agreements) for Owner’s review and approval prior to Contractor’s use thereof, and Contractor shall only enter into those subcontracts approved by Owner in writing, without material modification; provided, however, subcontracts and purchase orders which do not have a contract value in excess of HK$2,000,000 individually, and otherwise are in accordance with the Contract Documents, shall not require Owner’s prior written approval. Failure by Owner to disapprove in writing a subcontract or purchase order submitted by Contractor within fifteen (15) days after Owner’s receipt thereof shall be deemed to constitute Owner’s approval of such subcontract or purchase order. Contractor shall furnish to Owner a copy of each subcontract and purchase order it enters into in connection with the Work within ten (10) calendar days after execution of such subcontract or purchase order. All subcontracts and purchase orders shall require all Subcontractors and Vendors to assume toward Contractor the same legal obligations and responsibilities which Contractor assumes toward Owner in this Contract, including requiring the indemnities provided in Article 14 hereof, except as specifically provided otherwise in the Contract Documents or approved by Owner in writing. Owner recognizes that under certain circumstances it will not be possible to obtain all such flow-down provisions (including the indemnities) in a particular subcontract or purchase order. Owner agrees to review in good faith a request by Contractor for a waiver of the requirement that a particular subcontract or purchase order must include any such flow-down provision that Contractor is unable, using its best efforts, to so obtain. All subcontracts and purchase orders shall (a) require that the subcontract may not be assigned by the Subcontractor or Vendor but shall permit the assignment of the subcontract or purchase order by Contractor to Owner or a third party designated by Owner, including Owner’s Lenders, as provided in Section 9.8 and Article 21 of this Agreement, (b) require that the Subcontractors and Vendors shall not have the right to assign the whole or any part of the benefit of the subcontracts or purchase orders or to sublet or further subcontract the whole or any part of the Work to be performed under the subcontract or purchase order without the prior written consent of Owner and Contractor, (c) provide that any warranties contained or referenced therein shall run to the benefit of and be enforceable by Owner and Owner’s Lenders, (d) provide for the applicable retentions specified in Section 5.6.2. Contractor shall establish and implement a system to monitor Subcontractors and Vendors to ensure that they comply with the requirements of this Section. Contractor shall not waive or fail to exercise any material or significant right or remedy under any subcontract or waive any material or significant default under any subcontract or purchase order with a contract value in excess of HK$500,000 without Owner’s prior written approval. Contractor, the Subcontractors and the Vendors shall be subject to audit by the Owner’s Representative to ensure compliance with the requirements of this Agreement. If any Subcontractor or Vendor is found to be assigning, subletting or subcontracting all or any part of the Work under its subcontract or purchase order without the prior approval of Owner, Contractor shall immediately notify Owner thereof and shall, if the circumstances are such that the Work has been or is likely to be affected, as determined by Owner in its sole discretion, either remedy such situation (i.e., put an end to such assignment, subletting or subcontracting) or remove the offending Subcontractor or Vendor from the Project (and if Contractor fails to effect such remedy or removal, Owner shall have the right to remove the offending Subcontractor or Vendor from the Project), unless Owner shall agree otherwise in writing. In such case, Contractor shall be fully responsible for finding a suitable replacement, and the costs involved in making such replacement shall not be the basis for a Change Order, increase in the Guaranteed Maximum Price or extension of the Contract Time.

9.4 Subcontractors and Vendors Designated By Owner. Contractor shall not be required to contract with a Subcontractor or Vendor to whom Contractor has a reasonable objection, provided that the reason for such objection is identified to Owner in writing within five (5) calendar days of Owner’s designation thereof.

9.5 Payments to Subcontractors from the Contractor. Contractor agrees to pay each Subcontractor and Vendor within five (5) calendar days of receipt of each progress payment from Owner an amount equal to the amount received by the Contractor from Owner for the purpose of paying the related Subcontractor or Vendor, as set forth in the applicable Application for Progress Payment. Contractor further agrees to require each Subcontractor to make similar payments to its Subcontractors and Vendors. The obligation of Contractor to pay Subcontractors and Vendors (and their obligation to pay their Subcontractors and Vendors) is an independent obligation from the obligation of Owner to make payment to Contractor. Owner shall have no obligation to pay or to see to the payment of any monies to any Subcontractor or Vendor.

9.6 Subcontractor and Vendor Replacements. Contractor shall not replace any Subcontractor or Vendor who has been approved by Owner, unless Owner gives prior written approval to the replacement, which approval shall not be unreasonably withheld or delayed.

9.7 Communications With Subcontractors and Vendors. In cooperation with, and upon notice to Contractor, Owner and Owner’s Lenders shall have the right at any time and from time to time to contact Contractor’s Subcontractors and Vendors to discuss the progress of their portion of the Work. Contractor shall have the right to be present at the time of any such direct communications, excepting only if Contractor is in default under the Contract or unreasonably refuses to attend meetings after Owner has given Contractor reasonable advance notice and opportunity to be present. Notwithstanding such rights of direct communication, Contractor shall be responsible and liable to Owner for all acts or omissions of Subcontractors and Vendors and their respective agents and employees and any other person performing any of the Work under an agreement with Contractor or any Subcontractor or Vendor.

9.8 Assignment. Contractor hereby assigns to Owner all its interest in all subcontract agreements and purchase orders now existing or hereafter entered into by Contractor for performance of any part of the Work, which assignment will be effective only upon (a) the termination by Owner of this Agreement or the portion of the Work to which the applicable subcontracts or purchase orders relate or (b) the occurrence of any event described in Section 17.1.2.1, and acceptance by Owner in writing of such assignment, and only as to those subcontract agreements and purchase orders that Owner designates in said writing. Such assignment may not be withdrawn by Contractor prior to expiration of the Defects Liability Period, and Owner may accept said assignment at any time after the termination of this Agreement prior to expiration of the Defects Liability Period. Upon such acceptance by Owner: (i) Contractor shall promptly furnish to Owner the originals or copies of the designated subcontract agreements and purchase orders, and (ii) Owner shall only be required to compensate the designated Subcontractor(s) or Vendor(s) for compensation accruing to same for Work done or materials delivered from and after the date as of which Owner accepts assignment of the subcontract agreement(s) or purchase order(s) in writing (and Contractor shall not be responsible and Owner shall indemnify and hold Contractor harmless for such Work done or materials delivered from and after such date or for compensating such Subcontractor(s) or Vendor(s) therefor). All sums due and owing by Contractor to the designated Subcontractor(s) or Vendor(s) for Work performed or material supplied prior to the date as of which Owner accepts in writing the subcontract agreement(s) or purchase order(s), and all other obligations of Contractor accruing prior to Owner’s written acceptance of such assignment, shall constitute a debt and an obligation solely between such Subcontractor(s) or Vendor(s) and Contractor, and Owner shall have no liability with respect such sums or any other obligations of Contractor. It is further agreed that all subcontract agreements and purchase orders shall provide that they are freely assignable by Contractor to Owner and Owner’s assigns (including Owner’s Lenders) under the terms and conditions stated in this Section and that all such Subcontractors and Vendors shall continue to perform their Work for Owner (or Owner’s Lenders as the case may be) pursuant to the terms of the respective subcontract or purchase order. Owner agrees not to accept such assignment solely for the purpose of intentionally causing Contractor harm and in bad faith.

ARTICLE X.

WARRANTY OBLIGATIONS

10.1 Contractor’s Warranty. Contractor represents and warrants to Owner that (a) the Work, whether performed by Contractor’s own personnel or by any Subcontractors or Vendors, shall be first class in quality, free from all defects whatsoever (including, without limitation, patent, latent or developed defects or inherent vice), commensurate with construction practices and quality applicable to first class projects associated with luxury resorts, and in strict conformance with the Contract Documents (including, but not limited to, the Guaranteed Maximum Price Premises and Assumptions), and (b) all materials, appliances, mechanical devices, equipment and supplies incorporated into the Work shall be new and of such quality to strictly meet or exceed the Specifications and requirements of the Contract Documents. If requested by Owner at any time and from time to time, Contractor will furnish satisfactory evidence to Owner as to the kind and quality of materials, appliances, mechanical devices, equipment and supplies. All Work not conforming to the requirements of this Section (including, but not limited to, substitutions or deviations not properly approved and authorized by Owner in writing) shall be considered defective.

10.2 Contractor’s Defects Liability Period and Other Warranty Periods. The “Defects Liability Period” shall commence upon the issuance of a Certificate of Substantial Completion for a designated portion of the Work in accordance with Section 12.1 of this Agreement and shall extend for a period of one (1) year from the date of issuance of such Certificate. A separate warranty shall exist for ten (10) years in the case of watertightness and leakage, as provided in Section 10.4, and other warranties shall apply for such periods as are set forth in the applicable manufacturer’s warranties or as may be required by applicable Laws. If any major repair or replacement is made or other major corrective work or service is performed pursuant to any warranty obligation under this Contract during the Defects Liability Period, the applicable warranty for the related repair, replacement or corrective work shall be automatically extended by one (1) year from the date of completion of such repair, replacement or corrective work, but in no event shall the total of all extensions with respect to such particular warranty exceed two (2) years. Nothing contained in this Article 10 shall be construed to establish a period of limitation with respect to other obligations which Contractor might have under the Contract Documents or under applicable Law, in equity or otherwise, or reduce the period of any other similar warranty or guaranty that may apply at law, in equity or otherwise to the Work. Contractor shall ensure that all warranties from Subcontractors and Vendors in respect of subcontracted work or the supply of any materials forming a part of the Work that extend beyond the Defects Liability Period are capable of being assigned by Contractor to Owner, and Contractor shall, within fourteen (14) days after the earlier to occur of the termination of this Agreement or the expiration of the Defects Liability Period, assign the benefit of all such warranties to Owner. Contractor shall remain liable and obligated to enforce such warranties on behalf of Owner until the end of the Defects Liability Period, even if such warranties extend beyond the end of the Defects Liability Period.

10.3 Compliance With Contract Documents. Upon receipt of Owner’s written notice at any time during the course of the Work, during the Defects Liability Period or during any other warranty period, and during any longer period of time as may be prescribed by any applicable Laws or other applicable terms, Contractor shall promptly perform all corrective services (including, but not limited to, furnishing all labor, materials, equipment and other services at the Site and elsewhere) to Owner’s satisfaction as may be necessary to remedy any defective workmanship or omissions in the Contractor’s Work, including, but not limited to, promptly correct or replace any Work rejected by Owner in accordance with the Contract Documents or which is incomplete, defective or fails to conform to the Contract Documents, whether observed before or after Final Completion of the Work and whether or not fabricated, installed, or completed. When any defects, omissions, corrective services, Punch List Items or other faults which Owner may have required Contractor to make good shall have been satisfactorily completed, Owner shall, upon request, issue a written statement to that effect, which shall not be unreasonably withheld or delayed, and completion of making good such defects, omissions, corrective services, Punch List Items or other faults shall be deemed for all purposes under this Agreement to have taken place on the date of such written statement. Contractor’s compliance with its obligations as stated in this Article 10, and Owner’s acceptance of such corrective services, shall at all times be determined by ascertaining whether Contractor has achieved strict compliance to Owner’s reasonable satisfaction with both the written and reasonably inferable requirements contained in the Contract Documents.

10.4 Warranty Costs. All costs incurred by Contractor in fulfilling Contractor’s remedial defects liability obligations and/or warranty obligations as set forth on this Article 10 shall be at Contractor’s sole cost and expense. Contractor shall also, as part of Contractor’s warranty and guarantee, repair or replace any other damaged components, material, finishes, furnishings and other Work or portions of the Project or other property damaged, affected or otherwise made necessary by or resulting from such defective, non-conforming or incomplete Work, to return the same to their original condition. In addition, and notwithstanding anything to the contrary in this Agreement, if within ten (10) years after Substantial Completion any portion of the Work (including, but not limited to, any roof and any walls) is not watertight and leakproof at every point and in every area (except where leaks can be attributed to damage to the Work proximately caused by extraordinary, external forces beyond Contractor’s control and which Contractor could not reasonably have anticipated), Contractor shall, immediately upon notification by Owner of water penetration, determine the source of water penetration and, at Contractor’s own expense, do any work necessary to make the Work watertight.

10.5 Timeliness of Corrective Services. Contractor shall use all reasonable efforts to fully perform all warranty and corrective services to Owner’s satisfaction within five (5) calendar days of the receipt of Owner’s written notice of defective workmanship. If the corrective services require more than five (5) calendar days for completion, Contractor shall submit, within five (5) calendar days of receipt of Owner’s written notice, a comprehensive written proposal itemizing all corrective actions necessary which Contractor is prepared to and shall immediately undertake and diligently pursue to enable the Work to achieve strict compliance with the Contract Documents, including the latest Drawings and Specifications. In performing such corrective Work, Contractor shall perform its Work so as to cause the least inconvenience and disruption to Owner’s business which may require performance of Work at hours when Owner’s business is least active. Additionally, the provisions of Section 7.6 and 7.7 of this Agreement relating to cooperation with Owner, access, avoidance of disruption and related matters as set forth therein shall also apply to the performance of any warranty related work.

10.6 Warranty Survival. Contractor’s Defects Liability Period obligations and other warranty obligations set forth in this Article 10 shall apply to Work done by Subcontractors or Vendors, as well as to Work done by direct employees of Contractor, and such provisions shall survive acceptance of the Work and survive any termination of the Contract and Contractor shall be responsible to fully indemnify and hold Owner harmless from any and all liens, claims, lawsuits, costs and expenses which may arise out of the failure of the Contractor to fulfill its warranty obligations pursuant to this Contract.

10.7 Owner’s Right To Correct. In the event Contractor fails to timely correct incomplete, nonconforming or defective Work following Owner’s written notice described in Section 10.5 above, Owner shall have the right to correct or arrange for the correction of any defects or omissions in the Work. The Guaranteed Maximum Price shall be reduced by the amount of all costs incurred by Owner in correcting such defective Work, including, but not limited to, additional costs for redesigns by the Architect/Engineer and other design consultants, replacement contractors, materials, equipment and all services provided by Owner’s personnel; provided that if the unspent balance of the Guaranteed Maximum Price is insufficient to cover such amount, then, at Owner’s election, Contractor shall on demand pay the difference to Owner, or Owner shall withhold and offset all costs incurred during any such corrective work against any funds which are otherwise due or which may become payable to the Contractor. If payments then or thereafter due to Contractor are not sufficient to cover such amounts, Contractor shall on demand pay the difference to Owner.

10.8 Owner’s Right to Supplement Work of Contractor. If the Contractor violates or breaches any of the terms, conditions or covenants of the Contract, then Owner may, without prejudice to any other remedy it may have and following the expiration of any applicable cure periods, provide such reasonable labor and materials as are reasonably necessary to remedy such deficiency including the right to hire another contractor to supplement the Work of the Contractor and deduct all costs thereof from any money due or thereafter becoming due to the Contractor and reduce the Guaranteed Maximum Price by all such amounts. If the unspent balance of the Guaranteed Maximum Price is insufficient to cover such amount, Contractor shall on demand pay the difference to Owner.

10.9 Acceptance of Non-Conforming Work. Owner may, in its sole discretion, elect to accept a part of the Work which is not in accordance with the requirements of the Contract Documents. In such case, the Guaranteed Maximum Price shall be reduced as appropriate and equitable. Owner’s acceptance of any non-conforming Work shall not waive or otherwise affect Owner’s right to demand that Contractor correct any other defects or areas of non-conforming Work.

10.10 Warranty Exclusions. Contractor’s warranty obligations shall not apply to defects caused by ordinary wear and tear, insufficient maintenance or improper operation or use by Owner.

10.11 Written Guaranty. At Owner’s request, Contractor shall require Subcontractors and Vendors to enter into a warranty agreement directly with Owner in a form reasonably acceptable to Owner. Such guarantees and warranties to be provided by Subcontractors or Vendors shall be in writing on the letterhead of the respective Subcontractor or Vendor, shall be in form and substance reasonably satisfactory to Owner, and shall be signed jointly by Contractor and such Subcontractor or Vendor. The ten (10) year Contractor warranty specified in Section 10.2 as to watertightness and leakage shall be in form and substance reasonably satisfactory to Owner and shall also be in writing on Contractor’s letterhead and signed by Contractor (the parties acknowledging that the warranty of Contractor with respect to the Defects Liability Period shall be governed by the provisions of this Agreement without a separate written warranty). Copies of all Subcontractor and Vendor guarantees and warranties, as well as the original Contractor’s watertightness and leakage warranty, shall be furnished to Owner upon Substantial Completion. Prior to the expiration of the Defects Liability Period and as a condition to Final Payment, Contractor shall assign to Owner all Subcontractor and Vendor guarantees and warranties and deliver to Owner the originals thereof. Owner shall, in addition to the guarantees and warranties provided in this Article 10, also have the benefit of, and Contractor shall assign to Owner in form and substance satisfactory to Owner, all warranties, service life policies, indemnities and guarantees with respect to any and all materials, appliances, mechanical devices, supplies and equipment incorporated into the Work and given by the manufacturer, retailer, or other supplier, which shall be supplied and assigned to Owner promptly after such is received by or becomes available to Contractor and as a condition to Final Payment. Further, at Owner’s request, after the expiration of the Defects Liability Period, Contractor shall assist Owner in enforcing all such warranties, guarantees, policies and indemnities.

ARTICLE XI.

SCHEDULING, DELAYS AND ACCELERATION

11.1 Owner’s Right to Modify. Notwithstanding the Project Schedule, Owner has the right, upon notice to Contractor, to modify or otherwise change the sequence of the Work and Contractor shall comply therewith and adjust schedules accordingly. If Contractor believes such modification or change causes a delay or acceleration in the completion of the Work, Contractor shall provide written notice to Owner in accordance with Section 11.6 below. Any such modifications or changes in sequence applies only to scheduling and shall not be construed to mean a change in the method or means employed by Contractor for the execution of the Work.

11.2 Project Schedule. Within five (5) days after receipt of the Notice to Proceed, Contractor shall furnish a detailed update of the Project Schedule attached hereto as Exhibit B describing the activities to be accomplished and their dependency relationships, for approval by Owner. The Project Schedule shall include an agreed upon Design Schedule setting forth time periods for Contractor to require Architect/Engineer to produce Drawings, time periods when Owner’s Consultants and Owner’s Contractors on the Project must provide their respective documents and services, and an agreed upon construction schedule setting forth the Interim Milestone Dates. Contractor’s performance will be measured against the Project Schedule. The Project Schedule (and any revisions thereto) shall be updated and revised at appropriate intervals as reasonably required by Owner or the current and projected conditions of the Work and Project, shall designate those items on the critical path of the Work, shall be related to the entire Project to the extent required by the Contract Documents, shall indicate dates necessary to vacate various work areas, and shall provide for expeditious and practicable execution of the Work. The Project Schedule and all subsequent updates and revisions shall be printed in a tabular bar chart format. Contractor shall provide Owner with a copy in electronic format of the Project Schedule as submitted, including all logic diagram formats, in Primavera or MS Project software. As used in this Agreement, the term “Project Schedule” means the Project Schedule described in this Section 11.2, as it may be updated and revised from time to time in accordance with the terms hereof.

11.3 Schedule Updates. Contractor shall submit a “Schedule Update” along with each monthly Application For Progress Payment for comparison to the Project Schedule. The first Schedule Update shall be dated and identified as “Schedule Update No. 1” and shall identify the then current status of all major Work activities identified in the Project Schedule. All Schedule Updates shall include a comprehensive narrative setting forth (i) actual activity completion dates, (ii) the effect on the Project Schedule of any delays in any activities in progress and/or the impact of known or suspected delays which are expected to effect future Work, (iii) the effect of Changes on the Project Schedule, (iv) all actual and potential variances between latest Schedule Update and probable actual completion dates; (v) all Work activities not started or completed in accordance with the Project Schedule, and (vi) recommendations of specific Recovery Plans to Owner which may be necessary to achieve the Contract Time and/or relevant Interim Milestone Dates. All subsequent Schedule Updates shall be dated and numbered sequentially. In addition, each Schedule Update shall be clearly labeled to state the effective date of the current status information contained therein.

11.4 Events of Force Majeure. “Force Majeure” means fires, explosions, strikes being conducted on an industry-wide basis and that are not limited to the Project, unusually adverse weather conditions, war (whether war be declared or not), hostilities, invasion, riot, civil insurrection, civil war, terrorist acts, ionising radiation, contamination by radioactivity on the Site from any nuclear fuel, radioactive toxic explosive or nuclear explosive, epidemics, quarantine, plague, and any other event beyond the reasonable control of Contractor (other than bad weather generally or insufficiency of funds, except to the extent such insufficiency is due to the failure of Owner to pay Costs of the Work pursuant to an approved Application for Progress Payment). “Force Majeure Delay” means a delay due to Force Majeure that, in each case, (a) materially adversely affects the performance by Contractor of its obligations hereunder, (b) based on Contractor’s extensive experience in constructing projects of similar scope and complexity in similar types of locations and Contractor’s representations contained in the Contract Documents, is not reasonably foreseeable and is beyond Contractor’s reasonable control, (c) despite the exercise of reasonable diligence, cannot be prevented, avoided or removed by Contractor and is not attributable to the negligence, willful misconduct or bad faith of Contractor, and (d) is not the result of the failure of Contractor to perform any of its obligations under any of the Contract Documents. Notwithstanding the foregoing, a Force Majeure Delay shall not be deemed to have occurred unless Contractor has notified Owner of such occurrence of Force Majeure within three (3) days after such occurrence and has provided Owner with the details of such event and the length of the anticipated delay within an additional five (5) days thereafter. During the occurrence and continuance of a Force Majeure Delay, the affected party shall be excused from performance of its obligations under this Agreement to the extent the Force Majeure prevents such party from performing such obligations, except for Owner’s obligation to make timely payment of amounts properly due and payable to Contractor.

11.5 Owner Delay. As used in this Agreement, the term “Owner Delay” means any actual delay in the critical path of Contractor’s Work that is caused by Owner, Owner’s Lenders or any of Owner’s Consultants or Owner’s Contractors as a result of their acts or omissions, but only to the extent not the fault of Contractor or any Subcontractor or Vendor or any party for which any of them is responsible or liable at law or under the Contract). Owner and Contractor agree to use best efforts to provide all information and documentation reasonably required by Owner’s Lenders in order for Owner’s Lenders to render approvals under this Agreement. In addition to and without derogation of Contractor’s rights with respect to extensions of the Contract Time set forth in Section 11.6, Owner may, in its sole and absolute discretion, at any time and from time to time, whether before or after Final Completion, prospectively or retrospectively, and for any reason, whether for Owner’s sole benefit or otherwise (including, without limitation, in connection with a delay caused solely by Owner), grant to Contractor an extension of the time specified in this Agreement for the performance by Contractor of any of its covenants or obligations under this Agreement or any of the other Contract Documents (including, without limitation, the Guaranteed Date of Substantial Completion and the Interim Milestone Dates).

11.6 Extensions of Time and Guaranteed Maximum Price Increases for Delay.

11.6.1 To the extent the Contractor is delayed at any time in the progress of the Work by a Permissible Delay, then the Contract Time shall be reasonably extended and the Guaranteed Maximum Price increased (or a portion of the Owner Contingency applied if available), if at all, in accordance with the procedures described in this Section 11.6 and in Article 18 below. Such extension and/or increase shall be pursuant to a Change Order if the delay is a Permissible Delay or where otherwise agreed by Owner and Contractor. In all other cases, the extension and/or increase shall be pursuant to a Construction Change Directive.

11.6.2 Notwithstanding any other provision of the Contract Documents, any item that cannot be demonstrated as being on or affecting the critical path of the Work shall not result in an extension of time to perform the Work or an increase in the Guaranteed Maximum Price in the event such item is delayed. Further, to the extent any Permissible Delay could have been prevented or reduced if Contractor had, consistent with the terms of the Contract Documents, performed its duties and responsibilities under the Contract Documents, such delay will not entitle Contractor to an extension of the Contract Time and/or increase in the Guaranteed Maximum Price (except for that portion, if any, of such Permissible Delay which could not have been mitigated or reduced consistent with the foregoing and subject to the other requirements of the Contract Documents, including this Section 11.6).

11.6.3 Extensions of the Contract Time for the Work and/or an increase in the Guaranteed Maximum Price will be authorized by Owner only if (a) Contractor has been actually and necessarily delayed in meeting the Guaranteed Date of Substantial Completion by a cause which constitutes a Permissible Delay, or a Change to the Work initiated by the Owner; (b) the completion of the Work by the applicable Interim Milestone Date or the total Work by the Guaranteed Date of Substantial Completion is actually and necessarily delayed by such cause; and (c) Contractor has met any notice requirements set forth in the Contract Documents for it to be entitled to any extension of time or increased costs. All extensions of time and/or increases in the Guaranteed Maximum Price to which Contractor is entitled hereunder will be confirmed by Change Order.

11.6.4 The period of any extension of time for the delay shall be only that which is necessary to make up the time actually lost for a Work item or items identifiable on the Project Schedule as being on or affecting the critical path at the time in which the delay occurs.

11.6.5 The amount of increase, if any, in the Guaranteed Maximum Price due to a delay shall be equal to the additional cost actually, reasonably and necessarily incurred by Contractor in Cost of the Work items (a) as a result of continuing to maintain dedicated personnel, materials and equipment at the Site at Owner’s request during such delay and (b) other reasonable and unavoidable Costs of the Work, if any, which are directly related to any subsequent re-mobilization of the delayed Work caused solely by such delay, but (as to both of the foregoing (a) and (b) ), only if and to the extent such delay exceeds a period of thirty (30) days in the aggregate following commencement of the Work, and to the extent such actions are necessary, if at all, to be performed by Contractor to maintain the extended Contract Time and Project Schedule after taking into account any extension of time as provided for in this Section 11.6.

11.6.6 Contractor shall not be entitled to receive a separate extension of time and/or an increase in the Guaranteed Maximum Price for each of several causes of delay operating concurrently but only for the actual period of delay in completion of the Work irrespective of the number of causes contributing to produce such delay. If one of several causes of delay operating concurrently results from any act, fault or omission of Contractor or Subcontractor or for which Contractor or Subcontractor is responsible, and would of itself, irrespective of the concurrent causes, have delayed the Work, no extension of time and/or an increase in the Guaranteed Maximum Price will be allowed to the extent of the period of delay resulting from such act, fault or omission. Further all such extensions and increases shall be netted out with any reductions in Contract Time and/or Guaranteed Maximum Price, before implementing any such extension or increase.

11.6.7 As a condition precedent to the granting of an extension of time or an increase in the Guaranteed Maximum Price, Contractor shall use best efforts to give Owner immediate written notice (but in any event shall give such written notice to Owner within thirty (30) calendar days) after the time when Contractor knows of any cause which might result in delay, for which it may claim an extension of time and/or an increase in the Guaranteed Maximum Price, including those causes of which Owner has knowledge, specifically stating in such notice that an extension and/or an increase in the Guaranteed Maximum Price is or may be claimed, and identifying such cause and describing, as fully as practicable, at that time, the nature and expected duration of the delay and its effect on the completion of that part of the Work identified in the notice.

11.6.8 Since the possible necessity for an extension of time and/or an increase in the Guaranteed Maximum Price may materially alter the scheduling plans, and other actions of Owner and since, with sufficient notice, Owner may, if it should so elect, attempt to mitigate the effect of a delay for which an extension of time and/or an increase in the Guaranteed Maximum Price might be claimed, the giving of written notice as required above is of the essence of Contractor’s obligations hereunder and failure of Contractor to give written notice as required above shall be a conclusive waiver of an extension of time and/or an increase in the Guaranteed Maximum Price for the cause of delay in question.

11.6.9 It shall in all cases be presumed that no extension, or further extension, of time and no increase in the Guaranteed Maximum Price is due unless Contractor shall affirmatively demonstrate the extent thereof to the reasonable satisfaction of Owner. Contractor shall maintain adequate records supporting any claim for an extension of time and/or increase in the Guaranteed Maximum Price.

11.6.10 Notwithstanding the provisions of this Section 11.6, if pursuant to this Section 11.6 Contractor is entitled to an increase in the Guaranteed Maximum Price, Owner shall have the right, in lieu of any increase, to apply a portion of the Owner Contingency (to the extent funds remain) to cover such increase in the Guaranteed Maximum Price due to such delay covered by this Section 11.6.

11.7 Limitations. Contractor agrees for itself and, to the fullest extent allowed by applicable Laws, for its Subcontractors, and will use its best efforts to require each Subcontractor to agree, that it will make no claim or claims against the Site, Project, Owner (or any party affiliated or associated with Owner or any assets of Owner), or Owner’s

Lenders for damages or losses incurred as a result of or arising out of delays in the Work, including but not limited to any Permissible Delay, except as provided in Section 11.6. Contractor acknowledges that (a) an extension of the Contract Time, and/or (b) an increase in the Guaranteed Maximum Price, strictly in accordance with Section 11.6 above, shall be the sole and exclusive remedy for Contractor and all Subcontractors and Vendors for all delays. Contractor agrees to accept such extensions at no additional cost to Owner (except as provided in this Section), and waives and relinquishes any right to separate claims of any kind for any delays. Further, the limitations in Section 17.4 hereof shall also apply to any delay.

11.8 Recovery Plans. The Guaranteed Maximum Price is based on Contractor working as many hours as necessary to properly perform the Work and achieve the Project Schedule requirements. “Recovery Plan” means a detailed narrative explanation clearly stating the scope and extent of any and all resource loading, activity re-sequencing and other acceleration activities required for all affected elements of the Work to enable Contractor to either: (a) complete the respective Interim Milestones by the respective Interim Milestone Dates; or (b) obtain Substantial Completion within the Contract Time.

11.8.1 If Owner determines at any time based on reasonable evidence that Contractor is behind schedule or is otherwise in jeopardy of failing to complete any Interim Milestone by the applicable Interim Milestone Date or the Work within the Contract Time, Owner shall issue a written notice to Contractor identifying areas of concern and requiring that Contractor provide a Recovery Plan to Owner.

11.8.2 Upon receipt of Owner’s notice, Contractor shall immediately undertake all reasonably available steps to overcome or mitigate against the adverse effects of all delays identified by Owner. Contractor’s failure to undertake all reasonably available steps to mitigate the effects of such delays shall constitute a waiver of Contractor’s right to claim relief for any schedule extensions and/or additional compensation to the extent that Contractor’s failure to act timely contributed to such delays.

11.8.3 Contractor shall, within seven (7) calendar days after receipt of Owner’s notice, provide its Recovery Plan to Owner notwithstanding whether or not Contractor disputes responsibility for the cause(s) of such delays.

11.8.4 Within seven (7) calendar days after submission of the Recovery Plan by Contractor, Owner shall advise Contractor in writing whether or not to proceed with the Recovery Plan as submitted, or in accordance with reasonable revisions thereto established by Owner.

(a) If the delay addressed by the Recovery Plan is a Permissible Delay, such notice to proceed shall be by an agreed Change Order in accordance with Section 11.6 and Article 18 (and Contractor shall be entitled to request an increase in the Guaranteed Maximum Price in accordance therewith). As part of such notice, Owner shall have the right to require Contractor to work its own construction crews and Subcontractors and other personnel overtime, and to direct Contractor to take all other necessary reasonable action, including, but not limited to, increasing the number of personnel and implementing double shifts (provided the same does not result in the Contractor breaching any applicable labor laws or regulations in Macau). Such overtime work and other actions shall continue until such time as the Work has progressed so that it complies with the stage of completion required by the then most recently Owner approved Project Schedule.

(b) If the delay addressed by the Recovery Plan is the result of any cause other than a Permissible Delay, such notice to proceed shall be by a Construction Change Directive in accordance with Section 11.6 and Article 18. As part of such notice, Owner shall have the right to require Contractor to work its own construction crews and Subcontractors and other personnel overtime, and to direct Contractor to take all other necessary action, including, but not limited to, increasing the number of personnel and implementing double shifts (provided the same does not result in the Contractor breaching any applicable labor laws or regulations in Macau), all at no increase to the Guaranteed Maximum Price. Such overtime work and other actions shall continue until such time as the Work has progressed so that it complies with the stage of completion required by the then most recently Owner approved Project Schedule. Additional costs incurred due to such overtime work and other actions shall not result in any adjustment in the Guaranteed Maximum Price.

11.8.5 Intentionally Omitted.

11.8.6 Contractor acknowledges that Owner, Owner’s Consultants and Owner’s Contractors must perform certain work and other tasks in connection with the Project (including, without limitation, the installation of certain FF&E and the training of Owner’s personnel) (collectively, “Owner’s Pre-Opening Work”), and that the Owner’s Pre-Opening Work is to be completed concurrently with Substantial Completion, so that the Casino, Hotel and other portions of the Project intended to be open to the general public, may be opened to the general public concurrently with Substantial Completion. Contractor further acknowledges that the ability of Owner, Owner’s Consultants and Owner’s Contractors to complete the applicable Owner’s Pre-Opening Work concurrently with Substantial Completion is dependent in part on Contractor’s achievement of certain Interim Milestones by a date that is prior to the scheduled date of Substantial Completion by a number of days that is not less than the number of days between the applicable Interim Milestone Dates and the Guaranteed Date of Substantial Completion specified in the Project Schedule. If Contractor fails to achieve any Interim Milestone by the applicable Interim Milestone Date and, as a result, Owner determines based on reasonable evidence that Owner’s Pre-Opening Work will not be completed concurrently with the then-scheduled date of Substantial Completion (as mutually agreed upon by Owner and Contractor), Owner shall have the right, but not the obligation, to formulate its own recovery plan (an “Owner Recovery Plan”) stating the scope and extent of any and all resource loading, activity re-sequencing and other acceleration activities with respect to Owner’s Pre-Opening Work necessitated by any such delay. Owner and Contractor agree to meet to consult with each other regarding the scope and implementation of any such Owner Recovery Plan. If the delay addressed by an Owner Recovery Plan is the result of any cause other than a Permissible Delay, Contractor shall be liable to Owner for all costs and expenses incurred by

Owner, Owner’s Consultants and Owner’s Contractors in preparing and implementing such Owner Recovery Plan.

11.9 Accelerations for Owner’s Convenience

11.9.1 In the event Owner desires to accelerate the Project Schedule for reasons other than delays caused by or attributable to the Contractor, Owner shall so notify Contractor in writing.

11.9.2 Upon receipt of such written instruction, Contractor shall require its personnel and its Subcontractors and Vendors to work such overtime hours and/or to increase their respective work forces as are reasonably necessary to meet Owner’s acceleration goals.

11.9.3 In the event such an acceleration is ordered by Owner, Contractor shall be entitled to an adjustment in the Guaranteed Maximum Price determined in accordance with Article 18 of this Agreement.

11.10 Schedule Coordination

11.10.1 Contractor shall schedule and coordinate the performance of the Work by Contractor’s personnel, Subcontractors and Vendors of any tier, and the performance of the Project-related work by Owner’s Consultants and Owner’s Contractors, in a manner that will enable Contractor to achieve Interim Milestones by the respective Interim Milestone Dates and completion within the Contract Time. Contractor acknowledges that at least a portion of the Work will be performed under joint occupancy conditions at the Site.

11.10.2 Contractor shall cooperate with Owner, Owner’s Consultants and Owner’s Contractors so that both the Contractor’s Work and the work of others will progress smoothly with a minimum of disruptions and interference to any party.

11.10.3 Contractor shall schedule its Work and delivery of materials to comply with all reasonable requests and suggestions of Owner in order to maintain the Project Schedule within the limitations of all existing Site conditions and business operations of Owner.

11.10.4 Contractor shall use all best efforts to not utilize any labor, materials or means whose employment or utilization during the course of this Contract may tend to or in any way cause or result in strikes, work stoppages, delays, suspension of Work or similar trouble by workman employed by its Subcontractors, or by any of the trades working in or about the Project and Site where Work is being performed under this Contract, or by other contractors or their subcontractors pursuant to other contracts, or on any other project and project site or premises owned or operated by Owner. Any violation by Contractor of this requirement may be considered as proper and sufficient cause for declaring Contractor to be in default, and for Owner to take action against Contractor as set forth in the Contract Documents.

11.10.5 In case of disagreements or disputes regarding the schedule of Work by Owner’s Consultants and Owner’s Contractors or unnecessary interference to the Work caused by lack of cooperation between Owner’s Consultants or Owner’s Contractors and Contractor, Contractor shall fully cooperate to resolve any such disputes. In case of disagreements or disputes between two or more contractors, Owner shall be consulted and Owner’s decisions as to proper methods for coordinating the Work shall be final, subject to any rights or remedies of Contractor under this Agreement or applicable Law.

11.11 Flow-Down Provisions

11.11.1 Contractor shall include the requirements of Sections 11.1, 11.6 and 11.7, Sections 11.9 through 11.13, Article 14, Section 17.4, Article 19, Sections 23.2, 24.2 and 24.16, and any other provisions of this Agreement required by Owner, in all of its subcontracts and purchase orders. As to sub-tier subcontracts and sub-tier purchase orders, Contractor shall use reasonable efforts to require Subcontractors and Vendors with agreements totaling in excess of HK$2,000,000 to include the requirements of the Sections enumerated above in all sub-tier subcontracts and sub-tier purchase orders.

11.11.2 Contractor shall be responsible to fully indemnify and hold Owner harmless from any and all liens, claims, lawsuits, costs and expenses, including attorneys’ fees, which may arise out of either the failure of the Contractor to fulfill its obligations pursuant to this Article 11 and/or the Contractor’s failure to enforce the flow-down provisions as stated above.

11.12 Partial Occupancy Or Use. Owner may occupy or use (for its own purposes and not for use by the public at large) any completed or partially completed portion(s) of the Work at any stage, provided that such occupancy and use shall not impede Contractor from completing other portions of the Work. Notwithstanding any other provision of the Contract, any such partial occupancy or use shall not: (a) constitute final acceptance of any Work or be deemed Substantial Completion of such Work (unless such partial occupancy includes use or access by the general public), or (b) relieve Contractor of responsibility for loss or damage because of or arising out of defects in, or malfunctioning of, any Work, material, or equipment, or from any other unfulfilled obligations or responsibilities under the Contract Documents; provided, however, Contractor shall not be liable for damage caused by Owner or Owner’s Contractors or from vandalism or for ordinary wear and tear resulting from such partial occupancy and use. Contractor shall cooperate fully with Owner, as Owner may reasonably request, in all aspects of Owner’s partial use and occupancy of the Work and Project, including, but not limited to, scheduling, allocation of utilities, access and storage, and all other arrangements.

11.13 Timely Completion. Contractor agrees to prosecute the Work and to require all trade contractors to prosecute the Work in a timely and proper method and manner so as to meet the dates reflected on the Project Schedule, including the Guaranteed Date of Substantial Completion.

ARTICLE XII.

SUBSTANTIAL AND FINAL COMPLETION

12.1 Substantial Completion Procedures and Requirements

12.1.1 Notice of Substantial Completion. “Substantial Completion” means the stage in the progress of the Work when (a) the Project is sufficiently complete in accordance with the Contract Documents and all applicable Laws to enable Owner to fully occupy and utilize the same for all of its intended purposes and can be open to the general public; (b) all Project systems included in the Work for such portion of the Project (including, but not limited to, all life safety systems) are operational and functioning as designed and scheduled; (c) all instruction of Owner’s personnel in the operation of the Project systems included in such Work has been completed; (d) all final finishes within the Contract applicable to such Work are in place; and (e) such Work is otherwise satisfactory to Owner in accordance with the Contract Documents. In general, the only remaining Work relating to such portion of the Project shall be minor in nature, so that Owner could occupy the building(s) comprising such portion of the Project and fully utilize such building(s) on that date, and all elements are fully functional and operable as provided in the Contract, and the Final Completion of such Work by Contractor would not materially interfere with, disrupt or hamper Owner’s use, occupancy or enjoyment of the Project to the extent completed, including the intended normal business operations of such portions of the Project, or detract from the aesthetic appearance of such portions of the Project. Notwithstanding the foregoing, Substantial Completion shall not be unreasonably prevented or delayed by the performance of Owner’s Pre-Opening Work. Contractor shall request an inspection for purposes of Substantial Completion in writing when the Contractor considers that such portion of the Project is substantially complete in accordance with all requirements in the Contract Documents.

12.1.2 Procedures For Substantial Completion. Procedures to be utilized to determine Substantial Completion shall be as follows:

12.1.2.1 Either party may initiate procedures for Substantial Completion, but Owner shall not be required to make a determination and accept partial Substantial Completion unless Owner accepts physical possession of such portion of the Project for purposes of opening for business to the public (and upon such opening for business to the public, the Work with respect to such portion of the Project shall be deemed to have achieved Substantial Completion unless Substantial Completion was determined to have occurred earlier pursuant to the provisions of this Section 12.1.2). The use or occupancy of a portion of the Project by Owner, Owner’s Consultants, Owner’s Contractors or Owner’s other engineers or inspectors to inspect and/or correct defective workmanship pursuant to Article 10 of this Agreement or install FF&E or other work shall not be considered as use or occupancy for purposes of opening for business to the public.

12.1.2.2 Unless waived by Owner in writing, Substantial Completion of any Work shall not occur earlier than the date of all designated or required governmental certificates of occupancy and other permits, inspections and certifications related to the occupancy or safety (as distinguished from gaming and other licenses required for the operation of the business to be conducted therein, which shall remain the sole responsibility of Owner to obtain) of the portion of the Project relating to such Work have been achieved and issued to Owner by the relevant governmental authority, and posted for the portion of the Project relating to such Work, by the relevant governmental authority (provided that a temporary certificate of occupancy (“TCO”) rather than a permanent certificate of occupancy may have been achieved and issued to Owner, and posted, so long as the obtaining of a temporary, rather than a permanent, certificate of occupancy does not prevent any aspect of the portion of the Project relating to such Work from being open to the general public).

12.1.2.3 If Owner or Owner’s Lenders disagree that Substantial Completion has been achieved, Owner shall provide the Contractor with an advisory opinion of the items which should be completed or corrected for purposes of Substantial Completion. Owner’s failure to advise Contractor of any items specified in the Contract Documents shall not alter the Contractor’s responsibility to complete all Work necessary for Substantial Completion in accordance with the Contract Documents.

12.1.2.4 Upon receipt of Owner’s advisory opinion, Contractor shall complete and/or correct all listed items. Contractor shall then submit its request to Owner for another inspection to determine Substantial Completion. Such subsequent inspection or re-inspections to determine if the Work is acceptable for purposes of Substantial Completion shall be made jointly by Owner and Contractor.

12.1.2.5 By no later than three (3) business days after the issuance of a Certificate of Substantial Completion by Owner, the parties shall develop a final punch list which must be completed prior to Final Completion. Such final punch list shall identify any incomplete or missing items (including, but not limited to, the clean up items described in Section 7.15.2) which Owner elected in its discretion to waive for purposes of Substantial Completion (the items on such list being, collectively, the “Punch List Items”).

12.1.2.6 Immediately prior to the issuance of a Certificate of Substantial Completion, Owner and Contractor shall jointly inspect and document the condition of the Work at the time of Owner’s initial possession to determine and record its condition. Such inspection and acceptance by Owner shall not, however, alter the Contractor’s responsibility to complete all Work necessary for Final Completion in accordance with the Contract Documents, including items discovered by Owner after Substantial Completion.

12.1.2.7 Owner shall have the final decision as to whether or not Contractor has achieved Substantial Completion of any portion of the Work. When Owner determines that Substantial Completion has been achieved and a TCO has been obtained therefor, Owner shall prepare and issue a “Certificate of Substantial Completion,” which shall certify the date of Substantial Completion. Upon the issuance of such Certificate of Substantial Completion or the opening to the general public of any portion of the Project, the care of and the risk of loss with respect to the portion of the Work for which Substantial Completion has been certified or which has been opened to the general public shall pass to Owner.

12.1.3 Limitations. Notwithstanding any provisions in the Contract Documents which may indicate otherwise, Owner’s acceptance of partial Substantial Completion and the possession, use and occupancy of any portion of the Project prior to Substantial Completion of the Work in its entirety, shall not in any manner constitute a waiver by Owner of any of the provisions or requirements of the Contract Documents, including, but not limited to, Contractor’s warranty obligations set forth in Article 10 of this Agreement and Contractor’s obligations to achieve the Contract Time set forth in Article 4 of this Agreement; provided, however, that Substantial Completion shall be deemed to have occurred with respect to the portion of the Work that is the subject of a Certificate of Substantial Completion issued by Owner.

12.2 Final Completion Procedures and Requirements

12.2.1 Contractor’s Notice of Final Completion. “Final Completion” means that stage in the progress of the Work when Owner and Owner’s Lenders determine that the Work has been properly completed and equipped by Contractor in accordance with the Contract Documents, including (a) completion of all Punch List Items), (b) the submittal to Owner of all documentation as described in the Contract Documents, (c) completion in compliance with all applicable Laws, and (d) all obligations of Contractor under the Contract Documents (except for those obligations which are intended to be satisfied after Final Completion) are fully satisfied, and the Work is otherwise satisfactory to Owner and Owner’s Lenders. When Contractor considers that the Work is finally complete, Contractor shall so notify Owner in writing requesting a Certificate of Final Completion. Such notice shall be accompanied by, and it shall be a condition to Final Completion that Contractor deliver to Owner, the following:

12.2.1.1 All final occupancy certificates obtained from any government or statutory authority and all other required approvals and acceptances as necessary or required for the full use and occupancy of all aspects of the Project and not previously provided to Owner (except for gaming and other business licenses required for the operation of the business to be conducted in the Project, which remain the sole responsibility of Owner);

12.2.1.2 All written guarantees and warranties under the Contract for Contractor and Subcontractors and Vendors, all required operation and maintenance manuals for major equipment required under the Contract all in form and substance satisfactory to Owner; and assignment documentation assigning to Owner in form and substance satisfactory to Owner any remaining warranties and guarantees pertaining to the Work and not previously provided and assigned to Owner, and Contractor agrees to assist Owner in the prosecution and enforcement of all such assigned warranties and guarantees as provided in Article 10.

12.2.1.3 A certificate that Contractor shall maintain insurance in the amounts and for the time periods required by this Agreement and a certificate of the insurer evidencing that insurance required by the Contract Documents to remain in force after Final Payment is currently in effect and will not be cancelled or allowed to expire until at least 60 days’ prior written notice has been given to Owner.

12.2.1.4 All operating, maintenance, servicing and cleaning manuals and instructions, spare parts, maintenance stocks and spare materials provided by Subcontractors and Vendors required by the Contract Documents for beneficial use of the

Work for its intended purpose, and if requested by Owner adequate verbal instructions in the operation of mechanical, electrical, plumbing and other systems.

12.2.1.5 A complete and accurate set of as-built Drawings pursuant to Section 7.14 of this Agreement, which clearly delineate any changes made to the latest approved Drawings and Specifications.

12.2.1.6 Such documents and other items so that Owner will receive and Owner does receive a release and complete refund without deduction or offset of any security, bonds and/or cash amounts provided by or on behalf of Owner and held by or for the benefit of any administrative or governmental agency in connection with the construction of the Project.

12.2.1.7 An updated survey of the Site showing the Work “as built.”

12.2.1.8 Master, submaster and special keys with keying schedule.

12.2.2 Owner’s Inspection For Final Completion. Upon receipt of Contractor’s request for a Certificate of Final Completion and all submittals that comply with Section 12.2.1 above, Owner shall promptly make appropriate evaluations and inspections as follows:

12.2.2.1 If Owner considers that the Work is fully completed in accordance with the Contract Documents, Owner shall promptly so advise Contractor.

12.2.2.2 In the event that Owner or Owner’s Lenders does not agree that Final Completion has been achieved, Owner shall promptly so advise the Contractor in writing of the remaining items to be completed for purposes of Final Completion.

12.2.2.3 After Contractor satisfies all remaining items necessary for Final Completion, Contractor may submit a further written notice to Owner stating that the Work is ready for re-inspection. All re-inspections to determine if the Work is acceptable for purposes of Final Completion shall be jointly made by Owner and Contractor.

12.2.2.4 Owner shall have the final decision as to whether or not Contractor has achieved Final Completion of the Work. When Owner agrees that the Work is finally complete, which agreement Owner agrees not to unreasonably withhold or delay, Owner shall prepare and issue a “Certificate of Final Completion,” which shall set forth the date of Final Completion.

ARTICLE XIII.

CONCEALED CONDITIONS AND UNCOVERING OF WORK

13.1 Concealed Conditions

13.1.1 Owner represents that it has no actual knowledge of any concealed conditions at, upon or within the Site which are of an unusual nature, differ materially from those ordinarily encountered and generally recognized as inherent in the Work, and which would cause a material delay in the critical path portion of the Work

13.1.2 Contractor acknowledges and agrees that it shall not be entitled to an increase in the Guaranteed Maximum Price or extension of the Contract Time due to any concealed conditions at, upon or within the Site regardless of their origin, cause or nature, including whether or not such conditions are identified in the Contract Documents or could not have been discovered by Contractor prior to the Effective Date through the exercise of due diligence.

13.1.3 Owner agrees that the limitation set forth in Section 13.1.2 shall apply only to concealed conditions at, upon or within the Site. If, in the course of executing any portion of the Work required pursuant to this Agreement to be performed immediately adjacent to the Site, Contractor encounters any concealed condition in the ground immediately adjacent to the Site which is not identified in the Contract Documents or could not have been discovered by Contractor prior to the Effective Date through the exercise of due diligence, then such concealed condition shall be eligible for consideration as a Change for purposes of Article 18, and Contractor shall be entitled to submit a Change Proposal to Owner in connection therewith.

13.2 Covering of Work

13.2.1 Contractor shall enable Owner to inspect all portions of the Work before they are covered.

13.2.2 If a portion of the Work is covered without providing Owner with adequate advance notice, or contrary to the request or direction of Owner or the provisions of the Contract Documents, Contractor shall, if required in writing by Owner, uncover the Work for observation. Such Work shall be replaced at Contractor’s expense without change in the Contract Time.

13.2.3 If a portion of the Work has been properly covered in accordance with the Contract Documents and after sufficient advance notice to Owner, Owner may subsequently request to see such Work and it shall be uncovered by Contractor. If such Work is in accordance with the Contract Documents, the Guaranteed Maximum Price shall be increased by appropriate Construction Change Directive for the costs of uncovering and replacement. If such Work is not in accordance with the Contract Documents, Contractor shall be responsible therefor and shall not be entitled to an increase in the Guaranteed Maximum Price.

ARTICLE XIV.

INDEMNIFICATION

14.1 Indemnity. To the fullest extent permitted by law, Contractor hereby indemnifies and agrees to protect, defend, and hold each of Owner; Wynn Resorts (Macau), Ltd.; Wynn Resorts (Macau) Holdings, Ltd.; Wynn Resorts International, Ltd.; Wynn Group Asia, Inc.; Wynn Resorts, Limited; Wong Chi Seng; S.H.W. & Co.; SKKG Limited; L’ARC de Triomphe Limited; Classic Wave Limited; Kwan Yan Chi; Li Tai Foon; Kwan Yan Ming; Wynn Design and Development LLC; Owner’s Lenders; and the respective subsidiaries, affiliates, parent companies and the respective members, officers, directors, managers, employees, agents, shareholders, successors and assigns, heirs, administrators, and personal representatives of each of the foregoing (collectively, “Owner Indemnitees”) harmless from and against any and all claims, liabilities, obligations, losses, suits, actions, legal proceedings, damages, costs, expenses, awards, or judgments, including, without limitation, reasonable attorneys’ fees and costs (whether or not suit is filed) (collectively “Actions”), any Owner Indemnitee(s) may suffer or incur or be threatened with and whether based upon statutory, contractual, tort or other theory, that: (i) are imposed by Law; or (ii) arise by reason of or relating directly or indirectly to (a) the death of or bodily injury to any person or persons, including, without limitation, employees of Contractor, (b) injury to property (including loss of use and the Work itself and including all costs for repair or replacement of work, materials, supplies or equipment (whether on or off Site or in transit), including whether lost, stolen, damaged or destroyed), equipment or material, including, without limitation, any of the same resulting or arising out of the performance of the Work performed by Contractor or any Subcontractor or Vendor, (c) violation of or failure to comply with or abide by any Laws, or variations from the Contract Documents in the actual construction of the Work, (d) any infringement of the rights of any third party, including, without limitation, copyright and patent rights (in connection with which Contractor shall pay all royalties and license fees), (e) any stop notices, mechanic’s liens or similar claims relating to any labor, services, materials, goods or equipment whether provided by Contractor, Subcontractor or any Vendor and relating to the Work, or (f) any breach or alleged breach of Contractor’s warranties, representations, obligations, covenants or agreements set forth in the Contract; and (iii) relate to or arise out of or result from, directly or indirectly, (x) the performance of the Work, or (y) from any act or omission of Contractor, any Subcontractor or Vendor, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them are liable or responsible at law or under the Contract Documents. Contractor shall be obligated to indemnify the Owner Indemnitees against the Actions as described in the preceding sentence, regardless of whether or not any such Action is caused by an Owner Indemnitee (subject to Section 14.4 below). Owner shall notify Contractor promptly upon receiving notice of any Actions. Owner and Contractor acknowledge and agree that, notwithstanding anything to the contrary contained in this Section 14.1, the liability of Contractor for Recovery Plan liabilities, as provided in Section 4.2, and Liquidated Damages, as provided in Section 4.4, shall be the Owner’s sole remedy for any delay in the execution of the Work; it being further agreed, however, that other than with respect to Owner’s right to claim damages for any delay in the execution of the Work, the foregoing statement shall not in any way limit any liability of Contractor pursuant to this Section 14.1 for any other act or omission, or for any other breach or default of Contractor, Subcontractor or any Vendor under any of the Contract Documents.

14.2 Defense Costs. Subject to the limitations set forth in Section 14.3 immediately below, the indemnification provisions of Section 14.1 above, including defense costs, shall include all attorneys’ fees, investigation costs, expert witnesses, court costs, and other costs and expenses incurred by the Owner Indemnitees to the extent their interests appear.

14.3 Hazardous Materials. Contractor and its Subcontractors and Vendors shall have no responsibility for the discovery, presence, handling, removal or disposal of pre-existing hazardous materials discovered on the Site, including asbestos, asbestos products, poly-chlorinated biphenyl (PCB) or other substances classified as hazardous by the Environmental Protection Agency of the U.S. Government or any other federal, state or local government agency and also Macau laws, except to the extent addressed or covered in the Contract Documents or otherwise made known to or reasonably foreseeable by Contractor. If Contractor discovers the presence of any hazardous materials at the Site not otherwise called out in the Contract Documents or otherwise made known to or reasonably foreseeable by Contractor, Contractor shall promptly report the presence and precise location of any such materials to Owner and immediately stop Work in the affected area unless requested otherwise by Owner.

14.4 Other Limitations. Subject to the provisions of this Section 14.4, the obligations in Section 14.1 above shall apply to and include those Actions arising from the negligent, tortious, intentional or other acts of any Owner Indemnitees, and such indemnification obligations are primary to any insurance in the names of the Owner Indemnitees. In the event of contributory negligence or tortious or intentional act of any Owner Indemnitee, the Contractor shall only be liable for payment of such Actions in direct proportion to the indemnifying party’s percentage of fault, if any, as determined by a court of competent jurisdiction, or as may be mutually agreed upon by Owner and Contractor. The indemnification obligations in this Article 14 shall not be construed to negate, abridge, or reduce other rights or obligations of Contractor or Owner, including, but not limited to, any obligation of indemnity which would otherwise exist at law or otherwise in favor of an Owner Indemnitee. If any Action occurs or is threatened, the Contractor shall defend the Owner Indemnitees with counsel reasonably acceptable to such Owner Indemnitees, at the Contractor’s expense, unless an Owner Indemnitee elects to defend itself, in which case the Contractor shall pay for such Owner’ Indemnitee’s reasonable defense costs, including, but not limited to, all attorneys’ fees, investigation costs, expert witnesses, court costs, and other costs and expenses incurred by such Owner Indemnitee. Contractor shall not have the right to settle any Action without Owner’s prior written consent in each instance. The indemnification obligation of Contractor (or any Subcontractor) under this Article 14 or otherwise under the Contract Documents, shall not be limited in any way by any limitation on the amount or type of insurance coverages carried whether pursuant to the Contract Documents or otherwise, the amount of insurance proceeds available or paid (except the Contractor shall be entitled to an offset against its indemnity obligation to the extent of any insurance proceeds actually received by the Owner Indemnitee, without condition or reservation, relating to any Action for which the Owner Indemnitee seeks to be indemnified pursuant to an indemnity in this Agreement), or any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor or Owner or other person or entity under workmen’s compensation acts, disability benefit acts or other employee benefit acts. Provided, however, any other limitations on the liability of Contractor specifically set forth in this Agreement shall apply to and limit Contractor’s indemnity obligations in this Article 14 as and to the extent provided therein.

14.5 Survival of Indemnification Provisions. The Contractor’s indemnity obligations set forth in this Article 14 shall apply irrespective of whether or not any Subcontractors or Vendors obtain or fail to obtain insurance coverages as required herein, shall apply during the performance of any Work, and shall survive any termination of this Contract or the Final Completion of the Work.

14.6 Risk. Except to the extent expressly provided for in the Contract Documents, all Work (i) covered by the Contract Documents, (ii) done at the Site, (iii) in preparing or delivering materials or equipment, or (iv) in providing services for the Project, or any or all of them, shall be at the sole risk of Contractor.

14.7 Limit on Consequential Damages. Other than Contractor’s liability for (a) Recovery Plan Liabilities (as provided in Sections 4.2, 11.8 and 11.8.6), and (b) Liquidated Damages (as provided in Section 4.4.1), Contractor shall have no liability to Owner under this Contract for consequential, indirect or special damages, including, but not limited to, loss of profit, loss of revenues, loss of any contract or loss of use of all or any portion of the Work (collectively, “Consequential Damages”). For the avoidance of doubt, Owner and Contractor agree that for purposes of the limitation expressed in this Section 14.7, any liabilities of Contractor pursuant to any of its indemnity obligations set forth in Sections 7.2, 7.27.1, 8.2.8, 10.6, 11.11.2, 16.2, 14.1, 24.7, 26.1.2(g) and 27.1.6 are not, and in no event shall be deemed to be, Consequential Damages. Nothing in this Section 14.7 shall limit the types or amounts of any damages other than Consequential Damages that may be available to Owner under this Agreement or at law or in equity.

ARTICLE XV.

INSURANCE

15.1 Types of Insurance.

15.1.1 Contractor, at its sole cost and expense, shall maintain at all times during the term of this Agreement, Employees Compensation, Constructional Plant and Equipment Insurance for Contractor owned items, Motor Vehicle Liability Insurance, Marine Cargo Insurance and any other insurances as required by applicable Laws.

15.1.2 Contractor, at its sole cost and expense, shall maintain at all times during the term of this Agreement and for a minimum of six (6) years following Final Completion of the entire Work, a Professional Indemnity Insurance policy with a limit of indemnity of not less than Twenty Million Unites States Dollars (US$20,000,000) per occurrence and in the aggregate. The limit of indemnity shall be dedicated to liabilities arising from the Contract alone and shall not be available for claims arising from work undertaken by Contractor other than pursuant to the Contract.

15.1.3 All policies maintained by Contractor pursuant to this Article 15 shall name Owner as a joint insured.

15.1.4 The Contractor shall ensure that the Subcontractors on the Project who are employed by the Contractor (or by any of the parties constituting the Contractor hereunder) also shall carry the insurance specified in Section 15.1.1 above. Such policies shall contain a waiver of recourse against the Owner Indemnitees.

15.1.5 Owner shall maintain a Builder’s Risk Insurance policy until Substantial Completion of the Project, followed by 12 months’ Defects Liability Period coverage. Any uninsured losses shall be paid for by the responsible Contractor or Subcontractor. The Builder’s Risk Insurance provided by Owner shall not cover loss of, or damage to, any tools, implements, equipment, formwork, machinery, cranes, consumables, office trailers, tool sheds, temporary structures other than temporary works or anything else which is not intended to become a permanent part of the finished Project. In the event of delays by the Contractor or its Subcontractors and Vendors causing delays to the Substantial Completion of the Project, any additional premium incurred by the Owner for extending the Builder’s Risks policy shall be recoverable from the Contractor.

15.1.6 Owner, at its cost and expense, shall maintain until Substantial Completion, Third Party Liability (“TPL”) Insurance. TPL coverage shall include, but not be limited to, personal injury, broad form property damage, and explosion, collapse and underground coverage. Coverage under the TPL insurance policy described in this Section shall be provided with a combined single limit of not less than US$10,000,000 for bodily injury or death to any number of persons and property damage, in any one occurrence. The TPL insurance policy shall name the Owner Indemnitees, Contractor and all Subcontractors and Vendors as joint insureds. Such insurance shall be primary to any other insurance available to the joint insureds and it shall apply separately to each insured against whom a claim is made or a suit is brought subject to the single limit. In the event of delays by the Contractor or its Subcontractors and Vendors causing delays to the Final Completion of the Project, any additional premium incurred by the Owner for extending the TPL policy shall be recoverable from the Contractor.

15.1.7 The Builder’s Risk and TPL Insurance shall be on terms to be approved solely by Owner. Owner shall provide to Contractor a certificate of insurance reflecting such coverage, and Contractor shall be deemed to have satisfied itself and shall cause the Subcontractors to satisfy themselves with regard to the extent of coverage provided.

15.1.8 The Contractor and/or Subcontractor shall promptly furnish to Owner and Owner’s Lenders (and in any case prior to the Date of Commencement) policies of insurance described in this Article 15, issued by the carriers, which shall provide that such policies may not be cancelled except for non-payment of premiums in which event the issuing company shall give at least thirty (30) days prior written notice or intent of cancellation. In respect of renewal insurance policies, the Contractor and/or Subcontractor shall deliver to the Owner and the Owner’s Lenders, certificates of insurance (or duplicate originals of the policies) as evidence of the renewal of such insurances at least thirty (30) days before the expiration of any such policy. If certificates of insurance are provided the Contractor will ensure that policies of insurance are provided to Owner and Owner’s Lenders within 30 days of inception of the insurance.

15.1.9 In the event of any failure of the Contractor or a Subcontractor to comply with any of the insurance requirements set forth in this Section 15.1, or in the event of any failure by Owner to comply with any of the insurance requirements set forth in this Section 15.1 relating to TPL or Builder’s Risk insurance, the other party shall have the right to immediately purchase and maintain the required insurance at the non-complying party’s expense (and in the case of any insurance that was required to have been procured and paid for by Owner, the Guaranteed Maximum Price shall be increased accordingly) for and in the name of such non-complying party, and the non-complying party furnish all necessary information to the other party to enable the other party to purchase and maintain such insurance. Compliance by the Contractor or by the Owner on behalf of the Contractor with the insurance requirements of this Agreement shall not relieve the Contractor from any liability under any provision of this Agreement, including, but not limited to, under the indemnification contained in Article 14. Said rights shall be cumulative and shall be in addition to any and all other rights and remedies herein or otherwise provided to the Owner by applicable Laws.

15.1.10 Set forth on Exhibit O attached hereto is a summary of the insurance policies to be obtained by the Owner pursuant to this Section 15.1, the minimum coverages and maximum deductibles required with respect thereto.

15.2 Evidence of Coverage

15.2.1 Carriers Acceptable To Owner. All policies required of Contractor and Subcontractors pursuant to this Contract shall be maintained with insurance carriers that are acceptable to Owner and licensed to do business in Macau.

15.2.2 Failure to Comply. Neither the Contractor nor any of its Subcontractors shall be entitled to receive payment for any Work performed, or to commence operations or Work on the Site or elsewhere until such time as they provide acceptable evidence of compliance with the requirements of this Article 15. Any additional costs or delays caused by or arising out of any failures to comply with this Article 15, including the failure to furnish acceptable policies of insurance prior to date of the Date of Commencement, shall be solely the responsibility of Contractor and its Subcontractors.

15.3 Deductibles. The payment of all deductibles, self-insured retention or similar self-insurance mechanisms as set forth on Exhibit O attached hereto shall be the responsibility of the party responsible for the occurrence of the loss or damage. If such party is Contractor, the payment of such amount by Contractor shall be considered a Cost of the Work except to the extent that payment in a given instance would be considered a Non-Allowable Cost of the Work under any of the provisions of Section 3.3; and if such party is a Subcontractor or Vendor, such Subcontractor or Vendor shall bear such cost and the same shall not be a Cost of the Work.

15.4 Cooperation by the Parties. Owner and Contractor shall fully cooperate with each other in connection with the collection of any insurance monies that are due in the event of a loss. Owner and Contractor shall promptly execute and deliver such proofs of loss and other instruments which may be required for the purpose of obtaining recovery of any such insurance monies.

15.5 Duration. All Employees Compensation, Employer’s Liability, Construction Plant and Equipment, Professional Indemnity and Motor Vehicle Liability insurances required by this Contract shall be kept in force without interruption until Final Completion of the Work in accordance with Section 12.2 above.

ARTICLE XVI.

SAFETY AND COMPLIANCE

16.1 Contractor’s Site Safety Responsibilities. Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work, and without limiting the foregoing, shall take all reasonable precautions for the safety of, and shall provide for all reasonable protections against loss of production time and prevent injury to, any of its employees, Subcontractors, Vendors, or their respective employees or any other persons who may be affected thereby, and all other persons at the Site or adjacent or nearby to the Site. Contractor shall prepare a site safety plan and submit such plan to Owner for review and comment prior to the commencement of Work. Such plan shall identify the location of the fire safety system, alarm system, fire-fighting apparatus and exit routes. Safety gear shall be provided for representatives of Owner, Owner’s Lenders and Owner’s Consultants and all others while on Site. Contractor shall designate a person responsible for job safety. This person shall possess a “CITA green card” or the equivalent, shall be thoroughly familiar with Contractor’s safety manual and shall require compliance of all applicable provisions of such manual. Contractor shall keep a copy of such manual on the Site. Contractor shall familiarize all Subcontractors and Vendors on safety measures.

16.1.1 Contractor shall, and shall require Subcontractors and Vendors to, take all precautionary measures as required by applicable Laws to prevent and correct fire causing conditions, and shall conduct all operations with due regard for the avoidance of fire hazards. Contractor shall exercise the greatest care to prevent fires. The following minimum precautions shall be taken by Contractor and Contractor shall require each Subcontractor and Vendor to take the following actions with regard to the Work:

16.1.1.1 Flammable liquids shall be stored in closed, approved, covered metal containers, and as approved by the fire wardens. All paint and oily rags shall be stored in approved containers and removed daily.

16.1.1.2 Each gasoline or diesel powered vehicle shall carry a fire extinguisher of adequate size and type to extinguish a fire emanating from either the vehicle or its load.

16.1.1.3 Contractor shall maintain a system of prompt detection and correction of unsafe practices and conditions, and shall furnish and maintain all necessary first aid equipment in a special location on the Site. Contractor shall investigate all accidents promptly to determine cause and to take necessary corrective action, and shall file required reports.

16.1.1.4 No exit, corridor, or stairwell shall be used for storage of materials of any type.

16.1.1.5 All exits, corridors and stairwells must be accessible and free of materials of any type except as necessary for the Work. Minimum exit widths as required by Laws shall be maintained at all times.

16.1.1.6 Hard hat and construction areas shall be identified and posted. All workmen and personnel in these areas shall wear a hard hat.

16.1.1.7 All electrical equipment and tools shall be of an adequate size to accomplish the task at hand and shall be properly grounded.

16.1.1.8 Face, eye and respiratory protection shall be available and used when the situation requires.

16.1.1.9 The Contractor shall provide and maintain suitable protections and enclosures around shafts, stairs and other openings in floors.

The foregoing requirements are not intended to be exclusive or exhaustive, and Owner shall not have any liability in any way relating to any of the foregoing or the absence of other requirements from the foregoing. Contractor shall be solely responsible to Owner for providing the Site a safe place to work for all persons. Contractor shall allow Site access and provide all reasonably requested assistance to any loss control or risk engineering surveyor engaged by Owner or Owner’s insurers. Contractor shall also put into effect all reasonable survey recommendations made for the prevention of loss, damage or personal injury.

16.2 Compliance. In addition to the requirements of Section 16.1 above, Contractor shall give all notices, file all reports and obtain all permits which are applicable to the Contractor’s operations or performance of the Work. Upon request, Contractor shall furnish Owner and Owner’s Lenders with copies of all such notices, statements, reports, certificates or permits evidencing compliance. Contractor shall also keep Owner informed of any changes in Laws which may affect Contractor’s performance of the Work or Owner’s use thereof. Contractor shall indemnify, defend and save harmless Owner and the other Owner Indemnitees from and against any and all claims, losses, liabilities, fines or penalties in any manner arising out of Contractor’s failure to comply with this Article 16.

ARTICLE XVII.

TERMINATION OR SUSPENSION OF THE CONTRACT

17.1 Material Default By Contractor. Owner may, provided such default is not corrected within the applicable period described in Section 17.1.1 below, and without prejudice to any other rights or remedies of Owner, terminate this Contract in its entirety, or may elect to terminate any portion of the Contractor’s Work, for default if the Contractor fails to perform or breaches any of its material obligations under the Contract Documents, including, but not limited to, a failure to perform the Work in a diligent, expeditious, workmanlike and careful manner strictly in accordance with the Contract. Upon any such termination, Owner may take possession of the applicable portion of the Site and of all materials, tools, equipment and machinery of Contractor thereon that Owner has paid or will pay for, and may finish the applicable portion of the Work terminated by whatever method Owner may in good faith deem desirable and/or expedient, including, but not limited to, by retaining one or more other contractors to complete the Work (or Owner may elect not to finish the applicable portion of the Work).

17.1.1 Notice Of Default. The Contractor shall promptly correct any default to Owner’s satisfaction within seven (7) calendar days following receipt of written notice of default from Owner. If correction within said seven (7) days is not possible, Contractor shall commence and diligently continue effective action to correct such default to Owner’s satisfaction, but not later than thirty (30) days following receipt of Owner’s notice (except for such longer period as may otherwise be reasonably approved in writing by Owner and Owner’s Lenders). In the event that the Contractor fails to take and diligently pursue effective corrective actions, Owner may hold in abeyance further payments to Contractor to the extent provided in this Agreement and/or terminate the Contract by written notice specifying the date of termination and without prejudice to any other remedy Owner may have.

17.1.2 Non-Curable Defaults. Notwithstanding the other provisions of Section 17.1, Owner may also elect to declare Contractor in material default and may terminate Contractor immediately upon written notice (unless a longer period is otherwise expressly provided in this Agreement with regard to the matters in Sections 17.1.2.1 through 17.1.2.5 below, it being agreed that the cure periods in Section 17.1.1 above do not apply to Sections 17.1.2.1 through 17.1.2.5) and/or take such other action as Owner may be allowed, in the event of any of the following:

17.1.2.1 The commencement of an action or petition by or against Leighton, China/Macau, China/HK or any Guarantor under applicable bankruptcy laws; or any general assignment by Leighton, China/Macau, China/HK or any Guarantor for the benefit of its creditors; or the appointment of a receiver, trustee or manager to take charge of the assets of Leighton, China/Macau, China/HK or any Guarantor; or any of Leighton, China/Macau, China/HK or any Guarantor becomes insolvent, goes into liquidation, has a receiving or administrative order made against it or compounds with its creditors; or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of the acts or events outlined herein;

17.1.2.2 The exercising of any mechanics’ or materialmens’ lien rights on Owner’s property, the Site, the Project and/or the Work by a Subcontractor, Vendor, laborer, materialman, or supplier or any other party providing services or material engaged by, on behalf of, or acting under the direction of Contractor or any Subcontractor or Vendor in connection with the Work, unless that Owner’s property, the Site, the Project and/or the Work, as applicable, is released from such lien(s) or, at Owner’s option, satisfied by bond or other security, in an amount and with a bonding company reasonably satisfactory to Owner and Owner’s Lenders within the time periods set forth in and pursuant to Section 7.19.2 hereof;

17.1.2.3 Failure of Contractor for five successive days or an aggregate of seven days in any thirty (30) day period (other than Sundays or national holidays), to have an adequate number of laborers or Subcontractors at the Site who are actively and productively working on the Project, unless a Permissible Delay exists for such absence, unless within five (5) days after written notice from Owner Contractor has and thereafter maintains an adequate number of laborers and Subcontractors on Site actively and productively working on the Project; or

17.1.2.4 Failure of Contractor after five (5) days following request from Owner’s Lenders to provide Owner and Owner’s Lenders with the evidence required under Section 3.1.3 of this Agreement.

17.1.3 Stop Work Orders. In the event of any material breach or default of this Contract by Contractor, and in lieu of declaring termination for default, Owner may elect to stop, delay, reduce or interrupt any operations of Contractor or any affected Subcontractors or Vendors until such default or failure is remedied to Owner’s satisfaction. No part of the time lost due to stop work orders or delay, reduction or interruption by Owner arising out of such material breaches shall be made the subject of a claim for extension of time or for increased costs or damages by Contractor. No increase or upward adjustment shall be made in the Guaranteed Maximum Price or Contractor’s Fee for, and in no event shall Owner be liable for, or Contractor or any Subcontractor or any other party performing any Work on the Site be entitled to, any lost opportunity, lost profit or consequential damages claimed or alleged by Contractor, any Subcontractor or any other party performing any Work on the Site and relating to any such stoppage, reduction, suspension, delay or interruption. The issuance of a stop work order or delay, reduction or interruption by Owner shall not prejudice Owner’s right to subsequently terminate for default.

17.1.4 Owner’s Rights Upon Termination For Default. If all or a portion of the Contractor’s Work is terminated pursuant to this Section 17.1, Contractor shall not be entitled to receive any payment until after Final Completion by others (except for that portion of the Work not terminated in the case of termination of only a portion of Contractor’s Work) and after Owner has assessed its additional costs and damages arising out of such termination, including, but not limited to, Owner’s additional costs for completing all or the relevant portion of the Work. Upon such termination, Contractor shall immediately undertake all necessary steps to mitigate against Owner’s damages, and shall:

17.1.4.1 Cease operations and vacate the Site to the extent specified in the notice of default;

17.1.4.2 Place no further orders and enter into no further subcontracts or purchase orders for materials, labor, services or facilities that relate to the terminated Work;

17.1.4.3 Upon Owner’s request, terminate all subcontracts and purchase orders which relate to the terminated Work;

17.1.4.4 Upon request and as directed by Owner, assign (and/or Owner may accept the assignments made in this Agreement, as the case may be) all of Contractor’s right, title and interest to all subcontracts, purchase orders, rental agreements, materials, supplies and equipment relating to the portion of the Work terminated using forms satisfactory to Owner, and otherwise assist Owner in the orderly and expeditious transfer of such rights;

17.1.4.5 Turn over to Owner the originals of the Project Schedule and all Schedule Updates including all computer data bases in electronic format; all Drawings, Specifications and other construction documents; all as-built drawings, calculations and such other Work-related documents relating to the portion of the Work terminated (provided that Contractor may retain copies of the foregoing as necessary to permit Contractor to complete any portion of the Work not terminated) and all items and things for whose cost Contractor requests or has requested reimbursement or payment;

17.1.4.6 Proceed to complete the performance of all Work not terminated;

17.1.4.7 Take such actions that may be necessary, or that Owner may direct, for the protection and preservation of the terminated Work;

17.1.4.8 Advise Owner of all outstanding subcontracts, rental agreements and purchase orders which Contractor has with others pertaining to the terminated Work and furnish Owner copies thereof;

17.1.4.9 Remove all of its property from the portion of the Site and Owner’s premises relating to the terminated Work. Any property not so removed may be removed by Owner at Contractor’s expense; and

17.1.4.10 Allow Owner (a) to take possession of all materials of any kind that have been or will be paid for, that are to be incorporated into the portion of the Work terminated, or to which Owner has any ownership rights or interest, and (b) to finish the portion of the Work terminated and provide the materials therefor or contract with others to do so by whatever method Owner deems expedient, and execute and do all such assurances, acts and things as Owner may consider expedient to facilitate Owner’s taking of possession of the Site relating to the portion of the Work terminated and materials, equipment, machinery and tools thereon, and give all notices, orders and directions which Owner may think expedient for the purposes hereof.

17.1.5 Payment to Contractor

17.1.5.1 If Owner terminates the Contract for Contractor’s breach or default, Contractor shall thereafter only be entitled to reimbursement (subject to Section 17.1.5.3 hereof) only of such amount (if any), by which:

(a) the (i) Cost of the Work actually and properly completed by Contractor in accordance with the Contract Documents up to the date of such termination (and not cancelable or refundable), plus (ii) the pro rata portion of Contractor’s Fee thereon (subject to satisfaction of the conditions applicable to progress and Final Payment contained in the Contract Documents as the case may be), but the foregoing amounts shall not exceed the portion of the Guaranteed Maximum Price (including Contractor’s Fee) fairly allocable to the Work so completed, exceeds

(b) the total of (i) all payments theretofore made to Contractor under the Contract Documents, and (ii) all damages and other costs and expenses incurred by Owner directly or indirectly, arising out of or as a result of, Contractor’s breach or default, including, but not limited to, the cost of any additional consultants’ services, or managerial and administrative services required thereby, any additional costs incurred in retaining another contractor or other subcontractors, any additional financing, interest or fees and other costs that Owner must pay by reason of a delay in completion of the Work, Owner’s termination of Contractor and the finishing of the Work by another method after such termination, attorneys’ fees and expenses, and any other damages, costs, and expenses Owner may incur in completing the Work as a result of Contractor’s breach or default including if Owner elects to complete the Project after such termination, the amount by which the actual cost of completing the Project (including components of the Project that are not part of the Work) is greater than what such actual cost (including the actual cost of components of the Project that are not part of the Work) would have been if Contractor had fulfilled its obligations under the Contract Documents, and if Owner elects to not complete the Project after such termination (Contractor hereby acknowledging that Owner has the right to so elect without Owner waiving Contractor’s liability for damages arising out of the breach by Contractor that led to its termination), all damages suffered by Owner arising out of Contractor’s breach of this Agreement; provided that the amount specified in this clause (b) shall be reduced by any amounts received by Owner under the On-Demand Bond referred to in Section 7.18.

17.1.5.2 If the amount referred to in Section 17.1.5.1.(b) hereinabove exceeds the amount referred to in Section 17.1.5.1.(a) hereinabove, Contractor shall pay the difference to Owner immediately upon Owner’s request, subject to the provisions of Section 14.7.

17.1.5.3 Any reimbursements or payments made to Contractor under this Section 17.1.5 are conditioned on (a) Contractor previously having delivered to Owner possession and unfettered access to the Work and Site and all materials, equipment, tools and the like (undamaged and in good condition) which Owner has paid or will pay for, (b) all the applicable items listed in, and performance of all the applicable obligations described in Section 12.2.1 of this Agreement have been satisfied, and (c) Contractor complies with such other obligations under the Contract Documents accruing prior to termination or that by their nature survive the termination of this Agreement as Owner or Owner’s Lenders reasonably requires.

17.2 Termination For Convenience. The parties’ rights and remedies in the event of termination of the Contract by Owner for convenience shall be as follows:

17.2.1 Notice of Termination For Convenience. Owner may cancel this Contract in its entirety (and not in part) and take possession of the Site and all materials, tools, equipment and machinery thereon in which Owner has an ownership interest or other vested interest, and finish or not finish the Work by whatever method Owner may desire, at any time upon written notice to Contractor solely for Owner’s convenience and without regard to any fault or failure to perform by Contractor or any other party. Upon receipt of such notice of termination, Contractor shall immediately and in accordance with instructions from Owner proceed as follows:

17.2.1.1 Cease operations and vacate the Site;

17.2.1.2 Advise Owner of all outstanding subcontracts, rental agreements and purchase orders which Contractor has with others pertaining to the Work and furnish Owner copies thereof;

17.2.1.3 Place no further orders and enter into no further subcontracts or purchase orders for materials, labor, services or facilities that relate to the Work;

17.2.1.4 Upon Owner’s request, terminate all subcontracts and orders that relate to the Work;

17.2.1.5 Upon request and as directed by Owner, assign (and/or Owner may accept the assignments made in this Agreement, as the case may be) all of Contractor’s right, title and interest to all subcontracts, purchase orders, rental agreements, materials, supplies and equipment relating to the Work using forms satisfactory to Owner, and otherwise assist Owner in the orderly and expeditious transfer of such rights;

17.2.1.6 Turn over to Owner the originals of the Project Schedule and all Schedule Updates including all computer data bases in electronic format; all Drawings, Specifications and other construction documents; all as-built drawings, calculations and such other Work-related documents and all items and things for whose cost Contractor requests or has requested reimbursement or payment;

17.2.1.7 Take such actions that may be necessary, or that Owner may reasonably direct, for the protection and preservation of the Work;

17.2.1.8 Remove all of its property from the Site and Owner’s premises. Any property not so removed may be removed by Owner at Contractor’s expense; and

17.2.1.9 Allow Owner (a) to take possession of all materials, equipment, machinery and tools of any kind that have been or will be paid for, that are to be incorporated into the Work, or to which Owner has any ownership rights or interest, and (b) to finish the Work and provide the materials therefor or contract with others to do so by whatever method Owner deems expedient, and execute and do all such assurances, acts and things as Owner may consider expedient to facilitate Owner’s taking of possession of the Site and materials, equipment, machinery and tools thereon, and give all notices, orders and directions which Owner may think expedient for the purposes hereof.

17.2.2 Payment Upon Termination For Convenience. In the event of termination for convenience, Contractor shall be paid as follows: Owner’s sole obligation and liability to Contractor shall be (i) to reimburse Contractor (and Contractor’s exclusive remedy shall be to receive reimbursement) for (A) the Cost of the Work properly incurred (and not cancelable or refundable) by Contractor up to the date of termination, including, but not limited to, the cost of tools, equipment, machinery or materials ordered for the Work which have been delivered to Contractor, or for which Contractor is liable to accept delivery (it being agreed that such tools, equipment, machinery and materials shall become the property and the responsibility of Owner when paid for by Owner), and Contractor shall place the same at Owner’s disposal, and including further, and (B) Contractor’s reasonable demobilization costs, (ii) to pay to Contractor that pro-rata portion of Contractor’s Fee applicable to such completed Work (and subject to satisfaction of the conditions applicable to payments to Contractor set forth in the Contract Documents, including for progress payments, and Final Payment as applicable), but not in excess of the portion of the Guaranteed Maximum Price equitably allocable to such Work based on the percentage such properly performed and completed Work by Contractor bears to the total Work included within the Guaranteed Maximum Price, less all payments previously made to Contractor under the Contract and any amounts owed by Contractor to Owner under the Contract. Contractor shall not be entitled to receive payment hereunder for any so-called lost profit or opportunity costs.

17.3 Suspensions By Owner

17.3.1 Owner’s Right To Suspend For Convenience. Owner may at any time, with or without cause, suspend, delay, reduce or interrupt performance of all or any portion of the Work for such period or periods as Owner elects by giving Contractor written notice specifying which portion of the Work is to be suspended and the effective date of such suspension. Such suspension, delay or interruption shall continue until Owner terminates such suspension, delay or interruption by written notice to Contractor; provided that if a suspension, delay or interruption of the entire Project (or such a substantial portion thereof that the suspension, delay or interruption with respect thereto would have a material adverse effect on the ability of Contractor to meet the Guaranteed Date of Substantial Completion) shall continue for ninety (90) consecutive days or one hundred eighty (180) days in the aggregate, Contractor shall have the right to terminate this Contract upon giving Owner fourteen (14) business days’ written notice thereof and such termination shall be treated as a termination with cause for purposes of Section 17.6.2. No such suspension, delay, interruption or reduction by Owner shall constitute a breach or default by Owner under the Contract Documents. Contractor shall continue to diligently perform any remaining Work that is not suspended, delayed, reduced or interrupted and shall take all actions necessary to maintain and safeguard all materials, equipment, supplies and Work in progress affected by the suspension, delay, reduction or interruption.

17.3.2 Payment Upon Suspension For Convenience. In the event of suspension, delay, reduction or interruption for convenience by Owner, Owner shall pay Contractor and the Guaranteed Maximum Price shall be increased by such amounts (subject to the payment and related requirements of the Contract Documents) as follows:

17.3.2.1 Additional Costs of the Work, if any, which are properly, necessarily and reasonably incurred by Contractor, Subcontractors and Vendors as a direct result of such suspension, delay or interruption, including, but not limited to, for the purpose of safeguarding all material, equipment, supplies and Contractor’s Work in progress, but the Guaranteed Maximum Price shall be increased only if and to the extent such delay, suspension or interruption exceeds a period of thirty (30) days in the aggregate if the entire Project is suspended (or if a substantial portion of the Project is suspended such that it causes a delay in the opening date of the Casino or the Hotel) following commencement of the Work; and

17.3.2.2 By any increase in Contractor’s Fee determined in accordance with Section 18.5.2.

17.3.2.3 Provided, however, that no adjustment shall be made to the extent that performance was otherwise subject to suspension, delay or interruption by another cause for which Contractor is responsible.

17.4 Limitations. Except to the extent provided in Section 17.2.2 or 17.3.2 hereof, as applicable, in the event of any termination of the Contract or suspension, delay, reduction or interruption of the Work by Owner pursuant to Section 17.1, 17.2 or 17.3, Owner shall have no liability to Contractor or any Subcontractor or Vendor, and neither Contractor nor any Subcontractor or Vendor will make and they hereby waive any claim for

(a) compensation, expenses, additional fees or anticipated profits for unperformed Work, (b) delays, acceleration or disruption, (c) lost business or other opportunities, (d) special, indirect or consequential damages or losses or loss of use, (e) impaired bonding capacity, (f) unabsorbed, unrealized or other overheads, or (g) general conditions costs. In no event shall there be any increase in the Guaranteed Maximum Price (except as expressly provided in Section 17.3.2 above) or Contractor’s Fee as a result of any of the foregoing Owner elections under Sections 17.1, 17.2 or 17.3 above or due to any other delays. All amounts payable by Owner shall be subject to Owner’s right of audit and offset.

17.5 Other Rights and Remedies. Other rights and remedies available to Owner in the event of a default or material breach by Contractor which is not timely cured in accordance with Section 17.1.1 hereof, shall include, but not be limited to, the following, and all such rights and remedies of Owner in this Article 17 shall be non-exclusive, and shall be in addition to all other rights and remedies available to Owner under the Contract, at law or otherwise:

17.5.1 A waiver by Owner of a default by Contractor shall not be considered to be a waiver of any subsequent default by Contractor, nor be deemed to amend or modify the terms of this Contract.

17.5.2 In the event of termination for cause, disputes as to whether a material breach of contract occurred within the provisions of the Contract Documents shall be subject to resolution pursuant to Article 22 of this Agreement. If Owner terminates this Contract in whole or in part for default and a court of competent jurisdiction later determines that such termination was improper or wrongful, then that portion of the improper or wrongful termination shall automatically convert into a termination for Owner’s convenience pursuant to Section 17.2 of this Agreement.

17.5.3 Owner shall have the right and is authorized to cure such defaults and offset against and deduct from amounts otherwise payable to Contractor any such costs, damages, reasonable attorneys’ fees and any other expenses suffered by Owner and arising out of such default including any cure or attempted cure by Owner, and all consultants and professionals additional services.

17.5.4 Any termination pursuant to this Article 17 shall be without prejudice to any other right or remedy of Owner pursuant to the terms of the Contract Documents or at law or in equity.

17.6 Contractor’s Remedies

17.6.1 If payment from Owner for an Application for Progress Payment (exclusive of amounts properly retained or withheld under the Contract), approved by Owner and Owner’s Lenders in accordance with Sections 5.2 and 5.3 of this Agreement, has not been received by Contractor within thirty (30) days of the date payment is due pursuant to Section 5.3 of this Agreement, interest shall thereafter commence to accrue (from the original due date of payment pursuant to Section 5.3 hereof) on such delinquent amounts at then existing prime rate of Bank of China (Hong Kong) plus one percent (1%), until paid, and Contractor may upon written notice to Owner cease Work until such payment has been received, in which case the Guaranteed Date of Substantial Completion will be extended in accordance with Section 11.6 hereof. If payment of undisputed amounts to which Contractor is otherwise then entitled pursuant to the terms of this Agreement are not paid by Owner to Contractor within fourteen (14) days after the expiration of the thirty (30) day period hereinabove (or the next draw cycle under Owner’s financing for the Project) and written notice by Contractor that the same are past due, Contractor may terminate this Agreement upon an additional five (5) business days’ written notice to Owner.

17.6.2 If Contractor terminates this Agreement with cause in accordance with this Agreement and such termination is accepted by Owner or challenged by Owner but upheld by an arbitral tribunal, Contractor shall be entitled, as its exclusive remedy (but in addition to Contractor’s rights under Section 22.3 hereof), to the recovery of (a) the amounts (if any) to which Contractor would have been entitled had Owner, pursuant to Section 17.2 of this Agreement, terminated this Agreement for convenience effective as of the date this Agreement is so terminated by Contractor. Contractor, notwithstanding any provision of this Agreement or otherwise, shall in no event be entitled to or seek recovery of any other amounts (including, without limitation, consequential damages, lost profits, overhead, or similar amounts) in the event of any termination, including but not limited to under this Section 17.6.

ARTICLE XVIII.

CHANGE IN THE WORK

18.1 Change. A “Change” in the Work means an increase, decrease, variation, modification or change in the scope of Contractor’s Work from that indicated in the Contract Documents, or modification to the Project Schedule. Suspension and termination for convenience shall be governed by Article 17 of this Agreement and shall not be considered a Change except to the extent provided therein. A Change can only be implemented by a Change Order or by Construction Change Directive. Accordingly, no course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, and no claim that Owner has been unjustly enriched by any alteration or addition to the Work, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim to an increase in the Guaranteed Maximum Price or extension of the Contract Time. Changes in the Work shall be performed under applicable provisions of the Contract Documents, and Contractor shall proceed promptly, unless otherwise provided in the Change Order or Construction Change Directive.

18.2 Change Order. A “Change Order” is a written instrument prepared by Contractor and signed by Owner and Contractor, stating their agreement upon all of the following:

(a) a Change in the Work including a full description of such Change;

(b) the amount of the adjustment, if any, in the Guaranteed Maximum Price; and/or

(c) the extent of the adjustment, if any, in the Contract Time.

Methods used in determining adjustments to the Guaranteed Maximum Price or Contractor’s Fee may include those listed in Section 18.4.3 hereof.

18.3 Change Proposal Request. At any time and from time to time prior to Final Completion of the Work, Owner may request Contractor to make Changes in the Work. If Owner desires a Change in the Work Owner may, in its sole and absolute discretion and in writing, request a Change Proposal from Contractor (“Change Proposal Request”). A Change Proposal Request shall set out, in reasonable detail, the Changes in the Work requested by Owner. Contractor shall issue a Change Proposal within ten (10) days (or sooner, if possible) following its receipt of a Change Proposal Request or such longer period as is reasonably necessary if such ten (10) day period cannot be reasonably complied with. Contractor shall also issue a Change Proposal: (i) when Contractor reasonably believes that a Change in the Work is necessary or desirable; or (ii) when a Change in the Work is made necessary by Laws. If Contractor refuses or fails to timely provide a Change Proposal, or modifies or alters a Change Proposal Request, or if Owner and Contractor are unable to agree in writing upon the terms of the Change Proposal, including but not limited to: (i) the amount of increase or decrease in the Guaranteed Maximum Price, or (ii) the length of extension or advancement, if any, of the Contract Time, Owner: (a) may issue a Construction Change Directive pursuant to Section 18.4 hereof, (b) may require Contractor to obtain when possible at least three bids from qualified subcontractors to perform such Change in the Work, and Owner may select the subcontractor from said bidders to perform such Change in the Work, or (c) may engage other contractors, subcontractors and/or laborers to perform such Change in the Work, and Contractor shall cooperate fully with any such persons, and any such hiring by Owner shall not affect this Agreement in any manner (other than to provide for a reduction in the Guaranteed Maximum Price, equal to the value of such Work (but not less than the amount budgeted therefor in the Guaranteed Maximum Price) not being performed by Contractor, and in the Contractor’s Fee applicable thereto, subject to Section 18.5.2) and shall not be deemed to be a constructive termination.

18.3.1 “Change Proposal” means a written proposal prepared and signed by Contractor setting forth (i) the Changes in the Work requested by Owner or proposed by Contractor, (ii) the amount of adjustment, if any, in the Guaranteed Maximum Price (including pursuant to Section 18.4.3 below) due to such Change, and (iii) the extent of adjustment, if any, in the Contract Time due to such Change. A Change Proposal is only a proposal unless and until signed and accepted by Owner as a Change Order.

18.4 Construction Change Directive

18.4.1 “Construction Change Directive” means a written order initiated, prepared and signed by Owner and given to Contractor directing a Change in the Work or an allocation of the Owner Contingency and stating a proposed basis for adjustments, if any, in the Guaranteed Maximum Price or Contract Time, or any of them or any combination of them.

18.4.2 Owner may, by Construction Change Directive, without invalidating or breaching the Contract, order a Change in the Work or apply a portion of the Owner Contingency. Upon receipt of a Construction Change Directive, Contractor shall promptly proceed with the Change in the Work involved (including implementing any reductions or accelerations in the Work) and, within ten (10) days of receipt of the related Construction Change Directive, advise Owner of the Contractor’s agreement (in which case Contractor shall sign and return the Construction Change Directive) or disagreement with the method, if any, provided in the Construction Change Directive for determining the proper adjustment, if any, in the Guaranteed Maximum Price or Contract Time. Contractor agrees to immediately, when directed in writing by Owner, perform the Change in Work diligently and without delay.

18.4.3 If the Construction Change Directive provides for an adjustment to the Guaranteed Maximum Price, the adjustment may be based on one of the following methods:

(a) mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

(b) unit prices stated in the Contract Documents or subsequently agreed upon; or

(c) cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee, which cost shall be based upon a proposal by the appropriate party. Any proposals from Subcontractors shall not include any amounts for overhead and profit in excess of an aggregate of ten percent (10%) of the cost of such Subcontractor’s Work, unless approved by Owner.

18.4.4 A Construction Change Directive signed and unmodified by Contractor indicates the agreement of Contractor therewith, including the method, if any, provided in the Construction Change Directive for determining the adjustment, if any, in the Guaranteed Maximum Price or Contract Time. Upon Contractor’s written acceptance and delivery thereof to Owner of the unmodified Construction Change Directive, that Construction Change Directive shall become a Change Order. If Contractor fails to advise Owner of its agreement or disagreement with the proposed adjustment in the Guaranteed Maximum Price or Contract Time within ten (10) days after the receipt of the Construction Change Directive to Contractor, then the Construction Change Directive shall be deemed approved and shall become a Change Order, and Contractor shall have no right to any adjustment to the Guaranteed Maximum Price or Contract Time in excess of the adjustments, if any, provided in the Construction Change Directive.

18.4.5 If Contractor disagrees with the method or adjustment in the Guaranteed Maximum Price or the Contract Time within the ten (10) calendar day time period provided in Section 18.4.4 above, and the parties are unable within a reasonable period of time to reach an agreement, the matter shall be resolved under Article 22 of this Agreement.

18.5 Determination of Increases or Decreases in Guaranteed Maximum Price

18.5.1 Any change in the Guaranteed Maximum Price as a result of net Changes in the Work (including a Construction Change Directive), shall be calculated based upon estimates of: (a) the aggregate additional amounts (if any) to be paid (or which would have been paid if the subject Work had not been eliminated) by Contractor to its Subcontractors and Vendors for the applicable Change in the Work, without mark-up or other add-on by Contractor, and (b) the increase or decrease (if any) in the Cost of the Work to be incurred (or which would have been incurred if the subject Work had not been eliminated) by Contractor with respect to the applicable Change in the Work to the extent (if any) such Change were to be performed (or which would have been performed if the subject Work had not been eliminated) by Contractor directly. Any and all amounts or items excluded from the determination of the Cost of the Work, including all Non-Allowable Costs of the Work, shall also be excluded from the determination of the cost of any Change in the Work.

18.5.2 Whether or not Contractor is entitled to an increase in the Guaranteed Maximum Price or modification of the Contract Time pursuant to the Contract as a result of any Changes in the Work, in no event shall Contractor be entitled to, and Contractor hereby waives any claim to, an increase in the Contractor’s Fee, due to any and all such Changes. Notwithstanding the foregoing sentence in this Section 18.5.2, (a) if the aggregate net amount of all Changes (as reflected by Change Orders) and other adjustments in the Guaranteed Maximum Price pursuant to this Agreement increases the Guaranteed Maximum Price by more than US$12,755,000 (which is five percent (5%) of the original Guaranteed Maximum Price of US$255,500,000 set forth in Section 3.1 of this Agreement), then, subject to the terms of the Contract Documents, Contractor’s Fee shall be increased by an amount equal to five percent (5%) of the amount by which (x) the aggregate net amount of all such Changes and other adjustments in the Guaranteed Maximum Price pursuant to this Agreement exceeds (y) US$12,755,000; and (b) if the aggregate net amount of all Changes (as reflected by Change Orders) and other adjustments in the Guaranteed Maximum Price pursuant to this Agreement reduces the Guaranteed Maximum Price by more than US$12,755,000, then, subject to the terms of the Contract Documents, Contractor’s Fee shall be equitably adjusted, taking into account the circumstances underlying such Changes. Contractor has fully considered the impact of the foregoing limitation and acknowledgement, and accepts all consequences relating thereto.

18.6 Simultaneous Submittal Requirements. In the event that Contractor considers that any Change Proposal Request or Construction Change Directive may involve Changes to both the Guaranteed Maximum Price and the Contract Time, it shall be the Contractor’s fundamental duty and an essential requirement of this Contract to make simultaneous submittals of all documents necessary to establish both such Changes in accordance with this Article 18, and to contemporaneously prove entitlement to both such Changes, and without any reservation of rights for future consideration. Without limitation of Contractor’s rights under Article 22, if Contractor is unable to or does not so prove both such entitlements pursuant to and contemporaneously with such submittals, then Contractor shall be deemed to have waived any further right to make a claim for the portion of the adjustment not provable at such time.

18.7 Continued Performance. Notwithstanding the status of any proposed, pending or disputed Change (including any Construction Change Directive) pursuant to this Article 18 or any Claim pursuant to Article 20 below, or any dispute, and so long as Owner continues to timely make payment to Contractor of amounts properly due to Contractor under and subject to the terms of the Contract Documents and not in dispute, Contractor shall not be entitled to and will not suspend any services under the Contract Documents, but will continue to be bound by the terms and conditions of the Contract Documents and will continue to perform all services thereunder and proceed diligently with the performance of its Work in accordance with the terms hereof, including completing any Work described in any Construction Change Directive, unless Owner directs in writing otherwise.

18.8 Effect of Change Orders

18.8.1 Execution of a formal Change Order shall be the sole procedure for settlement of any and all issues concerning the Guaranteed Maximum Price and/or Contract Time, including any settlement based on a Claim pursuant to Article 20 hereof or pursuant to Article 22 hereof; provided that a decision by the arbitrators in a proceeding instituted under Article 22 shall be deemed a Change Order for purposes of this Section 18.8.1.

18.8.2 No Change shall be deemed as settled unless and until the parties sign a formal Change Order which fully and finally settles all pending issues pertaining to increases or decreases in the Guaranteed Maximum Price and/or the Contract Time and without any reservation of rights for future consideration. In that regard, the parties hereby agree that a signed Change Order shall be inclusive of any and all direct, indirect, consequential costs, damages or losses based upon any theory of recovery, including, but not limited to: actual damages; all time-related costs; total costs; modified total costs; Eichleay formula or other equitable adjustment theories; full compensation for general conditions; extended site supervision and administration; all field, site, branch and/or home office overheads; all general and administrative costs; and any other similar direct, indirect and/or time-related costs howsoever derived or formulated.

18.8.3 Any statement added by the Contractor to the face of an otherwise valid Change Order, or contained in any transmittal or separate correspondence wherein the Contractor attempts to reserve rights to seek any further increases in the Contractor’s Fee, Guaranteed Maximum Price and/or Contract Time shall be null and void.

18.8.4 Any increase in the Guaranteed Maximum Price, or extension in the Contract Time, shall be reduced and offset by any and all reductions or Changes in the Work which would result in reduced Costs of the Work and/or advancement of the Contract Time, as the case may be (i.e., changes in the Work shall be netted out).

18.9 Verbal Instructions and Minor Changes in the Work. Contractor shall not be entitled to rely upon, and shall not implement any Change based only on, Owner’s verbal instruction, except in emergency situations and when necessary to prevent the imminent threat of personal injuries or damage to the Work or Owner’s existing property, or for minor Changes within Contractor’s scope of Work which are not material and do not involve an adjustment in the Guaranteed Maximum Price or an extension of the Contract Time (“Minor Changes”). Such Minor Changes may be effected by written or verbal order at Owner’s election at any time. If the Contractor does not agree that such order constitutes a Minor Change, Contractor shall submit a Change Proposal pursuant to Section 18.3 above; provided, however, Contractor shall still promptly perform the Work specified in the instruction or order from Owner.

18.10 Waiver and Release of Contractor’s Rights. Contractor hereby confirms its willingness and ability to comply with the requirements of this Article 18. Contractor’s failure to first comply with the requirements of this Article 18, including the timely notice requirements, shall constitute a waiver and release by Contractor of any and all rights to pursue a Claim.

ARTICLE XIX.

RECORD KEEPING AND AUDIT RIGHTS

19.1 Required Accounting Records. To facilitate audits by Owner or Owner’s Lenders, including, but not limited to, for any purpose related to Change Orders, Changes or Change Proposals, Contractor shall at all times implement and maintain (and require all Subcontractors providing labor and/or materials on a cost-plus basis pursuant to a subcontract having a contract price of HK$1,500,000 or more, as well as all Subcontractors as may otherwise be specified by Owner (collectively, the “Auditable Subcontractors”) to implement and maintain) such cost control systems and daily record keeping procedures as may be necessary to attain proper fiscal management and detailed financial records for all costs related to the Work and as are otherwise reasonably satisfactory to Owner and Owner’s Lenders. All cost and pricing data shall include, without limitation, the identification of any markups, vendor quotations and pricing methodologies. Records to be maintained by the Contractor and Auditable Subcontractors for purposes of the Contract, including for purposes of all audits conducted pursuant to this Article 19 shall include, but not be limited to the following: (a) payroll records and payroll burden costs on actual wages and salaries (payroll taxes, insurance, benefits, etc.); (b) all correspondence, minutes of meetings, daily logs including schedule status reports, memoranda and other similar data; (c) items such as bids, proposals, estimating work sheets, quotes, cost recaps, tabulations, receipts, submittals, tax returns (except solely income tax returns), general ledger entries, canceled checks and computer data relating to the Work and this Contract, and (d) all other data relating to or arising out of the Work and any other similar supporting documentation reasonably required by Owner or Owner’s Lenders. It is further agreed that records subject to audit include Project-related records maintained by parent companies, affiliates, subsidiaries or other related parties. Contractor’s failure to cooperate or to provide access as described in this Article 19 shall be a breach of this Contract.

19.2 Purpose and Extent of Record Access. Owner and Owner’s Lenders, and their respective authorized representatives, shall have the right to fully and completely audit, copy, investigate and review, and shall be afforded useful access to all of the records described in Section 19.1 above at all reasonable times (both during performance of the Work and after Final Completion) for purposes of inspection, audit, review and copying to the full extent as Owner or Owner’s Lenders may require relating to the Work or the Contract. All such Contractor’s records and records of all Auditable Subcontractors shall also be made available to Owner for purposes related to compliance with Owner’s business ethics policies. Upon request, Contractor shall also fully cooperate in arranging interviews with Contractor’s employees and shall require all Auditable Subcontractors to likewise fully cooperate pursuant to this Article 19.

19.3 Record Keeping Formats. Contractor may elect to maintain part of the records described in Section 19.1 above in an electronic format. Contractor agrees that, if any Project-related information is maintained in an electronic format, such information will be made available to Owner and Owner’s Lenders in a readily useable format within three (3) business days after a written request by Owner.

19.4 Certifications. Upon request, Contractor shall be required to certify that, to the best of its knowledge and belief, all data subject to audit pursuant to this Article 19 is accurate, complete and current. Such certifications shall be made by Contractor to Owner and Owner’s Lenders in the case of this Contract, and by Auditable Subcontractors to Contractor in the case of subcontracts and purchase orders.

19.5 Flow-Down Provisions. Contractor shall require all Auditable Subcontractors to comply with the provisions of this Article 19, by insertion of this “Right to Audit” clause (Sections 19.1 through 19.7 inclusive) into each respective related subcontract and purchase order of all tiers relating to the Work. Owner shall have the right (but not obligation) to act as Contractor’s authorized representative for the purpose of conducting audits in accordance with this Article 19 of all accounting and Project-related records in the possession of all Auditable Subcontractors. It is specifically understood, however, that Owner has no contractual relationship with any Subcontractor or Vendor of any tier. Likewise, it shall remain the Contractor’s financial and contractual responsibility to resolve all such issues with its Subcontractors or Vendors. No such audit or activity by Owner or Owner’s Lenders shall release Contractor or any Subcontractor from, or waive, any of Contractor’s or any Subcontractor’s obligations under the Contract Documents. Notwithstanding the provisions of this Article 19, Owner’s and Owner’s Lenders’ right to audit as to Subcontractors with subcontracts on a lump sum basis shall be limited solely to those instances where there is an allegation of fraud or similar misconduct involving such Subcontractor.

19.6 Remedies. Certification of information pursuant to Section 19.4 above, and subsequent approval by Owner of invoices, billings and Change Orders, shall not preclude a post-approval adjustment, including based upon a later Contract compliance or pricing audit. Specifically, Owner shall have the right to reduce any payments to Contractor or any Auditable Subcontractor by any amounts attributable to incorrect or otherwise defective cost data. Contractor’s submission shall be considered defective when the cost or pricing data, as certified in accordance with provisions of Section 19.4, above, is not accurate, complete or current. If an audit inspection or examination, conducted in accordance with this Article 19, discloses overcharges by Contractor (or any Auditable Subcontractor) of any nature in excess of US$50,000 (including interest as provided in Section 17.6.1) hereof, Contractor shall reimburse or cause such Auditable Subcontractor to reimburse, Owner for the total actual cost of Owner’s audit associated with such overcharge, including but not limited to the actual costs of outside auditors and/or the use of Owner’s internal auditor at internal billing rates.

19.7 Record Retention. Contractor shall preserve and make available to Owner and Owner’s Lenders at Contractor’s principal office in Hong Kong, all such records and other data covered by this Article 19, for a minimum period of three (3) years after Final Payment is made or for such longer period as may be required by any Laws.

ARTICLE XX.

CLAIMS

20.1 Definition. A “Claim” is a demand or assertion by one of the parties seeking, as a matter of right, adjustment or interpretation of Contract terms, payment of money, extension of time or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between Owner and Contractor arising out of or relating to the Contract. Claims must be made by written notice. The responsibility to substantiate Claims shall rest with the party making the Claim.

20.2 Notice. Claims not made by Contractor within fourteen (14) days after occurrence of the event giving rise to such Claim shall be barred. Claims must be made by written notice. An additional Claim made after the initial Claim has been implemented by Change Order will not be considered unless (a) based upon different facts from those giving rise to the initial Claim, and (b) submitted in a timely manner.

20.3 Pending Resolution. Notwithstanding any other provision of this Contract or the other Contract Documents to the contrary, while any dispute, action or proceeding exists between Contractor and Owner, so long as Owner continues to pay all undisputed amounts hereunder (or is otherwise excused from making payment of undisputed amounts pursuant to the terms of this Agreement), Contractor shall continue to perform the Work diligently and observe its other obligations in accordance with this Contract so as to complete the Work on or before the Guaranteed Date of Substantial Completion, which agreement of Contractor shall be specifically enforceable. Notwithstanding any provision to the contrary herein or in the other Contract Documents, Contractor shall not be relieved of any of its obligations hereunder unless pursuant to (but only to the extent of) a final judgment resolving any such dispute, action or proceeding. Contractor recognizes and acknowledges that the provisions of this Section and the completion of the Work on a timely basis notwithstanding any dispute, action or proceeding are fundamental to the contractual relationship established pursuant to this Contract, shall be specifically enforceable, and that Owner would not have entered into this Contract but for Contractor’s agreement set forth herein. Contractor acknowledges that it understands and has duly considered and consulted with counsel concerning the significance of this provision.

20.4 Final Settlement of Claims. No Claim involving resolution of issues pertaining to the Guaranteed Maximum Price and/or Contract Time shall be deemed final until both parties sign a final and unconditional Change Order, or an arbitral tribunal duly convened hereunder makes a binding determination as described in Section 20.5 and Article 22 below. With respect to non-judicial settlements, final and unconditional Change Orders signed by both parties shall be a condition precedent to Owner’s duty to make payments or adjust the Guaranteed Maximum Price or Contract Time.

20.5 Unresolved Claims. Any Claims or disputes arising out of this Contract which are not resolved by the parties within sixty (60) days, may be pursued in accordance with Article 22 hereof. Contractor shall identify in Contractor’s Applications for Progress Payment and Application for Final Payment any such Claims which remain unresolved.

ARTICLE XXI.

OWNER’S LENDERS

21.1 Owner’s Lenders. Contractor acknowledges and agrees that Owner has provided notice to Contractor, and Contractor shall before entering into any subcontract or purchase contract provide notice to every Subcontractor and Vendor, that Owner’s funds for construction of the Project, including payment of the Guaranteed Maximum Price, shall be borrowed and or derived substantially from one or more lenders providing financing for the Project from time to time (“Owner’s Lenders”), and Owner’s ability to obtain such funds shall be subject to one or more loan documents and conditions precedent to advances thereunder. The term “Owner’s Lenders” shall also mean and include any and all trustees, intercreditor agents, disbursement agents, administrative agents, consultants, architects, inspectors, construction managers, auditors and engineers appointed or retained directly or indirectly by or on behalf of any of Owner’s Lenders.

21.2 Assignment and Default. Owner shall have the right to assign the Contract to any one or more of Owner’s Lenders. If an event of default by Owner has occurred under any loan documents relating to Owner’s Lenders, Contractor agrees that Owner’s Lenders may at anytime thereafter upon written notice to Contractor (“Lender’s Notification”), require Contractor to continue to perform Work under the Contract, and in such Lender’s Notification, Owner’s Lenders may elect either to (a) not assume any of Owner’s rights or obligations under the Contract, or (b) assume Owner’s rights and obligations arising under the Contract from and after the date of Lender’s Notification. Upon receipt of Lender’s Notification, and notwithstanding any event of default by Owner under any such loan documents and whether Owner’s Lenders elect clause (a) or (b), Contractor shall thereafter continue to properly perform the Work and its obligations under the Contract in accordance with the terms of the Contract, so long as (i) Contractor continues to be paid, by either Owner or Owner’s Lenders in accordance with the terms of this Agreement, for all Work not in dispute and properly performed in accordance with the terms of the Contract from and after the date of Lender’s Notification, and (ii) the other obligations of Owner under the Contract Documents which are necessary to be performed in order for Contractor to be able to continue to properly perform the Work continue to be performed and satisfied by Owner, Owner’s Lenders or otherwise.

21.3 Owner’s Lenders Election. Notwithstanding any provision of the Contract which may give Contractor the right to terminate the Contract or suspend or discontinue performance thereunder, Contractor agrees not to terminate the Contract or suspend or discontinue performance thereunder without first providing Owner and Owner’s Lenders with thirty (30) days prior written notice, and during such thirty (30) days Owner’s Lenders may elect whether to (a) allow Contractor to terminate the Contract, not cure any defaults of Owner and not assume any of Owner’s obligations under the Contract, or (b) assume Owner’s obligations arising under the Contract from and after the date of Owner’s Lenders’ election, and require Contractor to continue Contractor’s performance under the Contract. If Owner’s Lenders shall timely elect to proceed under clause (b) herein, Contractor agrees not to terminate the Contract or suspend or discontinue its performance thereunder, and to continue to properly perform all Work and obligations under the Contract in accordance with the terms of the Contract and accept payment and/or performance from Owner or Owner’s Lenders, so long as Contractor continues to be paid in accordance with the terms of this Agreement for all amounts due in accordance with the terms of the Contract after Owner’s Lenders’ election as specified above. The thirty (30) day period provided above shall run concurrently with the thirty (30) day period provided under Section 17.6.1 if Contractor shall give such thirty (30) day notices under this Section 21.3 and under Section 17.6.1 concurrently. Promptly upon request by either Owner or Owner’s Lenders, Contractor shall enter into an agreement with Owner and Owner’s Lenders incorporating the terms of this Section 21.3 and Section 21.2, along with such other matters reasonably requested by Owner’s Lenders.

21.4 Payment and Work Continuation. Notwithstanding any other provision of the Contract or otherwise, including anything in this Article 21, and unless Owner’s Lenders elect to assume the Contract, Owner’s Lenders shall have no obligation to reimburse or pay Contractor for (a) any Work which has been the subject of a prior advance of loan funds by Owner’s Lenders to Owner and paid to Contractor, and/or (b) any Work which is the subject of a dispute by Owner’s Lenders as to its proper quality, scope or compliance with the Contract. Owner’s Lenders shall have the benefit of all claims, defenses to payment and setoffs available to Owner under the Contract as to amounts that Contractor contends are due for Work under the Contract. Notwithstanding any terms of the Contract to the contrary, Contractor will diligently continue to perform the Work and its obligations under the Contract notwithstanding any dispute arising with Owner, Owner’s Lenders or any other person or entity, so long as (i) Contractor continues to be paid in accordance with the terms of this Agreement for amounts due in accordance with the terms of the Contract, and (ii) the other obligations of Owner under the Contract Documents which are necessary to be performed in order for Contractor to be able to continue to properly perform the Work continue to be performed and satisfied by Owner, Owner’s Lenders or otherwise. Except to the extent expressly provided in Section 21.3 hereof, nothing in this Contract, or otherwise, shall cause or impose any obligation on Owner’s Lenders to fund any amounts, including any loan advance, to Contractor. Owner’s Lenders may enforce the obligations of the Contract with the same force and effect as if enforced by Owner, and may (but need not) perform the obligations of Owner (unless Owner’s Lenders elect to perform such obligations pursuant to this Article 21), and Contractor will accept any such performance in lieu of performance by Owner in satisfaction of Owner’s obligations hereunder. Subject to the foregoing limitations on assignment and delegations, all of the terms and provisions of the Contract shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective permitted transferees, successors, assigns and legal representatives.

21.5 Payments. Owner’s Lenders shall have the right at any time and from time to time to make payment directly to Contractor and/or by joint payee check to Contractor and any Subcontractor or Vendor, for Work performed under the Contract.

21.6 Audit Rights. Owner’s Lenders shall have and be entitled to all of the same audit and inspection rights, as Owner has under Article 19 of this Agreement.

21.7 Access. Owner’s Lenders shall have and be entitled to all of the same rights to access and inspect the Site and Work, wherever located, as Owner has under the Contract documents, at reasonable times and upon reasonable notice and subject to reasonable safety precautions.

21.8 Material Changes. Contractor and Owner acknowledge and agree that certain Changes, including increases in the Guaranteed Maximum Price and extensions of the Contract Time, and allocation of the Owner Contingency, may be subject to the approval of Owner’s Lenders and agrees that no such Changes shall become effective without such approval.

21.9 General Cooperation. Contractor agrees to cooperate fully with all such Owner’s Lenders and Contractor agrees to (a) provide written notice to Owner’s Lenders of any Change in the Work, material Change in the manner or amounts paid to Contractor, extension or acceleration of Contract Time, or material Change in the Drawings or Specifications, (b) authorize Subcontractors and Vendors to communicate directly with Owner’s Lenders regarding the progress of the Work, (c) provide Owner’s Lenders with reasonable working space and access to telephone, copying and telecopying equipment, (d) communicate with Owner’s Lenders and, on request to execute, provide and/or deliver as the case may be, such documents, certificates, consents, invoices and instruments, and other information, as Owner’s Lenders may reasonably request with respect to the Work, the Project and/or payment of the cost thereof, (e) enter into such amendments to the Contract Documents as Owner’s Lenders may reasonably request so long as such amendments do not materially or substantially alter Contractor’s rights, duties or obligations under the Contract Documents, (f) enter into a consent to assignment in favor of Owner’s Lenders consenting to the collateral assignment of the Contract to Owner’s Lenders and such other matters as are customary in financings of major projects such as the Project and as Owner’s Lenders may reasonably request and (g) otherwise facilitate Owner’s Lenders review of the construction of the Project.

ARTICLE XXII.

DISPUTE RESOLUTION AND GOVERNING LAW

22.1 Arbitration. Any dispute, controversy or claim arising out of or relating to the Contract, or the breach, termination or validity thereof (including any tortious or statutory claim) (any of the foregoing being a “Dispute”) shall, upon the written request (“Request”) of either party hereto, be resolved through good faith negotiation between upper-level management of the parties. Notwithstanding the foregoing, if the parties are unable to resolve a Dispute through negotiation within thirty (30) days after receipt by the receiving party of the Request (the expiration of such thirty-day period being the “Dispute Date”), then the Dispute shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in effect (the “ICC Rules”), except as modified herein. The place of arbitration shall be, and the award shall be rendered in, Hong Kong, and the language of the arbitration proceedings and of the award shall be English. There shall be three (3) arbitrators. Each arbitrator shall (a) have a good background in common law practice, (b) be experienced in a construction project of the size and nature of the Project, and (c) in no event be (i) involved in any way with any other casino or gaming project in Macau, (ii) related or involved in any way with any of the parties to this Agreement, (iii) an owner’s representative or contractor, or (iv) a national of the country where Contractor’s parent or Owner’s parent were formed or maintain their respective principal place of business. Leighton, China/HK and China/Macau shall jointly nominate one arbitrator and Owner shall nominate one arbitrator, in each case in accordance with the relevant provisions of the ICC Rules. The two arbitrators so nominated shall

(following their confirmation by the ICC Court) nominate the third arbitrator, who shall serve as chair of the tribunal, within 30 days of the confirmation of nomination of the second arbitrator. If either Owner or Contractor fails to timely nominate an arbitrator, then at the request of the other party, or if the two arbitrators appointed by the parties fail to appoint the third arbitrator, then at the request of either party, any arbitrator not so nominated shall be appointed by the ICC Court of Arbitration in accordance with the ICC Rules. The arbitration hearing shall be held as soon as practicable after the appointment of the arbitrators but in any case within six (6) months after signing, or finalization of, the Terms of Reference (as defined in the ICC Rules). Consistent with the expedited nature of arbitration, each party will provide the other with copies of documents upon which it intends to rely in support of or in opposition to any claim or defense. The parties shall be entitled to the production of all documents relevant to the dispute; and on the request of any party, the arbitrators shall order a party to produce all such relevant documents. Any arbitral award shall be final and binding upon the parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal. To the fullest extent allowed by law, each party hereby waives any right to appeal such award. Judgment upon any award may be entered in any court having jurisdiction. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Nevertheless, without prejudice to such interim or provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall itself have full authority to grant interim or provisional remedies, including authority to order the parties to request that a court modify or vacate any interim or provisional remedy issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The arbitral tribunal shall not, under any circumstances, assume the powers of an amiable compositeur or decide ex aequo et bono, but shall reach its decision in accordance with the terms of the Contract and applicable Laws. This agreement to arbitrate shall be binding upon the successors, assigns and any trustee or receiver of each party. The existence of any claim, dispute or legal proceeding shall not relieve Contractor from its obligation to properly perform its Work as set forth in the Contract Documents.

22.2 Consolidation of Disputes. In order to facilitate the comprehensive resolution of related disputes, all disputes between Owner and Contractor that arise under or in connection with the Contract or any other agreements entered into by these parties (including all Disputes, as defined in this Agreement) that are being arbitrated under this Article 22 may be brought in a single arbitration under this Article 22. Accordingly, upon the request of any party to an arbitration proceeding constituted under this Article 22, the arbitral tribunal shall consolidate such arbitration proceeding with, or order the hearing of such proceeding together with, any other arbitration proceeding relating to such disputes or Disputes, provided that the arbitral tribunal shall first determine that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Where different tribunals have been or are in the process of being appointed in relation to such proceedings, the decision as to whether the proceedings are to be consolidated or heard at the same time shall be made by the arbitral tribunal which was first in time to be fully appointed in respect of those proceedings. If consolidation is so ordered, the parties to each of the proceedings that is the subject of the order will be treated as having consented to the consolidated proceedings and the disputes or Disputes in question being finally decided by the arbitral tribunal which ordered the consolidation. The entities comprising Contractor hereunder shall be treated as one party for all purposes of this Article 22.

22.3 Legal Fees. The non-prevailing party (in accordance with the determination of the arbitral tribunal) in any proceeding instituted pursuant to this Article 22 shall promptly pay to the prevailing party all costs, disbursements and reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding; provided that if the arbitral tribunal shall award costs otherwise, the parties shall comply with such decision and allocation.

22.4 Continued Performance. In the event of a Dispute under this Agreement or any other Contract Document, the parties shall not be excused from and shall continue to perform their respective obligations thereunder; provided, however, that if a Dispute relates to the payment of an amount by Owner under this Agreement, Owner shall be entitled to withhold the payment of such disputed amount pending resolution of the Dispute. In the event the arbitral tribunal shall have determined that any amounts so withheld by Owner shall have been wrongfully withheld in violation of this Agreement, Contractor shall be entitled to interest at the then existing prime rate of Bank of China (Hong Kong) plus one percent (1%) from the date when such amounts should have been paid by Owner through the date when such amounts are finally received by Contractor.

22.5 Governing Law. The Contract Documents shall be governed by, and construed in accordance with, the laws of England (including, without limitation, the laws specifying the nature and scope of the warranties to be provided by Contractor hereunder).

22.6 Non-Waiver. In resolving disputes arising out of this Contract, it is expressly agreed that no action or failure to act by Owner, Contractor or any agent, representative, employee or officer of either of them (including Owner’s Representative and Contractor’s Representative) shall constitute a waiver of any right or duty afforded to either party in the Contract Documents. It is likewise expressly agreed that any action or failure to act by either party shall not constitute approval of or acquiescence in any breach of this Contract, except as are specifically agreed to in writing by the parties’ corporate officers.

ARTICLE XXIII.

PROPRIETARY INFORMATION AND USE OF OWNER’S NAME

23.1 Proprietary Information. Owner considers all information (regardless of form) pertaining to the Project to be confidential and proprietary, including information which is prepared or developed by or through Contractor, Owner, Owner’s Consultants or Owner’s Contractors, unless otherwise stated to Contractor in writing. Contractor shall not, and shall not allow, suffer or permit any Subcontractors or Vendors to, disclose any such information without Owner’s prior written consent. Contractor shall obtain similar written agreements from each and every Subcontractor and Vendor as Owner may reasonably request.

23.2 Advertising and Use of Owner’s Name. Contractor shall not issue any news releases or any other advertising pertaining to the Work or the Project, including advertising its participation in the Project, without obtaining Owner’s prior written approval. Contractor hereby agrees not to use the name of Owner’s premises, or any variation thereof, or any logos used by Owner, in connection with any of Contractor’s business promotion activities or operations without Owner’s prior written approval. Contractor shall require its Subcontractors and Vendors to comply with the requirements imposed upon Contractor by this Article 23, including obtaining Owner’s prior written consent to the form and content of any promotional or advertising publications or materials which depict or refer to their respective roles in providing Work for the Project.

23.3 Use of Drawings. All plans, Drawings, Specifications and other documents furnished to Contractor, including, but not limited to, the Contract Documents, are the property of Owner and are for use solely with respect to the Work and are not to be used by Contractor or any Subcontractor on any other projects or for any other purpose.

ARTICLE XXIV.

MISCELLANEOUS PROVISIONS

24.1 Assignment. Because of the special experience Contractor has represented it has and unique nature of the services to be rendered by Contractor under the Contract Documents, Contractor shall not assign or transfer its interest in the Contract or delegate its obligations thereunder, or subcontract the entire Work either as a whole or in the aggregate, without the prior written consent of Owner. Any purported assignment or transfer by Contractor without such consent shall be null and void. Owner may at any time and from time to time, upon notice to but without consent of Contractor, assign or transfer the Contract or delegate its obligations to an affiliate or subsidiary of Owner, or to an entity which acquires all or substantially all of Owner’s interest in the Project or all or substantially all of the assets or member interests of Owner, and/or change its name from time to time. So long as Owner’s assignee or transferee assumes in writing Owner’s obligations and liabilities under the Contract, and Owner represents in writing at the time of assignment or transfer that the assignee or transferee has at least the same financial status as Owner does at the time of the assignment or transfer, Owner shall thereafter be released from its obligations and liabilities under the Contract.

24.2 Subordination. Notwithstanding any other provision of the Contract Documents, Contractor agrees for itself and for every Subcontractor and Vendor and every other person performing any services or providing any materials relating to the Work, that any and all liens and lien rights and benefits (including enforcement rights) Contractor and any of the other may have under applicable law shall at all times be subordinate and junior to any and all liens, security interests, mortgages, deeds of trust and other encumbrances of any kind (on the Site and otherwise) in favor of any of Owner’s Lenders (“Lender Liens”), notwithstanding that Work may be or is commenced or done on, and materials may be or are furnished to, the Site prior to any Lender Liens being imposed upon or recorded against the Site or any of Owner’s assets and before expiration of the time fixed under applicable law for exercising mechanics’ and materialmen’s lien rights, and hereby renounces, to the fullest extent allowed by law, any preferential rights that Contractor and its Subcontractors and Vendors, and any other person performing any services or providing any materials relating to the Work, would otherwise have with respect to its lien rights or otherwise. Contractor shall, and Contractor shall require every Subcontractor and Vendor at every tier, and any other person performing services or providing materials relating to the Work to, sign and deliver to Owner and Owner’s Lenders from time to time upon request by Owner or any of Owner’s Lenders, written acknowledgments and restatements of the provisions of this Section 24.2 and the subordination and renunciation described herein.

24.3 No Third-Party Beneficiaries. This Contract shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity the right to enforce any term of it or any legal or equitable right, benefit or remedy of any nature whatsoever under or by virtue of the Contracts (Rights of Third Parties) Act 1999; provided, however, that (a) each of the Owner’s Lenders shall be a third party beneficiary of the rights, benefits or remedies of Owner, and (b) each Owner Indemnitee shall be a third party beneficiary of the rights, benefits or remedies of Owner.

24.4 Enforceability. In the event that any provision in the Contract Documents or any portion thereof is determined to be invalid, unenforceable or void, the remainder of the Contract Documents shall be fully binding with the same force and effect as though the invalid, unenforceable or void provision had been omitted.

24.5 Headings. Section and other headings are not to be considered part of this Agreement, have been included solely for the convenience of the parties, and are not intended to be full or accurate descriptions of the contents.

24.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.7 Subcontractors. Contractor shall (a) procure the observance, (b) be responsible for enforcing and shall be liable for any non-compliance, and (c) shall indemnify Owner and the Owner Indemnitees against non-compliance, of the provisions of this Agreement by each Subcontractor and Vendor such that Owner has the same benefits and rights specified in this Agreement in respect of any subcontracted Work.

24.8 Waiver. No modifications of the Contract shall be binding unless executed in writing by the parties to this Agreement. No waiver of any of the provisions of the Contract shall be binding unless executed in writing by the waiving party, and any such waiver shall not constitute a waiver of any other provision of the Contract, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

24.9 Sovereign Immunity. Each of Leighton, China/HK and China/Macau agrees that to the extent that it may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any jurisdiction there may be attributed to itself or its assets or revenues such immunity (whether or not claimed), it will not claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

24.10 Survival. The provisions of this Agreement, including Contractor’s covenants, representations, guaranties, releases, warranties and indemnities and the benefit thereof, shall survive as valid and enforceable obligations notwithstanding any termination, cancellation or expiration of the Contract, acceptance of the Work, Final Completion of the Work or Project, or any combination of them. Establishment of the time periods as described in Article 10 hereof relates only to the specific obligations of Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents is sought to be enforced, nor to the time within which proceedings are commenced to establish Contractor’s liability with respect to Contractor’s obligations other than specifically to correct the Work.

24.11 Independent Contractor. While Contractor is required to perform the Work in strict accordance with the Contract Documents, Contractor shall at all times be an independent contractor and responsible for and have control over all construction means, methods, techniques, sequences and procedures for constructing, coordinating and scheduling all portions of the Work to achieve the requirements of the Contract Documents. Nothing in the Contract Documents shall be deemed to imply or represent or be construed to (a) make Contractor, its supervisors, employees, its Subcontractors or Vendors of any tier the agents, representatives or employees of Owner, or (b) create any partnership, joint venture, or other association or relationship between Owner and Contractor or any Subcontractor, nor shall anything contained in the Contract Documents be deemed to give any third party any claim or right of action against Owner or Contractor which does not otherwise exist without regard to the Contract Documents. Any approval, review, inspection, supervision direction or instruction by Owner or any party on behalf of Owner, including any of Owner’s Lenders, in respect to the Work or services of Contractor shall relate to the results Owner desires to obtain from the Work, and shall in no way affect Contractor’s independent contractor status or obligation to perform the Work in accordance with the Contract Documents.

24.12 Privileged Business. Contractor acknowledges that Wynn Resorts, Limited and its subsidiaries and other affiliated companies, including, but not limited to, Owner, own and operate businesses that are subject to and exist because of privileged licenses issued by governmental authorities. If requested, Contractor shall, and Contractor shall require Subcontractors and Vendors to obtain any qualification or clearance required by any regulatory authority having jurisdiction over Owner, Wynn Resorts, Limited, or any subsidiary or affiliate thereof, in each case within seven (7) days after Contractor becomes aware of the requirement to obtain such qualification or clearance. If Owner, Wynn Resorts, Limited, or any subsidiary or affiliate thereof is directed by any governmental authority to cease doing business with Contractor or any Subcontractor or Vendor, then such event shall be deemed a breach of the Contract by Contractor and Owner shall have the right to terminate the Contract and/or any subcontract or purchase order, among all other remedies available to Owner. Contractor shall not be entitled to an increase in the Guaranteed Maximum Price or an extension of the Contract Time in connection with the replacement of a Subcontractor or Vendor on the Project as the result of the termination of its subcontract or purchase order pursuant to this Section 24.11.

24.13 Entire Agreement. The Contract Documents set forth the full and complete understanding of the parties as of the Effective Date of this Contract and supersede any and all agreements, understandings and representations made or dated prior thereto. Unless specifically enumerated or incorporated herein, the Contract Documents do not include any other documents, any qualifications to the Guaranteed Maximum Price or Contract Time contained in Contractor’s bid or any correspondence or other proposals by either party dated prior to the Effective Date. No modifications of the Contract shall be binding unless executed in writing by the parties to this Agreement. Each and all of the Exhibits A through and including O referenced in this Agreement are hereby expressly incorporated herein by this reference.

24.14 Rights and Remedies. Unless otherwise provided in this Contract, duties and obligations imposed by the Contract and rights and remedies available thereunder shall be in addition to and not in limitation of duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

24.15 Further Acts and Assurances. Each party shall promptly and duly execute and deliver all such documents and assurances and take such further action as may be necessary or appropriate or reasonably requested by the other party in order to carry out more effectively the intent and purpose of this Contract and to establish and protect the rights and remedies created or intended to be created hereunder.

24.16 Expenses. Except as otherwise expressly provided herein, each party shall pay its own costs and expenses (including the fees and expenses of its own agents, representatives, advisers, counsel and accountants) necessary for the negotiation, preparation, execution, delivery, performance of and compliance with this Contract.

24.17 Press Releases. Contractor shall not, and shall require that the Subcontractors and Vendors do not, issue any press release or make any other public announcement relating to the transactions contemplated hereby or disclose the existence or content of this Contract without the prior written consent of the Owner. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction, provided, however, that the foregoing provisions of this sentence shall not allow any party (or any employee, representative, or other agent thereof) to disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any applicable securities Law.

24.18 Late Payments by Contractor. If Contractor shall fail to make any payment to Owner within five (5) days after the due date thereof, interest shall thereafter commence to accrue (from the original due date of payment under the applicable provision in this Agreement or as required pursuant to any proceedings instituted under Article 22) on such delinquent amount at then existing prime rate of Bank of China (Hong Kong) plus one percent (1%), until paid.

24.19 Construction of Agreement. Each party hereto acknowledges and agrees that (a) it has been afforded full opportunity to review and negotiate the terms and provisions of this Agreement, (b) it was represented by counsel in connection therewith, and (c) this Agreement shall be construed without the aid of any principle requiring construction against the party drafting or causing this Agreement to be drafted.

24.20 Business Days. References in this Agreement to “business days” shall mean days, other than a Saturday or Sunday, on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in Hong Kong.

ARTICLE XXV.

NOTICES

25.1 Notice Procedures. All notices, demands, requests, instructions and other communications relating to the Contract Documents (collectively, “Notices”), shall be in English, in writing and effective upon the earlier of actual receipt by the parties at the addresses listed below or three (3) business days after being sent, whether sent by email (followed by hard copy sent by regular mail or by confirmed fax as provided herein), by facsimile transmission (with confirmation of receipt), by registered or certified mail, or by messenger or reputable overnight courier.

25.2 Notices To Owner. All Notices to Owner (except requests for information, Shop Drawing submittals, instructions and similar notices) shall be sufficient when sent in accordance with Section 25.1 above and addressed as follows:

Wynn Resorts (Macau) S.A.
c/o Wynn Resorts, Limited
Legal Department
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No.	(702) 770-1020
Telephone No.	(702) 770-2111

Todd Nisbet, Executive Vice President
Wynn Design and Development LLC
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No.	(702) 733-4715
Telephone No.	(702) 733-4497

And:

Gary Chin, Director of Construction
Wynn Design and Development LLC
429 Avenida da Praia Grande
18th Floor Praia Grande Commercial Centre
Macau SAR
Facsimile No.	(853) 329-966
Telephone No.	(853) 896-6001

Contractor shall concurrently with delivery to Owner provide to Owner’s Lenders copies of all Notices (except requests for information, Shop Drawing submittals, instructions and similar notices) at an address or addresses to be provided, with copies to:

To be provided.

25.3 Notices To Contractor. All Notices to Contractor shall be sufficient when sent as set forth in Section 25.1 above and addressed as follows:

Michael Harvey, Project Director

Leighton - China State Joint Venture

39th Floor, Sun Hung Kai Centre

30 Harbour Road

Hong Kong

Facsimile No. (852) 2528-9030

Telephone No. (852) 2823-1111

25.4 Change of Address. Either party may, from time to time, designate in accordance with this Article 25 a different individual and/or address to which Notices are to be delivered.

ARTICLE XXVI.

REPRESENTATIONS AND WARRANTIES

26.1 Contractor’s Representations and Warranties. Each of Leighton, China/HK and China/Macau jointly and severally represents and warrants to Owner that:

(a) it is a company duly organized, validly existing and is current on all payments to maintain such existence under the laws of the jurisdiction of its formation. It has all necessary power and authority to carry on its business as presently conducted, to own or hold under lease its properties and to enter into and perform its obligations under the agreements to which it is or is to be a party. It is duly qualified or licensed to do business in Macau and in all jurisdictions wherein the nature of its business and operations or the character of the properties owned or leased by it makes such qualification or licensing necessary and where the failure to be so qualified or licensed would impair its ability to perform its obligations under the Agreement or would result in a material liability to or would have a material adverse effect on its financial condition, business, operations or prospects;

(b) it has all necessary power and authority to execute, deliver and perform its obligations under the Agreement, and each of the execution, delivery and performance by it of the Agreement has been duly authorized by all necessary action on its part, does not require any approval, except as has been heretofore obtained, of its governing body or any consent of or approval from any trustee, lessor or holder of any indebtedness or other obligation of it, except for such as have been duly obtained, and does not contravene or constitute a default under its organizational documents or, to the best of its knowledge, any provision of applicable Law or any agreement, judgment, injunction, order, decree or other instrument binding upon it, or subject the Work, the Project or any component part thereof or the Site or any portion thereof to any Lien other than as contemplated or permitted by the Agreement; and it is in compliance with all applicable Laws and approvals (i) which govern its ability to perform its obligations under the Agreement or (ii) the noncompliance with which would have a material adverse effect on its ability to perform its obligations under the Agreement;

(c) neither the execution and delivery by it of the Agreement, nor the consummation by it of any of the transactions contemplated hereby, requires, with respect to it, the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking of any other action in respect of any government authority, except such as are not yet required (as to which it has no reason to believe that the same will not be readily obtainable in the ordinary course of business upon due application therefor) or which have been duly obtained and are in full force and effect;

(d) it has duly and validly executed and delivered the Agreement and the Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

(e) it has all the required skills and capacity necessary to perform or cause to be performed the Work in a proper, timely and professional manner, utilizing prudent project management and supervisory procedures, all in accordance with the high standards required by the Agreement;

(f) it has knowledge of all of the legal requirements and business practices that must be followed in performing the Work and the Work will be in conformity with such requirements and practices and in compliance with all applicable Laws and applicable government approvals. All engineering services to be provided as part of the Work shall be provided by engineers qualified to perform such services in the location where such services are performed. The Project can be constructed under current building codes, zoning, land use and other applicable Laws and government approvals affecting the development of the Site and the performance of the Work and it can be constructed by Contractor for the Guaranteed Maximum Price;

(g) it is financially solvent, able to pay its debts as they mature, and possesses sufficient working capital to complete its obligations under the Agreement. It is able to furnish the plant, tools, materials, supplies, equipment, labor and design services needed for the Work, is experienced in and competent to perform the Work, both construction and design, contemplated by this Agreement, and is qualified to do the Work;

(h) it owns or has the right to use all the patents, trademarks, service marks, tradenames, copyrights, licenses, franchises, permits or rights with respect to the foregoing necessary to perform the Work and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. In addition, it holds, or the Work shall be performed under the general supervision of an individual holding, any and all consents, licenses, permits and other authorizations, both construction and design, permits or special licenses required by law to perform the services under the Agreement; and

(i) there is no action, suit or proceeding, at law or in equity, or official investigation before or by any government authority, arbitral tribunal or other body pending or, to the best of its knowledge, threatened against or affecting it or any of its properties, rights or assets, which could reasonably be expected to result in a material adverse effect on its ability to perform its obligations under the Agreement or on the validity or enforceability of the Agreement.

26.1.2 Contractor’s Covenants. Each of Leighton, China/HK and China/Macau jointly and severally represents, warrants and covenants to Owner that:

(a) all equipment and materials incorporated in the Project shall be free and clear of all liens and shall be new;

(b) the design and engineering of the Project shall be performed in accordance with the Contract Documents and the best practices, methods and standards followed by contractors constructing “five-star” first class Las Vegas-style luxury resorts and casinos, i.e., employing the highest standards with respect to the design, construction, operation and maintenance of facilities and equipment of the type to be incorporated into the Work, and which practices, methods and standards shall conform to the recommendations of the equipment suppliers and manufacturers;

(c) the Work will be performed in accordance with the Contract Documents and the best practices, methods and standards followed by contractors constructing “five-star” first class Las Vegas-style luxury resorts and casinos, i.e., employing the highest standards with respect to the design, construction, operation and maintenance of facilities and equipment of the type to be incorporated into the Work, and in a good and workmanlike manner and it shall be free from defects;

(d) the Project shall be designed and constructed to conform and perform to the specifications, drawings, and other descriptions contained in the Contract Documents, including, but not limited to, the Guaranteed Maximum Price Premises and Assumptions;

(e) the Project shall be designed and constructed to comply with all applicable Laws;

(f) installation of any and all material, supplies and equipment shall be in strict accordance with manufacturers’ requirements; and

(g) it has not, and shall not in the future, and to the best of the knowledge of Contractor, the Subcontractors and Vendors have not, and Contractor shall procure that each Subcontractor and Vendor will not, take any action, directly or indirectly, in connection with the preparation, negotiation, submission, procurement, execution or performance of any agreement, instrument or other document in any way relating to the Project or the Work that would constitute a violation of any laws of Macau or the United States of America (including the United States Foreign Corrupt Practices Act of 1977, as amended) regarding business practices, bribery or corruption. Contractor shall indemnify, protect, defend and hold Owner and the Owner Indemnitees harmless from and against any and all Actions attributable to any breach of the terms and provisions of this Section 26.1.2(g) by Contractor. The provisions of this Section 26.1.2(g) shall survive the termination of this Agreement for whatever reason.

26.2 Owner’s Representations and Warranties. Owner represents and warrants to Contractor that:

26.2.1 Owner is a company duly organized, validly existing and is current on all payments to maintain such existence under the laws of Macau. Owner has all necessary power and authority to carry on its business as presently conducted, to own or hold under lease its properties and to enter into and perform its obligations under the agreements to which it is or is to be a party. Owner is duly qualified or licensed to do business in all jurisdictions wherein the nature of its business and operations or the character of the properties owned or leased by it makes such qualification or licensing necessary and where the failure to be so qualified or licensed would impair its ability to perform its obligations under the Agreement or would result in a material liability to or would have a material adverse effect on its financial condition, business, operations or prospects;

26.2.2 Owner has all necessary power and authority to execute, deliver and perform its obligations under the Agreement, and each of the execution, delivery and performance by Owner of the Agreement has been duly authorized by all necessary action on the part of Owner, does not require any approval, except as has been heretofore obtained, of Owner’s governing body or any consent of or approval from any trustee, lessor or holder of any indebtedness or other obligation of Owner, except for such as have been duly obtained, and does not contravene or constitute a default under its organizational documents or, to the best knowledge of Owner, any provision of applicable Law or any agreement, judgment, injunction, order, decree or other instrument binding upon Owner, or subject the Work, the Project or any component part thereof or the Site or any portion thereof to any Lien other than as contemplated or permitted by the Agreement; and Owner is in compliance with all applicable Laws and government approvals (i) which govern its ability to perform its obligations under the Agreement or (ii) the noncompliance with which would have a material adverse effect on its ability to perform its obligations under the Agreement;

26.2.3 Neither the execution and delivery by Owner of the Agreement, nor the consummation by Owner of any of the transactions contemplated hereby, requires, with respect to Owner, the consent or approval of, the giving of notice to, the registration with, the recording or filing of any document with, or the taking of any other action in respect of any government authority, except such as are not yet required (as to which Owner has no reason to believe that the same will not be readily obtainable in the ordinary course of business upon due application therefore) or which have been duly obtained and are in full force and effect;

26.2.4 Owner has duly and validly executed and delivered the Agreement and the Agreement constitutes a legal, valid and binding obligation of Owner enforceable against it in accordance with its terms; and

26.2.5 There is no action, suit or proceeding, at law or in equity, or official investigation before or by any government authority, arbitral tribunal or other body pending or, to the best knowledge of Owner, threatened against or affecting Owner or any of its properties, rights or assets, which could reasonably be expected to result in a material adverse effect on Owner ‘s ability to perform its obligations under the Agreement or on the validity or enforceability of the Agreement.

ARTICLE XXVII.

CONTRACTOR’S BUSINESS PRACTICES

27.1 Business Practices. Each of Leighton, China/HK and China/Macau represents, warrants and covenants to Owner as follows:

27.1.1 it has not taken and shall not take, and its parent companies, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, representatives, owners and shareholders (collectively, the “Related Entities”) have not taken, and it shall cause its Related Entities not to take, any action, directly or indirectly, in connection with the preparation, negotiation, submission, procurement, execution or performance of any agreement, instrument or other document in any way relating to the Project or the Work that would constitute a violation of any applicable Laws of Macau or the United States of America (including the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) regarding business practices, bribery or corruption;

27.1.2 it has complied and shall comply with, and its Related Entities have complied and it shall cause its Related Entities to comply with, any law or regulation under the applicable Laws of Macau or the United States that is or may be applicable to it (or any of its Related Entities) in the conduct of its business (or the business of any of its Related Entities) relating to the Project or the Work;

27.1.3 mindful of the principles of the FCPA, it has not made, authorized or done anything in furtherance of, and shall not make, authorize or do anything in furtherance of, and its Related Entities have not made, authorized or done anything in furtherance of, and it shall cause its Related Entities not to make, authorize or do anything in furtherance of, any payment, loan, gift of money or anything of value, or promise or offer thereof, directly or indirectly, to or for the use or benefit of:

(a) any official or employee of Macau or any other government, or of any political subdivision, agency or instrumentality of any such governments, or to any political party or candidate or official thereof (each an “Official”); or

(b) any other person or entity if it knows or has reason to suspect that any part of such payment, loan, gift or thing of value will be directly or indirectly given or paid by such other person or entity for the purpose of (i) influencing an act or decision of an Official in his official capacity, (ii) inducing an Official to do or omit to do an act in violation of the lawful duty of such Official or (iii) inducing an Official to use his influence with that government to affect or influence any act or decision;

27.1.4 it has not taken and shall not take, and its Related Entities have not taken and it shall cause its Related Entities not to take, any action in relation to the Project that would subject it (or its Related Entities) to liability or penalty under any and all applicable Laws, and it shall not take, and shall cause its Related Entities not to take, any action that would subject Owner or Contractor (or their respective Related Entities) to liability or penalty under any and all applicable Laws relating to the issuance of privileged business licenses or that would result in the revocation of any privileged business license held by Owner (or its Related Entities);

27.1.5 it has ensured and shall ensure, and its Related Entities have ensured and it shall cause its Related Entities to ensure, that all invoices, financial settlements, reports and billings in respect of the Work reflect properly the facts about all activities and transactions the subject thereof; and

27.1.6 it has notified and shall notify Owner promptly upon the discovery of any non-compliance with the foregoing.

Contractor agrees to indemnify Owner from and against all Actions that arise as a result of Contractor’s breach of the foregoing provisions.

ARTICLE XXVIII.

GENERAL PROPRIETY

28.1 Alcoholic Beverages and Drugs. The Contractor shall not, otherwise than in accordance with applicable Laws then in effect, import, sell, give, barter or otherwise dispose of any alcoholic liquor, or drugs, or permit to suffer any such importation, sale, gift, barter, or disposal by its agents, employees, Subcontractors or Vendors.

28.2 Arms and Ammunition. The Contractor shall not import, sell, give, barter or otherwise dispose of to any person or persons, any arms or ammunition of any kind or suffer any such importation, sale, gift, barter, or disposal by its agents, employees, Subcontractors or Vendors.

28.3 Riotous and Disorderly Conduct. The Contractor shall at all times take all reasonable precautions to prevent any unlawful, riotous or disorderly conduct by or among its employees, Subcontractors and Vendors and for the preservation of peace and protection of persons and property in the neighborhood of the Site.

28.4 Epidemics. In the event of any outbreak of illness of a epidemic nature, the Contractor shall comply with and carry out such regulations, orders and requirements as may be made by the Government of Macau or the People’s Republic of China, or the local medical or sanitary authorities for the purpose of dealing with and overcoming the same.

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IN WITNESS whereof this Agreement has been duly executed and delivered as a deed the day and year first above written.

EXECUTED as a Deed on behalf of WYNN RESORTS (MACAU), S.A., a company incorporated in the Macau Special Administrative Region, by Stephen A. Wynn, being a person who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of: W. Todd Nisbet	) ) )	/s/ Stephen A. Wynn
) ) ) )
/s/ W. Todd Nisbet

EXECUTED as a Deed on behalf of LEIGHTON CONTRACTORS (ASIA) LIMITED, a private limited company incorporated in the Hong Kong Special Administrative Region, by Joe Dujmovic, being a person who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of: Michael D. Harvey	) ) )	/s/ Joe. Dujmovic
) ) ) )
/s/ Michael D. Harvey

EXECUTED as a Deed on behalf of CHINA STATE CONSTRUCTION ENGINEERING (HONG KONG) LIMITED, a private limited company incorporated in the Hong Kong Special Administrative Region, by Kong Qing Ping, being a person who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of: C N Yip	) ) )	/s/ Kong Qing Ping
) ) ) )
/s/ C N Yip

EXECUTED as a Deed on behalf of CHINA CONSTRUCTION ENGINEERING (MACAU) COMPANY LIMITED, a private limited company incorporated in the Macau Special Administrative Region, by Kong Qing Ping, being a person who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of: C N Yip	) ) )	/s/ Kong Qing Ping
) ) ) )

EXHIBITS

A	Site Legal Description

B	Project Schedule

•	Attachment 1 – Programme And Narrative

•	Attachment 2 – Interim Milestone Plan And Handover Schedule

•	Attachment 3 – Wynn Design Schedule

C	Contractor’s Personnel

•	Attachment 1 – Site Organization

D	Contractor’s Equipment List

E	Drawings and Specifications

•	Attachment 1 – List of Drawings

•	Attachment 2 – Specifications

F	Guaranteed Maximum Price Breakdown

G	Guaranteed Maximum Price Premises and Assumptions

•	Attachment 1 Project Brief

•	Attachment 2 List Of Exclusions

•	Attachment 3 Room Data Sheets

•	Attachment 4 Sub-Contract Pre-Bid Agreements

•	Attachment 5 Owners Consultant’s Drawing List

•	Attachment 6 HBA Specification

•	Attachment 7 Malia Surveillance And Security Specification

•	Attachment 8 Kitchen Specification

H	Waiver and Release Upon Progress Payment

I	Contractor’s Certificate

J	Release and Waiver of All Claims and All Lien Rights

K	Form of Parent Completion Guarantee

L	Form of On-Demand Bond

M	[Reserved]

N	Responsibilities With Respect to Taxes

O	Summary of Insurance Requirements